EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

AMERICAN REALTY CAPITAL PROPERTIES, INC.,

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.,

TIGER ACQUISITION, LLC,

AMERICAN REALTY CAPITAL TRUST III, INC.

and

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP III, L.P.

Dated as of December 14, 2012

Table of Contents

		Page

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	2

ARTICLE II

THE MERGERS

Section 2.1	The Mergers	15

Section 2.2	Closing	15

Section 2.3	Effective Time	16

Section 2.4	Organizational Documents of the Surviving Entity and the Surviving Partnership	17

Section 2.5	Tax Consequences	17

Section 2.6	Subsequent Actions	17

ARTICLE III

EFFECT OF THE MERGERS

Section 3.1	Effect of the Mergers	18

Section 3.2	Proration	20

Section 3.3	Election Procedures	21

Section 3.4	Deposit of Merger Consideration	22

Section 3.5	Delivery of Merger Consideration	23

Section 3.6	Share Transfer Books	23

Section 3.7	Dividends with Respect to Parent Common Stock	23

Section 3.8	Termination of Exchange Fund	24

Section 3.9	No Liability	24

i

ii

iii

iv

v

EXHIBITS

Exhibit A	Certificate of Limited Partnership of the Parent Operating Partnership
Exhibit B	Company Tax Representation Letter
Exhibit C	Parent Tax Representation Letter
Exhibit D	Parent Section 368 Opinion
Exhibit E	Management Agreement
Exhibit F	Company Section 368 Opinion

vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2012 (this “Agreement”), is made by and among American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Parent (the “Parent Operating Partnership”), Tiger Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), American Realty Capital Trust III, Inc., a Maryland corporation (the “Company”), and American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company Operating Partnership”).

WITNESSETH:

WHEREAS, the Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Company Operating Partnership and is the sole general partner of the Company Operating Partnership;

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Parent Operating Partnership and is the sole general partner of the Parent Operating Partnership;

WHEREAS, the parties hereto wish to effect a business combination transaction in which (i) the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.01 par value per share (the “Company Common Stock”), of the Company will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA, and (ii) the Company Operating Partnership will be merged with and into the Parent Operating Partnership, with the Parent Operating Partnership being the surviving entity (the “Partnership Merger” and together with the Merger, the “Mergers”), and each outstanding Company Partnership Unit will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the Company Board and the Parent Board have each separately approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company, as the sole general partner of the Company Operating Partnership, and Parent, as the sole general partner of the Parent Operating Partnership, have each separately approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company Board has directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to approve the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement;

WHEREAS, the Parent Board has directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders and has resolved to recommend that Parent’s stockholders vote to approve such issuance;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Company Operating Partnership and the termination of the Parent Operating Partnership; and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1           Definitions.

(a)           For purposes of this Agreement:

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

2

“Agent” shall mean RBS Citizens, N.A., as Administrative Agent under the Revolving Credit Agreement.

“Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“BofA” shall mean Bank of America, N.A.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company and the other Company Entities than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall expressly permit any Company Entity’s compliance with any provision of this Agreement, and shall not contain any provision that adversely affects the rights of the Company Entity thereunder upon compliance by the Company Entity with any provision of this Agreement.

“Company Class B Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as a Class B Unit under the Company Partnership Agreement.

“Company Entities” means the Company and the other Company Subsidiaries, including the Company Operating Partnership.

“Company Expense Amount” shall mean reasonable documented out-of-pocket Expenses actually incurred by the Company Parties up to a maximum of $10,000,000 in the aggregate.

“Company GP Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as a GP Unit under the Company Partnership Agreement.

3

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company Parties to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the net asset value of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be otherwise taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company Option” shall mean any option to purchase shares of Company Common Stock under the Company’s 2011 Stock Option Plan or otherwise.

“Company OP Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as an OP Unit under the Company Partnership Agreement.

“Company Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of November 13, 2012, as amended, modified or supplemented from time to time.

“Company Partnership Unit” shall have the same meaning as Partnership Unit as set forth in the Company Partnership Agreement.

“Company Parties” means the Company and the Company Operating Partnership.

“Company Restricted Stock” shall mean any shares of Company Common Stock granted pursuant to the Company’s Employee and Director Incentive Restricted Share Plan which are subject to restrictions on transfer and/or forfeiture.

“Company Stock Plans” shall mean the Company’s 2011 Stock Option Plan and the Company’s Employee and Director Incentive Restricted Share Plan.

4

“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” shall mean the Company Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) the Company and/or the Company Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) the Company and/or the Company Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Confidentiality Agreement” shall mean the letter agreement, dated November 8, 2012, as amended from time to time, between the Company and Parent.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Converted Company Units” shall mean (a) any Company OP Units issued upon the conversion of Company Class B Units in accordance with the terms of the Company Partnership Agreement and (b) any Company OP Units issued upon contribution by the Special Limited Partner of its Special Limited Partner Interest in accordance with the terms of the Company Partnership Agreement.1

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DRULPA” shall mean the Delaware Revised Uniform Partnership Act, as amended.

“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

1 Discuss adding Parent as party to side letter (so amendments are not permitted without Parent consent).

5

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Amount” means the Company Expense Amount or the Parent Expense Amount, as applicable.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body).

“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

6

“Indemnitee” shall mean any individual who, at or prior to the Effective Time, was an officer, director, partner, member, trustee or agent of the Company or served on behalf of the Company as an officer, director, partner, member or trustee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“knowledge” shall mean the actual knowledge of the following officers and employees of the Company Parties and Parent Parties, as applicable, after inquiry reasonable under the circumstances: (i) for any of the Company Parties: each person identified as an executive officer of the Company in the Company’s 2012 Proxy Statement; and (ii) for any of the Parent Parties: each person identified as an executive officer of Parent in Parent’s 2012 Proxy Statement.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lender” shall mean Wells Fargo Bank, National Association, as Lender under the Term Loan Agreement.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Loan Agreements” shall mean the Revolving Credit Agreement and the Term Loan Agreement.

“Management Agreement” shall mean the Management Agreement dated as of September 6, 2011 by and between Parent and ARC Properties Advisors, LLC, as amended, modified or supplemented through the date hereof.

7

“MGCL” shall mean the Maryland General Corporation Law.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Parent and the other Parent Entities than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall expressly permit any Parent Entity’s compliance with any provision of this Agreement, and shall not contain any provision that adversely affects the rights of the Parent Entity thereunder upon compliance by the Parent Entity with any provision of this Agreement.

“Parent Class B Unit” shall mean a Parent Partnership Unit designated by the Parent Operating Partnership as a Class B Unit under the Parent Partnership Agreement.

“Parent Entities” means Parent and the Parent Subsidiaries, including Merger Sub and the Parent Operating Partnership.

“Parent Expense Amount” shall mean reasonable documented out-of-pocket Expenses actually incurred by the Parent Parties up to a maximum of $10,000,000 in the aggregate.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Parent and the Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parent Parties to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Parent Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

8

“Parent OP Unit” shall mean a Parent Partnership Unit designated by the Parent Operating Partnership as an OP Unit under the Parent Partnership Agreement.

“Parent Parties” means Parent, Merger Sub and the Parent Operating Partnership.

“Parent Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Parent Operating Partnership, dated as of September 6, 2011, as amended, modified or supplemented from time to time.

“Parent Partnership Unit” shall have the same meaning as Partnership Unit as set forth in the Parent Partnership Agreement.

“Parent Stockholder Meeting” shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Parent Subsidiary” shall mean the Parent Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Parent and/or the Parent Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Parent and/or the Parent Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Per Share Cash Amount” shall mean $12.00.

“Per Share Stock Amount” shall mean 0.95.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

9

“Revolving Credit Agreement” shall mean the Credit Agreement dated as of July 20, 2012, by and among the Company Operating Partnership III, L.P., the Company, the Agent and the other parties thereto, as amended, modified or supplemented from time to time.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Special Limited Partner” shall mean the special limited partner of the Company Operating Partnership.

“Special Limited Partner Interest” shall have the meaning set forth in the Company Partnership Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, gross income, property, sales, use, transfer, capital stock, escheat, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person (including pursuant to Treasury Regulations Section 1.1502-6 and any similar provision under applicable Law).

“Tax Return” shall mean any return, report or similar statement, together with any attached exhibit or schedule that is provided or required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Term Loan Agreement” shall mean the Amended and Restated Loan Agreement dated as of April 2, 2012, by and among ARC3 FEBMTNH001, LLC, ARC3 ESBKYMO001, LLC, ARC3 FEBVLTN001, LLC, ARC3 FECMCCO01, LLC and the Lender, as amended, modified or supplemented from time to time.

“Third Party” shall mean any Person or group of Persons other than Parent, Merger Sub and their respective Affiliates.

(b)           The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Action	Section 1.1(a)
Affiliate	Section 1.1(a)
Agent	Section 1.1(a)
Agreement	Preamble
Articles of Merger	Section 2.3(a)

10

Benefit Plan	Section 1.1(a)
BofA	Section 1.1(a)
BofA Merrill Lynch	Section 5.19
Book-Entry Share	Section 3.1(c)
Business Day	Section 1.1(a)
Cash Consideration	Section 3.1(a)(ii)(1)
Cash Conversion Number	Section 3.2(a)
Cash Election	Section 3.1(a)(ii)(1)
Cash Election Number	Section 3.2(b)(i)
Cash Election Shares	Section 3.1(a)(ii)(1)
Certificate	Section 3.1(c)
Certificate of Merger	Section 2.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Company	Preamble
Company Acceptable Confidentiality Agreement	Section 1.1(a)
Company Acquisition Proposal	Section 6.5(h)(i)
Company Adverse Recommendation Change	Section 6.5(d)
Company Alternative Acquisition Agreement	Section 6.5(a)
Company Board	Section 4.3(a)
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Class B Unit	Section 1.1(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Entities	Section 1.1(a)
Company Expense Amount	Section 1.1(a)
Company GP Unit	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Leases	Section 4.16(e)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company Operating Partnership	Preamble
Company Option	Section 1.1(a)
Company OP Unit	Section 1.1(a)
Company Parties	Section 1.1(a)
Company Partnership Agreement	Section 1.1(a)
Company Partnership Unit	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)
Company Restricted Stock	Section 1.1(a)

11

Company SEC Filings	Section 4.7(a)
Company Stock Plans	Section 1.1(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Subsidiary	Section 1.1(a)
Company Subsidiary Partnership	Section 4.17(g)
Company Superior Proposal	Section 6.5(h)(ii)
Company Tax Protection Agreements	Section 4.17(g)
Company Tax Representation Letter	Section 6.1(b)
Company Title Insurance Policy	Section 4.16(g)
Confidentiality Agreement	Section 1.1(a)
control	Section 1.1(a)
Converted Company Units	Section 1.1(a)
D&O Insurance	Section 6.10(c)
Delaware Secretary	Section 1.1(a)
DLLCA	Section 1.1(a)
DRULPA	Section 1.1(a)
Effective Time	Section 2.3(a)
Election	Section 3.3(a)
Election Deadline	Section 3.3(d)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.3(d)
Exchange Agent Agreement	Section 3.3(d)
Exchange Fund	Section 3.4
Expense Amount	Section 1.1(a)
Expenses	Section 1.1(a)
Form of Election	Section 3.3(b)
Form S-4	Section 4.5(b)
GAAP	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Holder	Section 3.3
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Independent Directors	Section 6.18
Inquiry	Section 6.5(a)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
Joint Proxy Statement	Section 4.5(b)
knowledge	Section 1.1(a)

12

Law	Section 1.1(a)
Lender	Section 1.1(a)
Lien	Section 1.1(a)
Loan Agreements	Section 1.1(a)
Management Agreement	Section 1.1(a)
Material Company Leases	Section 4.16(f)
Material Parent Leases	Section 5.16(f)
MD Courts	Section 9.11(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Mergers	Recitals
Merger Sub	Preamble
Merger Sub Interests	Section 3.1(d)
MGCL	Section 1.1(a)
NASDAQ	Section 1.1(a)
Non-Electing Share	Section 3.1(a)(ii)(3)
Notice of Company Adverse Recommendation Change	Section 6.5(e)
Notice of Parent Superior Proposal	Section 6.6(e)
Order	Section 1.1(a)
Other Company Subsidiary	Section 4.1(c)
Other Parent Subsidiary	Section 5.1(d)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Acceptable Confidentiality Agreement	Section 1.1(a)
Parent Acquisition Proposal	Section 6.6(h)(i)
Parent Adverse Recommendation Change	Section 6.6(d)
Parent Alternative Acquisition Agreement	Section 6.6(a)
Parent Board	Section 5.4(a)
Parent Bylaws	Section 5.2
Parent Charter	Section 5.2
Parent Class B Unit	Section 1.1(a)
Parent Common Stock	Section 3.1(a)(ii)(2)
Parent Disclosure Letter	Article V
Parent Entities	Section 1.1(a)
Parent Expense Amount	Section 1.1(a)
Parent Inquiry	Section 6.6(a)
Parent Insurance Policies	Section 5.18
Parent Lease	Section 5.16(e)
Parent Material Adverse Effect	Section 1.1(a)
Parent Material Contract	Section 5.12(a)
Parent Operating Partnership	Preamble
Parent OP Unit	Section 1.1(a)
Parent Parties	Section 1.1(a)
Parent Partnership Agreement	Section 1.1(a)
Parent Partnership Unit	Section 1.1(a)
Parent Permits	Section 5.6(a)

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Parent Permitted Liens	Section 5.16(b)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent Recommendation	Section 5.4(a)
Parent SEC Filings	Section 5.7(a)
Parent Stock	Section 5.3(a)
Parent Stock Plans	Section 5.3(a)
Parent Stockholder Approval	Section 5.20
Parent Stockholder Meeting	Section 1.1(a)
Parent Subsidiary	Section 1.1(a)
Parent Subsidiary Partnership	Section 5.17(g)
Parent Superior Proposal	Section 6.6(h)(ii)
Parent Tax Protection Agreements	Section 5.17(g)
Parent Tax Representation Letter	Section 6.2(b)
Parent Title Insurance Policy	Section 5.16(g)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)
Partnership Merger Effective Time	Section 2.3(b)
Per Share Cash Amount	Section 1.1(a)
Per Share Stock Amount	Section 1.1(a)
Person	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(d)
REIT	Section 4.17(b)
Relevant Company Partnership Interest	Section 4.17(g)
Relevant Parent Partnership Interest	Section 5.17(g)
Representative	Section 1.1(a)
Revolving Credit Agreement	Section 1.1(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Series A Preferred Stock	Section 5.3(a)
Series B Preferred Stock	Section 5.3(a)
Special Limited Partner	Section 1.1(a)
Special Limited Partner Interest	Section 1.1(a)
Stock Consideration	Section 3.1(a)(ii)(2)
Stock Election	Section 3.1(a)(ii)(2)
Stock Election Shares	Section 3.1(a)(ii)(2)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)

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Taxes	Section 1.1(a)
Termination Payee	Section 8.3(d)
Termination Payor	Section 8.3(d)
Term Loan Agreement	Section 1.1(a)
Third Party	Section 1.1(a)
Transfer Taxes	Section 8.7
UBS	Section 4.19

Article II

THE MERGERS

Section 2.1           The Mergers.

(a)           Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Tiger Acquisition, LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

(b)           Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Company Operating Partnership shall be merged with and into the Parent Operating Partnership, whereupon the separate existence of the Company Operating Partnership shall cease, and the Parent Operating Partnership shall continue under the name “ARC Properties Operating Partnership, L.P.” as the surviving entity in the Partnership Merger (the “Surviving Partnership”) and shall be governed by the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of the Company Operating Partnership, and all of the claims, obligations, liabilities, debts and duties of the Company Operating Partnership shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership (including the obligations of the Company Operating Partnership under the Company Partnership Agreement).

Section 2.2           Closing. The closing of the Mergers (the “Closing”) shall occur at 10:00 a.m. (Eastern time), on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall take place at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania, 19103, or at such other place as agreed to by the parties hereto.

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Section 2.3           Effective Time.

(a)           Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”) it being understood and agreed that the parties shall cause the Effective Time to occur on the Closing Date prior to the Partnership Merger Effective Time.

(b)           Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company Operating Partnership and the Parent Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or the Parent Operating Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Partnership Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed thirty (30) days from the date the Partnership Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company Operating Partnership and the Parent Operating Partnership and specified in the Partnership Certificate of Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Effective Time.

(c)           If the consummation of the Merger prior to the consummation of the Partnership Merger (and, therefore, the Effective Time occurring prior to the Partnership Merger Effective Time), as is contemplated by this Agreement, would cause any of the parties to incur a materially greater amount of Transfer Taxes than would be incurred if the Merger were consummated following the consummation of the Partnership Merger (and, therefore, if the Effective Time were to occur following the Partnership Merger Effective Time), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the timing of the consummation of the Merger and Partnership Merger shall be re-ordered so that the Merger shall occur and be consummated following the consummation of the Partnership Merger (and, therefore, the Effective Time will occur following the Partnership Merger Effective Time).

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Section 2.4           Organizational Documents of the Surviving Entity and the Surviving Partnership. Subject to Section 6.10, at the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement. At the Partnership Merger Effective Time, the Parent Partnership Agreement will be amended and restated substantially in the form set forth on Exhibit A attached hereto, and the certificate of limited partnership of the Parent Operating Partnership as in effect immediately prior to the Effective Time and the Parent Partnership Agreement, as so amended and restated, shall be the certificate of limited partnership and partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and partnership agreement.

Section 2.5           Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code. It is further intended for U.S. federal income tax purposes that the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Company Operating Partnership and the termination of the Parent Operating Partnership.

Section 2.6           Subsequent Actions.

(a)           If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

(b)           If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of the Company Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner(s) of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

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Article III

EFFECT OF THE MERGERS

Section 3.1           Effect of the Mergers.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(ii)          Subject to Sections 3.1(e) and 3.2, each share of Company Common Stock (including each share of Company Restricted Stock and each share of Company Common Stock issued upon exercise of a Company Option pursuant to Section 3.10(a)) issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a)(i)) shall be cancelled and converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 3.3, into the right to receive the following consideration (collectively, the “Merger Consideration”), in each case without interest:

(1)	for each share of Company Common Stock (including each share of Company Restricted Stock and each share of Company Common Stock issued upon exercise of a Company Option pursuant to Section 3.10(a)) with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Cash Election”) or which is otherwise to receive cash in accordance with the terms of this Agreement, the right to receive in cash from Parent an amount (the “Cash Consideration”) equal to the Per Share Cash Amount (such shares collectively, the “Cash Election Shares”);

(2)	for each share of Company Common Stock (including each share of Company Restricted Stock and each share of Company Common Stock issued upon exercise of a Company Option pursuant to Section 3.10(a)) with respect to which an election to receive validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Stock Election”) or which is otherwise to receive shares of Parent Common Stock in accordance with the terms of this Agreement, the right to receive from Parent a number of shares of Parent Common Stock equal to the Per Share Stock Amount (the “Stock Consideration” and such shares collectively, the “Stock Election Shares”); and

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(3)	for each share of Company Common Stock (including each share of Company Restricted Stock and each share of Company Common Stock issued upon exercise of a Company Option pursuant to Section 3.10(a)) other than Cash Election Shares and Stock Election Shares (collectively, the “Non-Electing Shares”), the right to receive from Parent such Stock Consideration as is determined in accordance with Section 3.2(b).

(b)          At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of Company Partnership Units or Parent Partnership Units, each Company OP Unit (including each Converted Company Unit) and each Company GP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into 0.95 validly issued Parent OP Units (the “Partnership Merger Consideration”). At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of Company Class B Units, each issued and outstanding Company Class B Unit that was not converted into Company OP Units immediately prior to the Partnership Merger Effective Time shall automatically be converted into 0.95 validly issued Parent Class B Units. The general partnership interest of the Parent Operating Partnership shall remain outstanding and constitute the only general partnership interest in the Surviving Partnership, and the Parent OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding.

(c)          All shares of Company Common Stock (including all shares of Company Restricted Stock and all shares of Company Common Stock issued upon exercise of Company Options pursuant to Section 3.10(a)), when so converted pursuant to Section 3.1(a), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.14, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a), together with the amounts, if any, payable pursuant to Section 3.7.

(d)          All membership interests of Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as the only membership interests of the Surviving Entity.

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(e)          Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company or the Company Operating Partnership should split, combine or otherwise reclassify the Company Common Stock, the Company GP Units or Company OP Units, or make a dividend or other distribution in shares of Company Common Stock, Company GP Units or Company OP Units (including any dividend or other distribution of securities convertible into Company Common Stock, Company GP Units or Company OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder), the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(c)(ii) and Section 6.2(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent or the Parent Operating Partnership should split, combine or otherwise reclassify the Parent Common Stock or Parent OP Units, or make a distribution in shares of Parent Common Stock or Parent OP Units (including any dividend or other distribution of securities convertible into Parent Common Stock or Parent OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect any such change.

Section 3.2          Proration.

(a)          Notwithstanding any other provision contained in this Agreement, the maximum number of shares of Company Common Stock (including Company Restricted Stock and shares of Company Common Stock issued upon exercise of Company Options pursuant to Section 3.10(a)) that may be converted into the right to receive the Cash Consideration pursuant to Section 3.1(b) (the “Cash Conversion Number”) shall be equal to the product (rounded down to the nearest whole share) of thirty percent (30%) times the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. All other shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Restricted Stock and shares of Company Common Stock issued upon exercise of a Company Option pursuant to Section 3.10(a), but other than shares of Company Common Stock to be cancelled as provided in Section 3.1(a)) shall be converted into the right to receive the Stock Consideration.

(b)         Within two (2) Business Days after the Effective Time, Parent shall instruct the Exchange Agent to effect the allocation among former holders of Company Common Stock (including Company Restricted Stock and shares of Company Common Stock issued upon exercise of Company Options pursuant to Section 3.10(a)) of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)          If the aggregate number of shares of Company Common Stock (including Company Restricted Stock and shares of Company Common issued upon exercise of Company Options pursuant to Section 3.10(a)) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares held by such holder of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.2(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

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(ii)          If the Cash Election Number is less than or equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Electing Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration.

Section 3.3          Election Procedures. Each holder of record of shares of Company Common Stock (including Company Restricted Stock and shares of Company Common Stock issued upon exercise of Company Options pursuant to Section 3.10(a)) issued and outstanding immediately prior to the Effective Time (a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a)          Each Holder may specify in a request made in accordance with the provisions of this Section 3.3 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)          Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”), which shall be mailed by the Company to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c)          The Company shall mail or cause to be mailed the Form of Election to record holders of Common Stock as of the record date for the Company Stockholder Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline and shall use reasonable best efforts to make available as promptly as possible a Form of Election to all persons who become holders of shares of Common Stock during the period following the record date for the Company Stockholder Meeting and prior to the Election Deadline.

(d)          Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Company and Parent, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the date immediately prior to the Company Stockholder Meeting and (ii) the date that Parent and the Company shall agree is five (5) Business Days prior to the expected Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed and the Company and Parent shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

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(e)          Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article VIII. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f)          Subject to the terms of the Exchange Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (ii) the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

Section 3.4          Deposit of Merger Consideration. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at the Effective Time, for exchange in accordance with this Article III, (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.14) (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

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Section 3.5          Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent Stock Consideration, shall be in non-certificated book-entry form) in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

Section 3.6          Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.7          Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i)  the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

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Section 3.8          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

Section 3.9          No Liability. None of Parent, Merger Sub, the Company, the Parent Operating Partnership, the Company Operating Partnership, the Surviving Entity, the Surviving Partnership or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.10          Equity Awards.

(a)           Company Options. If any Company Option is outstanding at any time after the date hereof, the Company Parties shall take all actions required to cancel (effective prior to the Effective Time) each outstanding Company Option in accordance with the Company’s 2011 Stock Option Plan, including by providing timely notice of cancellation to each holder of a Company Option. Any holder of a Company Option shall, upon receipt of such cancellation notice, have the right to exercise his Company Option in accordance with the Company’s 2011 Stock Option Plan, and if any such holder exercises his Company Option to acquire shares of Company Common Stock, he shall be entitled to receive the Merger Consideration payable with respect to such shares of Company Common Stock in accordance with the terms and conditions of this Agreement, including Section 3.1(a) (and, for the sake of clarity, if any Company Option is outstanding at any time after the date hereof and any such Company Option is not exercised prior to the Effective Time, such Company Option shall be forfeited, as provided under the Company’s 2011 Stock Option Plan).

(b)          Company Restricted Stock. Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing). All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(c)          Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.10.

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Section 3.11          Withholding Rights. Each and any Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Partnership Merger Consideration and/or, otherwise, any other amounts or property otherwise payable or distributable pursuant to this Agreement such amounts or property (or portions thereof) as such Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by a Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable.

Section 3.12          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.13          Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.14          Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock, multiplied by (b) the Per Share Cash Amount, divided by (c) the Per Share Stock Amount.

Article IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company Parties and delivered by the Company Parties to the Parent Parties in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after November 3, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company Parties hereby, jointly and severally, represent and warrant to the Parent Parties that:

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Section 4.1          Organization and Qualification; Subsidiaries.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Company Subsidiary that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)          Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and each other corporate or non-corporate subsidiary in which the Company owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Company Subsidiary”), including a list of each Company Subsidiary or Other Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and each Other Company Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes), directly or indirectly, by the Company in and to each Company Subsidiary and each Other Company Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes) by any Person other than the Company or a Company Subsidiary in each Company Subsidiary and, to the knowledge of the Company, each Other Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary and each Other Company Subsidiary.

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(d)          Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries or Other Company Subsidiaries, loans to any Taxable REIT Subsidiary of the Company and investments in bank time deposits and money market accounts).

Section 4.2          Organizational Documents. The Company has made available to Parent complete and correct copies of (a) the Company’s charter (the “Company Charter”) and the Company’s bylaws, as amended to date (the “Company Bylaws”), (b) the organizational documents of each Company Subsidiary, including the certificate of limited partnership of the Company Operating Partnership and the Company Partnership Agreement, each as in effect on the date hereof, and (c) any and all Company Tax Protection Agreements.

Section 4.3          Capital Structure.

(a)          The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”). At the close of business on December 14, 2012, (i) 177,807,713 shares of Company Common Stock were issued and outstanding, including 17,400 shares of Company Restricted Stock, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 8,000,000 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Stock Plans, and (iv) 7,982,000 shares of Company Common Stock were available for grant under the Company Stock Plans. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. As of the date of this Agreement, there are no Company Options outstanding. Section 4.3(a) of the Company Disclosure Letter, sets forth for each holder of Company Restricted Stock outstanding as of the date of this Agreement (A) the name with respect to the holder of Company Restricted Stock, (B) the number of shares of outstanding Company Restricted Stock, (C) the date of grant of such Company Restricted Stock, and (D) the vesting schedule for such Company Restricted Stock. There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Company Common Stock or Company Partnership Units other than the Company Options, Company Restricted Stock and Company Partnership Units disclosed on Section 4.3(a) of the Company Disclosure Letter. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s board of directors (the “Company Board”), or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents, and each Company Option and Company Restricted Stock grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law. The per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable grant date. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Company Disclosure Letter, that is correct and complete as of the Closing Date; provided, however, delivery of such updated schedule shall not cure any breach of this Section 4.3 for purposes of determining whether the applicable closing condition has been satisfied.

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(b)          All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c)          Except as set forth in this Section 4.3 or in Section 4.3(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock or other equity securities of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Stock Plans in the event the grantees fail to satisfy withholding Tax obligations). Neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

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(d)          All dividends or other distributions on the shares of Company Common Stock and Company Preferred Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4          Authority.

(a)          Each of the Company and the Company Operating Partnership has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership and the consummation by the Company and the Company Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Company or the Company Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (i) with respect to the Merger, to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary, and (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary. The Company Board, at a duly held meeting, has, by unanimous vote of all of the Company Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger, the Partnership Merger and the other transactions contemplated hereby, (ii) directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and, to the extent stockholder approval is required, the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b)          This Agreement has been duly executed and delivered by each of the Company and the Company Operating Partnership and, assuming due authorization, execution and delivery by each of Parent, Merger Sub and the Parent Operating Partnership, constitutes a legally valid and binding obligation of each of the Company and the Company Operating Partnership, enforceable against the Company and the Company Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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Section 4.5          No Conflict; Required Filings and Consents.

(a)          Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by each of the Company and the Company Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Company and the Company Operating Partnership will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter, the Company Bylaws, the certificate of limited partnership of the Company Operating Partnership or the Company Partnership Agreement or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, the Company Operating Partnership or any other Company Subsidiary or by which any property or asset of the Company, the Company Operating Partnership or any other Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company, the Company Operating Partnership or any other Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, the Company Operating Partnership or any other Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, the Company Operating Partnership or any other Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership does not, and the performance of this Agreement by each of the Company and the Company Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, (iii) the due filing of the Certificate of Merger with the Delaware Secretary, (iv) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.6          Permits; Compliance With Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14, which are addressed solely in that Section, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.15 or Section 4.17), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.7          SEC Filings; Financial Statements.

(a)          The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after November 3, 2010 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)          Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)          The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

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(d)          Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)          Except as set forth in Section 4.7(e) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since November 3, 2010 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since November 3, 2010 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8          Disclosure Documents.

(a)          None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

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(b)          The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.9          Absence of Certain Changes or Events. Between December 31, 2011 and the date hereof, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course. Between December 31, 2011 and the date hereof, there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10        Employee Benefit Plans.

(a)          Other than the Company Stock Plans, the Company and the Company Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries.

(c)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Stock Plans have been established and administered in accordance with their terms and in compliance with all applicable Laws, including the Code.

(d)          None of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

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(e)          Except as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of the Company or any Company Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary or the amount of compensation due to any service provider of the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits. Section 4.10(e) of the Company Disclosure Letter sets forth the estimated maximum amount or value of each such payment or number of vested shares.

(f)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Stock Plans have been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(h)          Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Contract, the Company Stock Plans or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 4.11         Labor and Other Employment Matters. Neither the Company nor any Company Subsidiary has, or has ever had, any employees.

Section 4.12         Material Contracts.

(a)          Except for contracts listed in Section 4.12 of the Company Disclosure Letter or filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)          is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

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(ii)          obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii)         contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv)         is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary of the Company or another Company Subsidiary thereunder;

(v)          constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $2,000,000;

(vi)         would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii)        requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(viii)       constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix)         sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary; or

(x)          constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $2,000,000.

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Each contract listed on Section 4.12 of the Company Disclosure Letter to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract”.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13          Litigation. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.13 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending or threatened by any Governmental Authority, in each case, against the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.14         Environmental Matters.

(a)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.14 of the Company Disclosure Letter or in any Phase I or Phase II report made available to Parent prior to the date hereof:

(i)          The Company and each Company Subsidiary are in compliance with all Environmental Laws.

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(ii)          The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)         Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv)         Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v)         Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)         Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(vii)        There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Action under Environmental Law.

(b)          This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15        Intellectual Property.

(a)          Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.

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(b)          Except as set forth in Section 4.15(b) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

(c)          This Section 4.15 contains the exclusive representations and warranties of the Company with respect to intellectual property matters.

Section 4.16         Properties.

(a)          Section 4.16(a) (Part I) of the Company Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 4.16(a) (Part II) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement.

(b)          The Company or a Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (iv) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) any other Liens that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

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(c)          The Company Properties (x) are supplied with utilities reasonably required for their continued operation as they are now being operated, and (y) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent.

(d)          To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e)          Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of November 30, 2012, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect as of November 30, 2012 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Company Leases”). Section 4.16(e) of the Company Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Company Lease (which security deposits are in the amounts required by the applicable Company Lease).

(f)          True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties and (ii) all Company Leases (the “Material Company Leases”), in each case in effect as of the date hereof, have been made available to Parent. Except as set forth on Section 4.16(f) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (2) neither the Company nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable, and (3) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any Company Subsidiary is party to any oral Company Lease.

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(g)          The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent.

(h)          To the knowledge of the Company, Section 4.16(h) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(i)          The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(i) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $500,000 and that are not terminable upon thirty (30) days’ notice.

(j)          Section 4.16(j) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.

Section 4.17        Taxes. Except as expressly set forth in Section 4.17 of the Company Disclosure Letter:

(a)          The Company and each Company Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal, state and local income, and all other material, Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

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(b)          The Company (i) for all of its taxable years commencing with the Company’s initial taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31 immediately prior to the Effective Time has elected and has been subject to U.S. federal taxation as a real estate investment trust within the meaning of and under the provisions of Section 856 of the Code et seq. (a “REIT”) and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years; (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or that ends with and upon the Effective Time) through to the Merger (and the consummation thereof) in such a manner so as to quality for its taxable year that will end with Merger (and consummation thereof); and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Company’s knowledge, threatened. Each Company Subsidiary and Other Company Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, or (C) a Taxable REIT Subsidiary. Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(c)          Neither the Company nor any Company Subsidiary has received a written claim, or to the knowledge of the Company or any Company Subsidiary, an unwritten claim, by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction.

(d)          (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or material Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e)          Since the Company’s formation, (i) neither the Company nor any Company Subsidiary has incurred any liability for Taxes under Sections 857(b),857(f), 860(c) or 4981 of the Code; and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary.

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(f)          The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)          There are no Company Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of the Company or the Company Operating Partnership threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, “Company Tax Protection Agreements” means any agreement to which the Company or any Company Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of Company Partnership Units or any other partnership interest in any Company Subsidiary Partnership (“Relevant Company Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Company Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E)  use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary or Other Company Subsidiary that is a partnership for United States federal income tax purposes.

(h)          There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

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(i)            Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j)            There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of credit agreements and Company Tax Protection Agreements.

(k)           Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l)            Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)          Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n)           As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)           No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)           Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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Section 4.18          Insurance. The Company has made available to Parent copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19          Opinion of Financial Advisor. The Company Board has received the oral opinion of UBS Securities LLC (“UBS”) (to be confirmed in writing) to the effect that, as of the date of this Agreement and subject to the assumptions and limitations set forth in UBS’s written opinion, the consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders (other than Parent and its Affiliates).

Section 4.20          Takeover Statutes. None of the Company or any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21          Vote Required. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The consent of the Company, as the sole general partner of the Company Operating Partnership, is the only vote of the partners of the Company Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

Section 4.22          Brokers. No broker, finder or investment banker (other than UBS) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23          Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24          Affiliate Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter or in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

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Section 4.25          No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

Article V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by the Parent Parties and delivered by the Parent Parties to the Company Parties in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein), or (b) as disclosed in publicly available Parent SEC Filings, filed with, or furnished to, as applicable, the SEC on or after February 11, 2011 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Parent Parties hereby jointly and severally represent and warrant to the Company Parties that:

Section 5.1          Organization and Qualification; Subsidiaries.

(a)          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(c)          Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)          Section 5.1(d) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries and each other corporate or non-corporate subsidiary in which Parent owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Parent Subsidiary”), including a list of each Parent Subsidiary or Other Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Parent Subsidiary and each Other Parent Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes), directly or indirectly, by Parent in and to each Parent Subsidiary and each Other Parent Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes) by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary.

(e)          Except as set forth in Section 5.1(e) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Parent Subsidiaries or Other Parent Subsidiaries, loans to any Taxable REIT Subsidiary of Parent and investments in bank time deposits and money market accounts).

Section 5.2          Organizational Documents. Parent has made available to the Company complete and correct copies of (a) Parent’s charter (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), (b) the organizational documents of each Parent Subsidiary, each as in effect on the date hereof, including Merger Sub’s certificate of formation and limited liability company agreement and the certificate of limited partnership of the Parent Operating Partnership and the Parent Partnership Agreement, and (c) any and all Parent Tax Protection Agreements.

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Section 5.3          Capital Structure.

(a)          The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock, 545,454 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 283,018 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Parent Preferred Stock”). The Parent Common Stock and the Parent Preferred Stock are referred to herein as the “Parent Stock.” At the close of business on December 14, 2012, (i) 11,157,643 shares of Parent Common Stock were issued and outstanding, (ii) 545,454 shares of Series A Preferred Stock were issued and outstanding, (iii) 283,018 shares of Series B Preferred Stock were issued and outstanding, (iv) 1,096,400 shares of Parent Common Stock were reserved for issuance under Parent’s Equity Plan and Parent’s Non-Executive Director Stock Plan (together, the “Parent Stock Plans”), and (v) 886,376 Parent OP Units were issued and outstanding. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. All Parent OP Units to be issued as the Partnership Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized and validly issued. No class of capital stock is entitled to preemptive rights. Except as disclosed in Section 5.3(a) of the Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

(b)          All of the Merger Sub Interests are owned by, and have always been owned by, Parent. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.

(c)          All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.

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(d)          Except as set forth in this Section 5.3 or with respect to the Parent Stock Plans, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Stock Plans). Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.

(e)          All dividends or other distributions on the shares of Parent Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4          Authority.

(a)          Each of Parent, Merger Sub and the Parent Operating Partnership has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership and the consummation by each of Parent, Merger Sub and the Parent Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of Parent, Merger Sub or the Parent Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, with respect to the issuance of Parent Common Stock in connection with the Merger, to receipt of the Parent Stockholder Approval and, (i) with respect to the Merger, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary and (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary. Parent’s board of directors (the “Parent Board”), at a duly held meeting, has, by unanimous vote of all of the Parent Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other transactions contemplated hereby, (ii) directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at the Parent Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.6.

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(b)          This Agreement has been duly executed and delivered by each of Parent, Merger Sub and the Parent Operating Partnership and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent, Merger Sub and the Parent Operating Partnership, enforceable against Parent, Merger Sub and the Parent Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 5.5          No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent, Merger Sub and the Parent Operating Partnership will not, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provision of (A) the Parent Charter or the Parent Bylaws, Merger Sub’s certificate of formation or limited liability company agreement, the certificate of limited partnership of the Parent Operating Partnership or the Parent Partnership Agreement or (B) any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent, the Parent Operating Partnership or any other Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NASDAQ, (iii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, (iv) the due filing of the Certificate of Merger with the Delaware Secretary, (v) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) such filings as may be required in connection with state and local transfer Taxes, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6          Permits; Compliance With Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14, which are addressed solely in that Section, Parent, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          None of Parent, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 5.17), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 5.7          SEC Filings; Financial Statements.

(a)          Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after February 11, 2011 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)          Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)          The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

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(d)          Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or, in the notes thereto) included in the Parent SEC Filings, none of Parent or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.2 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)          To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since February 11, 2011 which remains unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since February 11, 2011 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

Section 5.8          Disclosure Documents.

(a)          None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

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(b)          The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9          Absence of Certain Changes or Events. Between December 31, 2011 and the date hereof, except as contemplated by this Agreement or set forth on Section 5.9 of the Parent Disclosure Letter, Parent, Merger Sub and each other Parent Subsidiary has conducted its business in all material respects in the ordinary course. Between December 31, 2011 and the date hereof, there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10        Employee Benefit Plans.

(a)          Other than the Parent Stock Plans, the Parent and the Parent Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Parent nor any Parent Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to the Surviving Entity.

(c)          Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the Parent Stock Plans have been established and administered in accordance with their terms and in compliance with all applicable Laws, including the Code.

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(d)          None of Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)          Except as set forth in Section 5.10(e) of the Parent Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of Parent, Merger Sub or any Parent Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by Parent, Merger Sub or any Parent Subsidiary or the amount of compensation due to any service provider of Parent, Merger Sub or any Parent Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits. Section 5.10(e) of the Parent Disclosure Letter sets forth the estimated maximum amount or value of each such payment or number of vested shares.

(f)           Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)           Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the Parent Stock Plans have been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(h)           None of Parent, Merger Sub or any Parent Subsidiary is a party to or has any obligation under any Contract, the Parent Stock Plans or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 5.11         Labor and Other Employment Matters. Neither Parent nor any Parent Subsidiary has, or has ever had, any employees.

Section 5.12         Material Contracts.

(a)          Except for contracts listed in Section 5.12 of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Filings, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)          is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

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(ii)          obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any ground lease affecting any Parent Property;

(iii)         contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any Parent Subsidiary, or that otherwise restricts the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business;

(iv)         is an agreement which obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or the Parent Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Parent Subsidiary of Parent or another Parent Subsidiary thereunder;

(v)          constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $2,000,000;

(vi)         would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii)        requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting a Parent Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease or any ground lease affecting any Parent Property;

(viii)       constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix)         sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Parent or any Parent Subsidiary; or

(x)          constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in the Parent Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $2,000,000.

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Each contract listed on Section 5.12 of the Parent Disclosure Letter to which Parent or any Parent Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Parent Material Contract”.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13          Litigation. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending or threatened by any Governmental Authority, in each case, against Parent, Merger Sub or any other Parent Subsidiary, and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.14        Environmental Matters.

(a)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)          Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(ii)          Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

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(iii)         Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(iv)         Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(v)          Neither Parent nor any Parent Subsidiary has assumed, by contract or, to the knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)         Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

(vii)        There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Parent, is or may become the subject of any Action under Environmental Law.

(b)          This Section 5.14(b) contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 5.15        Intellectual Property.

(a)          Section 5.15(a) of the Parent Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by Parent.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Merger Sub and the other Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Merger Sub or any other Parent Subsidiary, and (iv) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent, Merger Sub or any other Parent Subsidiary. Parent, Merger Sub and the other Parent Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

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(c)          This Section 5.15 contains the exclusive representations and warranties of Parent and Merger Sub with respect to intellectual property matters.

Section 5.16        Properties.

(a)          Section 5.16(a) (Part I) of the Parent Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by Parent or any Parent Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”). Section 5.16(a) (Part II) of the Parent Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent or a Parent Subsidiary for purchase or which is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary after the date of this Agreement.

(b)          Parent or a Parent Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (iv) Liens that are disclosed on the existing Parent Title Insurance Policies made available by or on behalf of Parent, Merger Sub or any Parent Subsidiary to the Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor, or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) any other Liens that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.

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(c)          The Parent Properties (x) are supplied with utilities reasonably required for their continued operation as they are now being operated, and (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company.

(d)          To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e)          Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, dated November, 2012, which rent rolls have previously been made available by or on behalf of the Parent or any Parent Subsidiary to the Company, and the schedules with respect to the Parent Properties subject to triple-net leases, which schedules have previously been made available to the Company, correctly reference each lease or sublease that was in effect in November, 2012 and to which Parent or the Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Parent Leases”). Section 5.16(e) of the Parent Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Parent Lease (which security deposits are in the amounts required by the applicable Parent Lease).

(f)          True and complete in all material respects copies of (i) all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and (ii) all Parent Leases (the “Material Parent Leases”), in each case, in effect as of the date hereof, have been made available to the Company. Except as set forth in Section 5.16(f) of the Parent Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) none of Parent, Merger Sub or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) none of Parent, Merger Sub or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable, and (3) to the knowledge of Parent, each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Merger Sub or any other Parent Subsidiary and with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of Parent, Merger Sub or any other Parent Subsidiary is party to any oral Parent Lease.

(g)          Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). A copy of each Parent Title Insurance Policy in the possession of the Parent has been made available to the Company.

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(h)          To the knowledge of Parent, Section 5.16(h) of the Parent Disclosure Letter lists each Parent Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(i)            Parent, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s, Merger Sub’s or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 5.16(i) of the Parent Disclosure Letter sets forth all leased personal property of Parent or any Parent Subsidiary with monthly lease obligation in excess of $500,000 and that are not terminable upon thirty (30) days’ notice.

(j)            Section 5.16(j) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent or a Parent Subsidiary and the number of facilities currently managed by each such party.

Section 5.17        Taxes. Except as expressly set forth in Section 5.17 of the Parent Disclosure Letter:

(a)          Parent and each Parent Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal, state and local income, and all other material, Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

(b)          Parent (i) for all of its taxable years commencing with Parent’s initial taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31 immediately prior to the Effective Time has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years; (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or that ends with and upon the Effective Time) through to the Merger (and the consummation thereof) in such a manner so as to quality for its taxable year that will end December 31 of the year that includes the Merger (and consummation thereof); and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to Parent’s knowledge, threatened. Each Parent Subsidiary and Other Parent Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, or (C) a Taxable REIT Subsidiary. None of Parent or any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

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(c)          Neither Parent nor any Parent Subsidiary has received a written claim, or to the knowledge of Parent or any Parent Subsidiary an unwritten claim, by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction.

(d)          (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or material Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e)          Since Parent’s formation, (i) neither Parent nor any Parent Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

(f)          Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

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(g)          There are no Parent Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of Parent or the Parent Operating Partnership threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement. As used herein, “Parent Tax Protection Agreements” means any agreement to which Parent or any Parent Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of Parent Partnership Units or any other partnership interest in any Parent Subsidiary Partnership (“Relevant Parent Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Parent Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E)  use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary or Other Parent Subsidiary that is a partnership for United States federal income tax purposes.

(h)          There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i)            Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j)            There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of credit agreements and Parent Tax Protection Agreements.

(k)           Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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(l)            Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)          Neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n)           As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)           No written power of attorney that has been granted by Parent or any Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)          Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 5.18         Insurance. Parent has made available to the Company copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in Parent’s possession providing coverage for all Parent Properties (the “Parent Insurance Policies”). The Parent Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Parent Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Merger Sub or any other Parent Subsidiary pending under any of the Parent Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19         Opinion of Financial Advisor. The Parent Board has received the oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) (to be confirmed in writing) to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth in its written opinion, the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

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Section 5.20        Vote Required. The affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock (provided that the total vote cast represents over fifty percent (50%) in interest of all Parent Common Stock) at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, including the issuance of Parent Common Stock in connection with the Merger. The consent of Parent, as the sole general partner of the Parent Operating Partnership, is the only vote of the partners of the Parent Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

Section 5.21        Brokers. No broker, finder or investment banker (other than BofA Merrill Lynch) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.

Section 5.22        Investment Company Act. None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.23        Sufficient Funds. At the Effective Time, Parent will have available, and Parent will provide Merger Sub with sufficient cash or lines of credit available to pay the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.14 and any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and any related fees and expenses.

Section 5.24        Ownership of Merger Sub; No Prior Activities.

(a)          Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned directly by Parent.

(b)          Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.25        Takeover Statutes. None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 5.26        Affiliate Transactions. Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

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Section 5.27          No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1          Conduct of Business by the Company.

(a)          Each Company Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, each of the Company Parties shall, and shall cause each of the other Company Entities to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain all Company Insurance Policies, and maintain the status of the Company as a REIT.

(b)          The Company Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.2(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.2(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Duane Morris LLP and Weil, Gotshal & Manges LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in Exhibit B, with such changes as are mutually agreeable to Parent and the Company (a “Company Tax Representation Letter”), containing representations of the Company as shall be reasonably necessary or appropriate to enable Duane Morris LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively, and Weil, Gotshal & Manges LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively.

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(c)          Without limiting the foregoing, each Company Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or 6.1(c) of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any other Company Entity to, do any of the following:

(i)          amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary material to the Company and the Company Subsidiaries as a whole, if such amendment would be adverse to the Company or Parent) or waive the stock ownership limit under the Company Charter;

(ii)          split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

(iii)         declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A)  the declaration and payment by the Company of regular monthly dividends, for full monthly periods in accordance with past practice and not for any interim period prior to the Effective Time, at an annual rate not to exceed $0.67 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary and (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)         redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option in connection with the exercise of Company Options, (B) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Stock Plans, including the vesting of Company Restricted Stock in accordance with Section 3.10(b), and (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the termination of service of holders of Company Options;

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(v)          except (A) for issuances by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, (B) in the ordinary course of business consistent with past practice, (C) for issuances by the Company Operating Partnership of the Company Class B Units, in accordance with the Company Partnership Agreement, (D) for issuances by the Company Operating Partnership of Company OP Units in connection with the acquisition of real property pursuant to Section 6.1(e), or (E) as otherwise contemplated in Section 6.1(c)(vi), issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests; provided, however, that the Company may issue shares of Company Common Stock upon the vesting of any Company Restricted Stock or the exercise of any Company Option outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(c)(vi);

(vi)         except as set forth on Section 6.1(c)(vi) of the Company Disclosure Letter or in the ordinary course of business consistent with past practice, grant, confer, award, or modify the terms of any Company Options, Company Restricted Stock, convertible securities, or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other equity securities or take any action not set forth on Section 6.1(c)(vi) of the Company Disclosure Letter or not contemplated by this Agreement (including Section 3.10) to cause to be exercisable any otherwise unexercisable Company Option;

(vii)        acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions in the ordinary course of business consistent with past practice, (B) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or (C) except as permitted or required under Section 6.1(e);

(viii)       sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) pledges and encumbrances on property or assets in the ordinary course of business consistent with past practice, (B) pledges and encumbrances on property or assets that would not be materially adverse to the assets of the Company and the Company Subsidiaries on a consolidated basis, or (C) pledges or encumbrances of property or assets or direct or indirect equity interests in entities from time to time under the Revolving Credit Agreement and/or Term Loan Agreement that (1) are the subject of Pending Acquisitions, or (2) are not currently included in the Company’s borrowing base under the Revolving Credit Agreement and/or Term Loan Agreement;

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(ix)          incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except Indebtedness incurred (A) under the Revolving Credit Agreement and/or Term Loan Agreement pursuant to the Company’s budget set forth on Section 6.1(c)(ix) of the Company Disclosure Letter or (B) in connection with the acquisition of real property pursuant to Section 6.1(e);

(x)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, and (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties;

(xi)         enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby, provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent or (C) as may be reasonably necessary to comply with the terms of this Agreement; provided that for purposes of this Section 6.1(c)(xi), the dollar thresholds set forth in Sections 4.12(a)(ii), (v) and (x) shall be deemed to be $5,000,000 and the dollar threshold set forth in Section 4.12(a)(vii) shall be deemed to be $2,000,000.

(xii)        enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Company Lease), except for (A) entering into any new lease or renewing any Company Lease (1) in the ordinary course of business consistent with past practice or (2) in connection with the acquisition of real property pursuant to Section 6.1(e), (B) terminating any Company Lease as a result of a default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein), or (C) any such modification, amendment, waiver, release or compromise as would not have a Company Material Adverse Effect;

(xiii)        waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

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(xiv)       settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries, including relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.8, in each case, in an amount in excess of $1,000,000 individually;

(xv)        (A) hire or terminate any officer, director or employee of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any director, officer, employee or consultant of the Company or any Company Subsidiary, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under the Company Stock Plans, (F) grant any awards under any Company Stock Plan, bonus, incentive, performance or other compensation plan or arrangement, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under the Company Stock Plans, in each case, other than as required by Law;

(xvi)       fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2011, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii)      enter into any new line of business;

(xviii)     fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix)        take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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(xx)         adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(e) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Mergers;

(xxi)        form any new funds or joint ventures;

(xxii)       incur any liability with respect to, amend, or enter into, any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case upon providing contemporaneous written notice to Parent (A) if required by Law or (B) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; or

(xxiii)      authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

provided that none of the foregoing provisions of this Section 6.1 shall in any way restrict the ability of the Company or any of the Company Subsidiaries to consummate the Pending Acquisitions (including by incurring Indebtedness).

(d)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

(e)          The Company shall use commercially reasonable efforts to consummate the acquisition of properties set forth on Section 4.16(a)(Part II) of the Company Disclosure Letter prior to the Closing Date; provided that the Company may substitute one or more properties set forth on Section 4.16(a)(Part II) with one or more properties of equivalent value subject to the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). Prior to Closing, the Company shall use commercially reasonable efforts to acquire or enter into contracts to acquire real property with an aggregate purchase price of at least $300,000,000 million but not to exceed $400,000,000 million.

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Section 6.2          Conduct of Business by Parent and Merger Sub.

(a)          Each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, the Parent Parties shall, and shall cause each of the other Parent Entities to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of any Parent Entities’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain all Parent Insurance Policies and maintain the status of Parent as a REIT.

(b)          The Parent Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.3(e) and Section 7.3(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.3(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Weil, Gotshal & Manges LLP and Duane Morris LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Exhibit C, with such changes as are mutually agreeable to the Company and Parent (a “Parent Tax Representation Letter”), containing representations of Parent as shall be reasonably necessary or appropriate to enable Weil, Gotshal & Manges LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively, and Duane Morris LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively.

(c)          Without limiting the foregoing, each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, the Parent Parties shall not, and shall not cause or permit any of the other Parent Entities to, do any of the following:

(i)          amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);

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(ii)          split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Merger Sub or any other Parent Subsidiary;

(iii)         declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular monthly dividends, for full monthly periods in accordance with past practice and not for any interim period prior to the Effective Time, at an annual rate not to exceed $0.935 per share of Parent Common Stock, (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, and (C) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(c)(iii), Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)         redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Parent or a Parent Subsidiary, other than the withholding of shares of Parent Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Parent Stock Plans;

(v)          except (A) for issuances by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary, (B) in the ordinary course of business consistent with past practice, (C) for issuances of Parent’s securities pursuant to any registration statement under the Securities Act effective as of the date hereof, (D) for issuances by the Parent Operating Partnership of Parent OP Units in connection with the acquisition of real property, or (E) as otherwise contemplated in Section 6.2(c)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Parent’s or any of Parents Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s or any of Parent Subsidiaries’ capital stock or other equity interests; provided, however, that Parent may issue shares of Parent Common Stock pursuant to the Parent Stock Plans to the extent required under the terms of the Parent Stock Plans as in effect as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(c)(vi);

(vi)         except as set forth on Section 6.2(c)(vi) of the Parent Disclosure Letter or in the ordinary course of business consistent with past practice or grants of restricted stock under the Parent Stock Plans, grant, confer, award, or modify the terms of any options, restricted stock, convertible securities, or other rights to acquire, or denominated in, any of Parent’s or any of the Parent Subsidiaries’ capital stock or other equity securities or take any action not set forth on Section 6.2(c)(vi) of the Parent Disclosure Letter;

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(vii)        sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except pledges and encumbrances on property or assets (A) in the ordinary course of business consistent with past practice or (B) that would not be materially adverse to the assets of Parent and the Parent Subsidiaries on a consolidated basis;

(viii)       incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary) except for Indebtedness incurred in connection with the acquisition of real property or as otherwise specifically contemplated by this Agreement;

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, and (B) loans or advances required to be made under any of the Parent Leases or ground leases affecting the Parent Properties;

(x)          enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any Contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Parent Material Contract that occur automatically without any action by Parent or any Parent Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Parent or any Parent Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby, provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect Parent, any Parent Subsidiary or Parent or (C) as may be reasonably necessary to comply with the terms of this Agreement; provided that for purposes of this Section 6.2(c)(x), the dollar thresholds set forth in Sections 5.12(a)(ii), (v) and (x) shall be deemed to be $5,000,000 and the dollar threshold set forth in Section 5.12(a)(vii) shall be deemed to be $2,000,000.

(xi)         enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Parent Lease), except for (A) entering into any new lease or renewing any Parent Lease (1) in the ordinary course of business consistent with past practice or (2) in connection with the acquisition of real property, (B) terminating any Parent Lease as a result of a default by the counterparty to such Parent Lease (in accordance with the terms of such Parent Lease and subject to any applicable cure period therein), or (C) any such modification, amendment, waiver, release or compromise as would not have a Parent Material Adverse Effect;

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(xii)        waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Parent or any Parent Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xiii)        settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against Parent or any of the Parent Subsidiaries, including relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Parent Common Stock other than in accordance with Section 6.8, in each case, in an amount in excess of $1,000,000 individually;

(xiv)       (A) hire or terminate any officer, director or any employee of Parent or any Parent Subsidiary or promote or appoint any Person to a position of officer or director of Parent or any Parent Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or any employees, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any director, officer, employee or consultant of Parent or any Parent Subsidiary, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under the Parent Stock Plans, (F) grant any awards under any Parent Stock Plan, bonus, incentive, performance or other compensation plan or arrangement, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under the Parent Stock Plans, in each case, other than as required by Law;

(xv)        fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvi)       enter into any new line of business;

(xvii)      fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xviii)     take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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(xix)        adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Parent Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(e) in a manner that would not reasonably be expected to be adverse to Parent or to prevent or impair the ability of Parent to consummate the Mergers;

(xx)        form any new funds or joint ventures;

(xxi)        incur any liability with respect to, amend, or enter into, any Parent Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case upon providing contemporaneous written notice to the Company (A) if required by Law or (B) if necessary (x) to preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; or

(xxii)       authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit: (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise; and (ii) the Parent Operating Partnership from taking any action, at any time or from time to time, as the Parent Operating Partnership determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Parent Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Parent Tax Protection Agreement.

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Section 6.3          Preparation of Form S-4 and Joint Proxy Statement; Stockholder Meetings.

(a)          As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)          If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

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(c)          As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 6.5(d); provided, however, the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall not be affected by any Company Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Company Stockholder Meeting.

(d)          As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.3(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Parent Stockholder Meeting. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of shares of Parent Common Stock in connection with the Merger to its stockholders for a vote on the approval thereof.

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(e)          The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.4          Access to Information; Confidentiality.

(a)          During the Interim Period, to the extent permitted by applicable Law, each of the Company Parties, on the one hand, and the Parent Parties, on the other hand, shall, and the Company Parties and the Parent Parties shall cause each of the other Parent Entities and the other Company Entities, respectively, to, afford to the other parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company Parties and the Parent Parties shall, and the Company Parties and the Parent Parties shall cause each of the other Company Entities and the other Parent Entities, respectively, to, furnish reasonably promptly to the other parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other parties may reasonably request. Notwithstanding the foregoing, neither the Company Parties nor the Parent Parties shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the parties hereto will use its reasonable best efforts to minimize any disruption to the businesses of the other parties that may result from the requests for access, data and information hereunder.

(b)          Each of the parties hereto will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

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Section 6.5          Company Acquisition Proposals.

(a)          Subject to the other provisions of this Section 6.5, during the Interim Period, each Company Party agrees that it shall not, and shall cause each of the other Company Entities not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (an “Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Company Acquisition Proposal or Inquiry, (iii) approve or recommend a Company Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than a Company Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to a Company Acquisition Proposal (a “Company Alternative Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b)          Notwithstanding anything to the contrary in this Section 6.5, at any time prior to obtaining the Company Stockholder Approval, the Company Parties may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Company Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making a Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Company Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company Entities that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or is reasonably likely to result in, a Company Superior Proposal, and (y) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

(c)          The Company Parties shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information relating to the Company Entities by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with any Company Party relating to a possible Company Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Company Acquisition Proposal, request or Inquiry and the material terms and conditions of any Company Acquisition Proposals, Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company Parties shall also promptly, and in any event within twenty-four (24) hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.5(c) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

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(d)          Except as permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to any Parent Party, the Company Recommendation or the Company’s approval of the Partnership Merger, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation or the Company’s approval of the Partnership Merger in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Company Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation or the Company’s approval of the Partnership Merger within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), a “Company Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit any Company Entity to enter into, any Company Alternative Acquisition Agreement (other than a Company Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to effect a Company Adverse Recommendation Change if the Company Board (A) (x) has received an unsolicited bona fide Company Acquisition Proposal (that did not result from a breach of this Section 6.5) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Company Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the Parent Parties pursuant to Section 6.5(e), and such Company Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii) or (ii) make a Company Adverse Recommendation Change, including approving or recommending such Company Superior Proposal to the Company’s stockholders, and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal; or (B) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law (based on circumstances not covered by clause (A)), and, in such case the Company may make a Company Adverse Recommendation Change, provided, that, in the case of each of clause (A) and clause (B), in the event of any termination by the Company or Parent pursuant to Section 8.1(c)(ii) or Section 8.1(d)(iii), as may be applicable, the Company Parties comply with their obligation to pay the Parent Expense Amount pursuant to Section 8.3(a).

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(e)          The Company Board shall not be entitled to effect a Company Adverse Recommendation Change pursuant to Section 6.5(d) unless (i) the Company has provided a written notice (a “Notice of Company Adverse Recommendation Change”) to the Parent Parties that the Company intends to take such action, specifying in reasonable detail the reasons therefor and, in the case of a Company Adverse Recommendation Change pursuant to Section 6.5(d)(A), describing the material terms and conditions of, and attaching a complete copy of, the Company Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the five (5) Business Day period following the Parent Parties’ receipt of the Notice of Company Adverse Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with the Parent Parties in good faith (to the extent the Parent Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Adverse Recommendation Change is no longer necessary, and (iii) following the end of the five (5) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by the Parent Parties in response to the Notice of Company Adverse Recommendation Change or otherwise, (x) that in the case of a Company Adverse Recommendation Change pursuant to Section 6.5(d)(A), the Company Superior Proposal giving rise to the Notice of Company Adverse Recommendation Change, continues to constitute a Company Superior Proposal and, (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Company Superior Proposal shall require a new Notice of Company Adverse Recommendation Change, and the Company Parties shall be required to comply again with the requirements of this Section 6.5(e).

(f)           Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Company Acquisition Proposal or an express reaffirmation of the Company Recommendation (and/or an express reaffirmation the Company’s approval of the Partnership Merger) shall be deemed to be a Company Adverse Recommendation Change.

(g)          The Company Parties shall, and shall cause each of the other Company Entities, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Company Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which any Company Entity is a party or of which any Company Entity is a beneficiary. The Company Parties shall use reasonable best efforts to cause all Third Parties who have been furnished confidential information regarding any Company Entity in connection with the solicitation of or discussions regarding a Company Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

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(h)         For purposes of this Agreement:

(i)          “Company Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Company Entities, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Company Entity representing ten percent (10%) or more of the consolidated assets of the Company Entities, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing ten percent (10%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of ten percent (10%) or more of the outstanding shares of any class of voting securities of the Company, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of any class of voting securities of the Company; provided, however, that the term “Company Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

(ii)          “Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “ten percent (10%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by the Parent Parties in response to such proposal or otherwise, to be (A) more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

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Section 6.6          Parent Acquisition Proposals.

(a)          Subject to the other provisions of this Section 6.6, during the Interim Period, each Parent Party agrees that it shall not, and shall cause each of the other Parent Entities not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (a “Parent Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Parent Acquisition Proposal or Parent Inquiry, (iii) approve or recommend a Parent Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than a Parent Acceptable Confidentiality Agreement entered into in accordance with this Section 6.6) providing for or relating to a Parent Acquisition Proposal (a “Parent Alternative Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b)          Notwithstanding anything to the contrary in this Section 6.6, at any time prior to obtaining the Parent Stockholder Approval, Parent may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Parent Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.6) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making a Parent Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Parent Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Parent Entities that is provided to such Third Party shall, to the extent not previously provided to the Company Parties, be provided to the Company Parties prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Parent Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Parent Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Parent Acquisition Proposal constitutes, or is reasonably likely to result in, a Parent Superior Proposal, and (y) the Parent Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

(c)          The Parent Parties shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt of any Parent Acquisition Proposal or any request for nonpublic information relating to the Parent Entities by any Third Party, or any Parent Inquiry from any Person seeking to have discussions or negotiations with any Parent Party relating to a possible Parent Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Parent Acquisition Proposal, request or Parent Inquiry and the material terms and conditions of any Parent Acquisition Proposals, Parent Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Parent Parties shall also promptly, and in any event within twenty-four (24) hours, notify the Company orally and in writing, if it enters into discussions or negotiations concerning any Parent Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.6(c) and keep the Company informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

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(d)          Except as permitted by this Section 6.6(d), neither the Parent Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to any Company Party, the Parent Recommendation or the Parent’s approval of the Partnership Merger, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Parent Acquisition Proposal, (iii) fail to include the Parent Recommendation or the Parent’s approval of the Partnership Merger in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Parent Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Parent Recommendation or the Parent’s approval of the Partnership Merger within ten (10) Business Days of the request of the Company (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.6(d), a “Parent Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit any Parent Entity to enter into, any Parent Alternative Acquisition Agreement (other than a Parent Acceptable Confidentiality Agreement entered into in accordance with this Section 6.6). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board shall be permitted to effect a Parent Adverse Recommendation Change if the Parent Board (x) has received an unsolicited bona fide Parent Acquisition Proposal (that did not result from a breach of this Section 6.6) that, in the good faith determination of the Parent Board, after consultation with outside legal counsel and financial advisors, constitutes a Parent Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the Company Parties pursuant to Section 6.6(e), and such Parent Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case Parent may (i) terminate this Agreement pursuant to Section 8.1(d)(ii) or (ii) make a Parent Adverse Recommendation Change, including approving or recommending such Parent Superior Proposal to the Company’s stockholders, and, in the case of a termination, Parent may immediately prior to or concurrently with such termination of this Agreement, enter into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal (provided, that in the event of any such termination, the Parent Parties comply with their obligation to pay the Company Expense Amount pursuant to Section 8.3(a)).

(e)          The Parent Board shall not be entitled to effect a Parent Adverse Recommendation Change pursuant to Section 6.6(d) unless (i) the Parent has provided a written notice (a “Notice of Parent Superior Proposal”) to the Company Parties that Parent intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Parent Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the five (5) Business Day period following the Company Parties’ receipt of the Notice of Parent Superior Proposal, Parent shall, and shall cause its Representatives to, negotiate with the Company Parties in good faith (to the extent the Company Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Parent Superior Proposal ceases to constitute a Parent Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Parent Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by the Company Parties in response to the Notice of Parent Superior Proposal or otherwise, that the Parent Superior Proposal giving rise to the Notice of Parent Superior Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Parent Superior Proposal shall require a new Notice of Parent Superior Proposal, and the Parent Parties shall be required to comply again with the requirements of this Section 6.6(e).

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(f)            Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit Parent or the Parent Board, directly or indirectly through its Representatives, from disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Parent Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Parent Acquisition Proposal or an express reaffirmation of the Parent Recommendation (and/or an express reaffirmation of the Parent’s approval of the Partnership Merger) shall be deemed to be a Company Adverse Recommendation Change.

(g)          The Parent Parties shall, and shall cause each of the Parent Entities, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Parent Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which any Parent Entity is a party or of which any Parent Party or any of the Parent Subsidiaries is a beneficiary. The Parent Parties shall use reasonable best efforts to cause all Third Parties who have been furnished confidential information regarding any Parent Party or any Parent Subsidiary in connection with the solicitation of or discussions regarding a Parent Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

(h)         For purposes of this Agreement:

(i)          “Parent Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Parent Entities, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Parent Entity representing ten percent (10%) or more of the consolidated assets of the Parent Entities, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing ten percent (10%) or more of the voting power of Parent, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of ten percent (10%) or more of the outstanding shares of any class of voting securities of Parent, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Parent in which a Third Party shall acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of any class of voting securities of Parent; provided, however, that the term “Parent Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

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(ii)          “Parent Superior Proposal” shall mean a bona fide written Parent Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Parent Acquisition Proposal” to “ten percent (10%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by the Company Parties in response to such proposal or otherwise, to be (A) more favorable to Parent and the Parent’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 6.7          Appropriate Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Company Parties and each of the Parent Parties shall and shall cause the other Company Entities and the other Parent Entities, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

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(b)          In connection with and without limiting the foregoing, each of the Parent Parties and the Company Parties shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to Third Parties, and each of the Parent Parties and the Company Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.7(a) that are necessary, proper or advisable to consummate the Mergers. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.7(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Mergers.

(c)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers, none of the parties hereto, any of the other Company Entities or any of the other Parent Entities, or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

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Section 6.8          Notification of Certain Matters; Transaction Litigation.

(a)          The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)          The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company Parties or the Parent Parties to provide such prompt notice under this Section 6.8(b) shall not constitute a breach of covenant for purposes of Section 7.2(b) or Section 7.3(b).

(c)          Each of the parties hereto agrees to give prompt written notice to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Company Entities or the other Parent Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

(d)          The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company Parties shall give the Parent Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Parties shall give the Company Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 6.9          Public Announcements. The parties hereto shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.5 or Section 6.6.

Section 6.10        Directors’ and Officers’ Indemnification and Insurance.

(a)          From and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by the Company and the Company Subsidiaries immediately prior to the Effective Time in the Company Charter and the Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions at or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b)          Without limiting the provisions of Section 6.10(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee or agent of the Company or any of the Company Subsidiaries, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

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(c)          Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed in any one year three hundred percent (300%) of the annual aggregate premium(s) the Company’s paid for such purpose with respect to the period from March 31, 2011 to March 31, 2012 (which aggregate premiums with respect to the period from March 31, 2011 to March 31, 2012 are hereby represented and warranted by the Company to be $175,000). If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) three hundred percent (300%) of the annual aggregate premium(s) the Company’s paid for such purpose with respect to the calendar year 2011; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

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(d)          The Indemnitees to whom this Section 6.10 applies are intended to be third-party beneficiaries of this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.10.

(e)          The rights of each Indemnitee under this Section 6.10 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

(f)          Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.10 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.10. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.10.

Section 6.11       Certain Tax Matters. Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.12       Dividends. In the event that a distribution with respect to the shares of Company Common Stock or the Company OP Units permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock or Company OP Units, as applicable, shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

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Section 6.13        Merger Sub; Operating Partnerships. Parent shall take all actions necessary to (a) cause the other Parent Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement. The Company shall take all actions necessary to cause the other Company Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 6.14        Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.14, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15        Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 6.16        Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting, if any, in favor of the issuance of shares of Parent Common Stock in connection with the Merger.

Section 6.17        Termination of Company Stock Plans. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate each Company Stock Plan effective no later than immediately prior to the Effective Time.

Section 6.18        Parent Board. Prior to the Effective Time, Parent shall take such actions as may be necessary so that, as of the Effective Time, (a) the number of directors that will comprise the full Parent Board shall be up to seven directors, consisting of four independent directors (the “Independent Directors”) and up to three non-Independent Directors, and (b) two members of the Company Board who are independent directors (and serving on the Company Board as of immediately prior to the Effective Time) shall be appointed to the Parent Board (and each such director shall serve until the earlier of (i) the next annual meeting of the holders of shares of Parent Common Stock and until his or her successor is duly elected and qualifies or (ii) his or her death, removal or resignation).

Section 6.19        Financing. The Company Parties shall, and shall cause the other Company Entities to, cooperate with the Parent Entities and their lenders (including BofA) in connection with any Parent Party’s efforts to arrange debt financing for (in whole or part) satisfying Parent’s obligations to pay (a) any Cash Consideration and other amounts due by the Parent Parties hereunder and (b) any Expenses. The Company Parties shall cause the Loan Agreements to remain in effect from and after the closing of the transactions contemplated hereby. The Company Parties shall consult with and keep the Parent Parties reasonably informed of the status of their efforts keep the Loan Agreements in effect after the closing of the transactions contemplated hereby and notify the Parent Parties promptly if they become aware of any circumstances (including communications from the Lender or the Agent) reasonably likely to result in the Loan Agreements not remaining in effect after the closing of the transactions contemplated hereby.

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Article VII

CONDITIONS

Section 7.1          Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a)          Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)          No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Mergers or otherwise restrains, enjoins, prevents, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

(c)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d)          Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(e)          Management Agreement. The Management Agreement shall have been amended substantially in the form attached hereto as Exhibit E.

Section 7.2          Conditions to the Obligations of Parent and Merger Sub. The respective obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except for the first two sentences), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Takeover Statutes), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)          Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)          REIT Opinion. Parent shall have received a written opinion of Proskauer Rose LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company and the Operating Partnership and provided pursuant to Section 6.1(b).

(f)           Section 368 Opinion. Parent shall have received the written opinion of its special counsel, Duane Morris LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit D, and with such changes as are mutually agreeable to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Duane Morris LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(g)          FIRPTA. The Company shall have provided to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code.  The Company Operating Partnership shall have used commercially reasonable efforts to obtain from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Company Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code and, to the extent obtained, shall have delivered such affidavit to the Parent Operating Partnership.

Section 7.3          Conditions to the Obligations of the Company. The obligations of the Company to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

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(a)          Representations and Warranties. (i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.19 (Opinion of Financial Advisor), Section 5.20 (Vote Required), Section 5.21 (Brokers); Section 5.22 (Investment Company Act) and Section 5.25 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)          REIT Opinion. The Company shall have received a written opinion of Proskauer Rose LLP, or other counsel reasonably acceptable to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2011, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent and provided pursuant to Section 6.2(b).

(f)           Section 368 Opinion. The Company shall have received a written opinion of its counsel, Weil, Gotshal & Manges LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit F, and with such changes as are mutually agreeable to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

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(g)          FIRPTA. The Parent Operating Partnership shall have used commercially reasonable efforts to obtain from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Parent Operating Partnership shall have delivered to the Parent Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted), as follows:

(a)          by mutual written agreement of each of Parent and the Company; or

(b)          by either Parent or the Company, if:

(i)          the Effective Time shall not have occurred on or before May 31, 2013 (the “Outside Date”); provided, however, that the Outside Date may be extended for a period of no more than sixty (60) days by either Parent or the Company upon written notice to the other party; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii)          any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.7; or

(iii)          the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party if the failure to obtain such Company Stockholder Approval was primarily due to any party’s failure (and (A) in the case of Parent, including the failure of any other Parent Party and (B) in the case of the Company, including the failure of any other Company Party) to perform any of its obligations under this Agreement; or

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(iv)          the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the issuance of Parent Common Stock in connection with the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if the failure to obtain such Parent Stockholder Approval was primarily due to any party’s failure (and (A) in the case of Parent, including the failure of any other Parent Party’s and (B) in the case of the Company, including the failure of any other Company Party’s) to perform any of its obligations under this Agreement; or

(c)          by the Company:

(i)          if any Parent Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Company Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii)          (x) at any time prior to the receipt of the Company Stockholder Approval in order to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 6.5(d) or (y) if the Company Board shall have made a Company Adverse Recommendation Change; provided, that, in each case, such termination shall be null and void unless the Company shall concurrently pay the Parent Expense Amount in accordance with Section 8.3; or

(iii)          (x) the Parent Board shall have made a Parent Adverse Recommendation Change, (y) the Parent Parties shall have materially breached any of their obligations under Section 6.6 or (z) any Parent Entity enters into a Parent Alternative Acquisition Agreement (other than a Parent Acceptable Confidentiality Agreement entered into in accordance with Section 6.6).

(d)         by Parent, if:

(i)          any Company Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company Parties within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if any Parent Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied;

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(ii)          at any time prior to the receipt of the Parent Stockholder Approval in order to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal in accordance with Section 6.6(d); provided, that such termination shall be null and void unless Parent shall concurrently pay the Company Expense Amount in accordance with Section 8.3; or

(iii)         (x) the Company Board shall have made a Company Adverse Recommendation Change, (y) the Company Parties shall have materially breached any of their obligations under Section 6.5 or (z) any Company Entity enters into a Company Alternative Acquisition Agreement (other than a Company Acceptable Confidentiality Agreement entered into in accordance with Section 6.5).

Section 8.2          Effect of Termination. In the event that this Agreement is terminated and the Mergers and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the other Company Entities, the other Parent Entities or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or willful and malicious breach of this Agreement; and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3          Expense Amount.

(a)          If, but only if, the Agreement is terminated:

(i)          by either the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(d)(i) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Parent Stockholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained prior to such termination, (B) in any such case (x) after the date of this Agreement, a Company Acquisition Proposal shall have been made to any of the Company Parties or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal with respect to any of the Company Parties (and such Company Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (y) the Company, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent, the Parent Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Company Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “ten percent (10%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

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(ii)          by either the Company or Parent pursuant to Section 8.1(b)(i) or by the Company pursuant to Section 8.1(c)(i) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Company Stockholder Approval shall have been obtained and the Parent Stockholder Approval shall not have been obtained prior to such termination, (B) in any such case (x) after the date of this Agreement, a Parent Acquisition Proposal shall have been made to any of the Parent Parties or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal with respect to any of the Parent Parties (and such Parent Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (y) Parent, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Parent Acquisition Proposal, then Parent shall pay, or cause to be paid, to the Company, the Company Expense Amount, by wire transfer of same day funds to an account designated by the Company, not later than the consummation of such transaction arising from such Parent Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(ii), the references to “ten percent (10%)” in the definition of Parent Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(iii)         by either the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iv)        by either the Company or Parent pursuant to Section 8.1(b)(iv), then Parent shall pay, or cause to be paid, to the Company the Company Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination; or

(v)         by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; or

(vi)        by the Company pursuant to Section 8.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company the Company Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination; or

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(vii)        by Parent pursuant to Section 8.1(d)(ii), then Parent shall pay, or cause to be paid, to the Company the Company Expense Amount, by wire transfer of same day funds to an account designated by the Company as a condition to the effectiveness of such termination; or

(viii)       by Parent pursuant to Section 8.1(d)(iii), then the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(b)         Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i)          under no circumstances shall the Company or Parent be required to pay the Parent Expense Amount or the Company Expense Amount, as applicable, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(ii)          under no circumstances shall the Company or Parent be required to pay the Parent Expense Amount or the Company Expense Amount, as applicable, on more than one occasion.

(c)         Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Expense Amount is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

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(d)          (i) If one party to this Agreement (the “Termination Payor”) is required to pay another party to this Agreement (the “Termination Payee”) an Expense Amount, such Expense Amount shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Termination Payor is obligated to pay the Termination Payee the Expense Amount, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Expense Amount of the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Expense Amount less the amount payable under clause (A) above.

(ii)          To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Expense Amount with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Expense Amount pursuant to this Section 8.3(d) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Expense Amount in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Expense Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Amount to the Termination Payee. The Termination Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Expense Amount that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Termination Payee’s chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist the Termination Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d). Any amount of the Expense Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided that the obligation of the Termination Payor to pay the unpaid portion of the Expense Amount shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.

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Section 8.4          Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5          Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6          Fees and Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

Section 8.7          Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity and the Surviving Partnership shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

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Article IX

GENERAL PROVISIONS

Section 9.1          Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2          Notices. Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment, when transmitted (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent, Merger Sub or the Parent Operating Partnership:

American Realty Capital Properties, Inc.

405 Park Avenue, 15th Floor

New York, NY 10022

Phone: 212-415-6500

Fax: 212-421-5799

Attention: Nicholas S. Schorsch

with a copy (which shall not constitute notice) to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Phone: (215) 979-1225

Fax: (215) 689-4385

Attention: Richard A. Silfen, Esq. and Darrick M. Mix, Esq.

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if to the Company or the Company Operating Partnership prior to the Closing:

American Realty Capital Trust III, Inc.

405 Park Avenue, 15th Floor

New York, NY 10022

Phone: 212-415-6500

Fax: 212-421-5799

Attention: Edward M. Weil, Jr.

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Phone: (212) 310-8552

Fax: (212) 310-8007

Attention: Michael J. Aiello, Esq. and Matthew J. Gilroy, Esq.

Section 9.3          Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 9.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

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Section 9.5          Assignment; Delegation. Other than to the Surviving Entity and the Surviving Partnership, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6          Entire Agreement. This Agreement (including the Exhibits, Annexes and Appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7          No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.10 (from and after the Effective Time), which shall be to the benefit of the parties referred to in such section. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8          Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 9.10        Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 9.11        Consent to Jurisdiction.

(a)          Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland (the “MD Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any MD Court.

(b)          Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the MD Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such MD Court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the MD Courts. Each of party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

107

Section 9.13          Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

[Remainder of page intentionally left blank; signature pages follow.]

108

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer

[signature page to merger agreement]

TIGER ACQUISITION, LLC

By: American Realty Capital Properties, Inc., its sole member

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer

[signature page to merger agreement]

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By: American Realty Capital Properties, Inc., its general partner

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer

[signature page to merger agreement]

AMERICAN REALTY CAPITAL TRUST III, INC.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President and Chief Operating Officer

[signature page to merger agreement]

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP III, L.P.

By: American Realty Capital Trust III, Inc., its general partner

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President and Chief Operating Officer

[signature page to merger agreement]

EXHIBIT A

FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

(a Delaware limited partnership)

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ARTICLE VII CHANGES IN GENERAL PARTNER		45
7.01	Transfer of the General Partner’s Partnership Interest.	45
7.02	Merger of General Partner.	45
7.03	Admission of a Substitute or Additional General Partner	47
7.04	Effect of Bankruptcy, Withdrawal, Death or Dissolution of General Partner.	47
7.05	Removal of General Partner.	48

ARTICLE VIII RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS		49
8.01	Management of the Partnership	49
8.02	Power of Attorney	49
8.03	Limitation on Liability of Limited Partners	49
8.04	OP Unit Redemption Right.	50
8.05	Registration	52

ARTICLE IX TRANSFERS OF PARTNERSHIP INTERESTS		56
9.01	Purchase for Investment.	56
9.02	Restrictions on Transfer of Partnership Units.	57
9.03	Admission of Substitute Limited Partner.	58
9.04	Rights of Assignees of Partnership Units.	59
9.05	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner	59
9.06	Joint Ownership of Partnership Units	60

ARTICLE X BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS		60
10.01	Books and Records	60
10.02	Custody of Partnership Funds; Bank Accounts.	60
10.03	Fiscal and Taxable Year	61
10.04	Annual Tax Information and Report	61
10.05	Tax Matters Partner; Tax Elections; Special Basis Adjustments.	61
10.06	Reports to Limited Partners.	62

ARTICLE XI AMENDMENT OF AGREEMENT; MERGER		62
11.01	Amendment of Agreement.	62
11.02	Merger of Partnership.	63

ARTICLE XII MANAGER’S UNITS		63
12.01	Designation and Number	63
12.02	Voting	63
12.03	Distributions	63
12.04	Automatic Unit Conversion.	64
12.05	Forfeiture of Manager’s Units	64

ARTICLE XIII SERIES A PREFERRED UNITS		64
13.01	Number of Preferred Units and Designation	64
13.02	Ranking	64
13.03	Distributions	64

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13.04	Conversion.	65
13.05	Redemption	65
13.06	Voting.	65
13.07	Transfers	66
13.08	Miscellaneous.	66

ARTICLE XIV SERIES B PREFERRED UNITS		66
14.01	Number of Preferred Units and Designation	66
14.02	Ranking	66
14.03	Distributions	66
14.04	Conversion.	67
14.05	Redemption	67
14.06	Voting.	67
14.07	Transfers	67
14.08	Miscellaneous.	68

ARTICLE XV CLASS B UNITS		68
15.01	Designation and Number.	68
15.02	Special Provisions	69
15.03	Voting.	69
15.04	Conversion of Class B Units.	70
15.05	Profits Interests.	72

ARTICLE XVI GENERAL PROVISIONS		73
16.01	Notices	73
16.02	Survival of Rights	74
16.03	Additional Documents	74
16.04	Severability	74
16.05	Entire Agreement	74
16.06	Pronouns and Plurals	74
16.07	Headings	74
16.08	Counterparts	74
16.09	Governing Law	74

EXHIBITS

EXHIBIT A — Partners, Capital Contributions and Percentage Interests
EXHIBIT B — Notice of Exercise of OP Unit Redemption Right
EXHIBIT C-1 — Certification of Non-Foreign Status (For Redeeming Limited Partners That Are Entities)
EXHIBIT C-2 — Certification of Non-Foreign Status (For Redeeming Limited Partners That Are Individuals)

iii

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

RECITALS

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of ARC PROPERTIES OPERATING PARTNERSHIP, L.P. (the “Partnership”), dated as of [●], 2013 is entered into among American Realty Capital Properties, Inc., a Maryland corporation (in its capacity as general partner of the Partnership, together with its successors and permitted assigns that are admitted to Partnership as a general partner of the Partnership in accordance with the terms hereof, the “General Partner”), Tiger Acquisition, LLC, a Delaware limited liability company, wholly-owned subsidiary of the General Partner (the “Successor Limited Partner”) and successor to American Realty Capital Trust III, Inc., a Maryland corporation (“Target”) and any limited partner or general partner that is admitted from time to time to the Partnership and listed on Exhibit A attached hereto.

WHEREAS, the General Partner formed the Partnership as a limited partnership on January 13, 2011 pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and filed a Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware.

WHEREAS, the General Partner and AR Capital, LLC (formerly known as American Realty Capital II, LLC), a Delaware limited liability company (the “Initial Limited Partner”) entered into the Agreement of Limited Partnership on January 13, 2011 (the “Original Agreement”).

WHEREAS, the General Partner, the Initial Limited Partner and ARC Real Estate Partners, LLC, a Delaware limited liability company, entered into the Amended and Restated Agreement of Limited Partnership, dated as of September 6, 2011, as amended by that certain First Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of May 11, 2012, as further amended by that certain Second Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of May 31, 2012, and as further amended by that certain Third Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of July 24, 2012 (as amended, the “Amended Agreement”).

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of December 14, 2012, by and among the Partnership, the General Partner, the Successor Limited Partner, Target and American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership (“Target OP”), Target will merge with and into the Successor Limited Partner with the Successor Limited Partner as the surviving entity (the “REIT Merger”), and Target OP will merge with and into the Partnership with the Partnership as the surviving entity (the “Partnership Merger”, and together with the REIT Merger, the “Mergers”).

WHEREAS, prior to the Mergers, Target was the sole general partner of Target OP and held fractional, undivided shares of ownership interests in Target OP representing its general partner interest (“GP Units”) and a limited partner interest (“OP Units”), and, in connection with the Mergers, all GP Units and OP Units held by Target prior to the Mergers will be converted into OP Units of the Partnership representing a limited partner interest in the Partnership.

WHEREAS, it is intended that, solely for U.S. federal income tax purposes, the Partnership Merger qualify as an “assets-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) resulting in the termination of the Partnership and the continuation of the Target OP as the merged partnership.

WHEREAS, the General Partner desires to amend and restate the Amended Agreement in its entirety with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amended Agreement is hereby amended, restated, superseded and replaced in its entirety and the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

“Additional Funds” has the meaning set forth in Section 4.03.

“Additional Securities” has the meaning set forth in Section 4.02(a)(ii).

“Adjusted Capital Account Deficit” means, with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

(a)          credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)          debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjustment Events” has the meaning set forth in Section 15.01(b).

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“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, shall be treated as expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clauses (i) or (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or interests in a Subsidiary that are owned by the General Partner other than through its ownership interest in the Partnership.

“Affected Gain” has the meaning set forth in Section 5.01(f)(ii).

“Affiliate” means, (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests or otherwise.

“Aggregate Share Ownership Limit” has the meaning set forth in the Charter.

“Agreed Value” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the Partners, number of Partnership Units issued to each Partner, and the Agreed Value of non-cash Capital Contributions as of the date of contribution are set forth on Exhibit A, as it may be amended or restated from time to time.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Available Cash” means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of

(a)          the gross cash receipts of the Partnership for such period from all sources whatsoever, including the following:

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(i)          all rents, revenues, income and proceeds derived by the Partnership from its operations, including distributions received by the Partnership from any Entity in which the Partnership has an interest;

(ii)         all proceeds and revenues received by the Partnership on account of any sales of any Property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

(iii)        the amount of any insurance proceeds and condemnation awards received by the Partnership;

(iv)        all capital contributions and loans received by the Partnership from its Partners;

(v)         all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

(vi)        the proceeds of liquidation of the Property in accordance with this Agreement;

over

(b)          the sum of the following:

(i)          all operating costs and expenses, including taxes and other expenses of the Properties and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in clause (viii) below);

(ii)         all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of Property or the recovery of insurance or condemnation proceeds;

(iii)        all fees provided for under this Agreement;

(iv)        all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

(v)         all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Partnership has an interest;

(vi)        all loans made by the Partnership in accordance with the terms of this Agreement;

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(vii)       all reimbursements to the General Partner or its Affiliates during such period; and

(viii)      the amount of any new reserve or reserves or increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Board of Directors” means the Board of Directors of the General Partner.

“Business Day” means any day other than Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a)          to each Partner’s Capital Account there shall be credited:

(i)          such Partner’s Capital Contributions;

(ii)         such Partner’s distributive share of Net Income, Net Property Gain and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Sections 5.01(c) and 5.01(d); and

(iii)        the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b)          to each Partner’s Capital Account there shall be debited:

(i)          the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(ii)         such Partner’s distributive share of Net Loss, Net Property Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Sections 5.01(c), 5.01(d) and 15.05(d); and

(iii)        the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c)          if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

5

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, however, that all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.

“Capital Contribution” means the total amount of cash, cash equivalents, and the Agreed Value of any Property (less any liabilities assumed with respect to such Property) or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of the Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

“Cash Amount” means an amount of cash per OP Unit equal to the Value of the REIT Shares Amount on the date of receipt by the Partnership and the General Partner of a Notice of Redemption.

“Cash Available for Distribution” means the Available Cash other than Net Liquidating Proceeds.

“Certificate” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.02 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

“Change of Control” means, as to the General Partner, the occurrence of any of the following:

(a)          any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the General Partner or any Subsidiaries of the General Partner, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the General Partner or any Affiliate of the General Partner, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the stockholders of the General Partner in substantially the same proportions as their ownership of common shares of the General Partner, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the General Partner representing at least 35% of the combined voting power or common shares of the General Partner;

6

(b)          during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors or whose election by the Board of Directors or nomination for election by the General Partner’s stockholders was approved by a vote of at least two thirds (2/3) of the Board of Directors then still in office cease for any reason to constitute at least a majority thereof;

(c)          there is consummated a merger or consolidation of the General Partner or any Subsidiary of the General Partner with any other corporation, other than a merger or consolidation which would result in the voting securities of the General Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the General Partner or any Subsidiary of the General Partner, more than 50% of the combined voting power and common shares of the General Partner or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(d)          there is consummated an agreement for the sale or disposition by the General Partner of all or substantially all of the General Partner’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the General Partner of all or substantially all of the General Partner’s assets to an entity, more than fifty percent (50%) of the combined voting power and common shares of which is owned by stockholders of the General Partner in substantially the same proportions as their ownership of the common shares of the General Partner immediately prior to such sale.

“Charter” means the charter of the General Partner, as in effect from time to time.

“Class B Unit” means a Partnership Unit which is designated as a Class B Unit of the Partnership.

“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” means any class or series of Partnership Interest that does not have a priority or preference in the payment of distributions in the distribution of assets upon any Liquidation, including OP Units, Class B Units and Manager’s Units.

“Concurrent Distribution” has the meaning provided in Section 12.03.

“Constituent Person” has the meaning set forth in Section 15.04(d).

7

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.

“Contribution Agreement” means that certain contribution agreement, dated February 4, 2011, between the Partnership and ARC Real Estate Partners, LLC.

“Conversion Date” has the meaning set forth in Section 15.04(a).

“Conversion Factor” means 1.0, provided, that in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, subdivision or combination.

“Defaulting Limited Partner” means a Limited Partner that has failed to pay any amount owed to the Partnership under a Partnership Loan within 15 days after demand for payment thereof is made by the Partnership.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year or other period and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year or other period shall be the amount of book basis recovered for such fiscal year or other period under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

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“Distributable Amount” has the meaning set forth in Section 5.02(d).

“Distribution Triggering Event” has the meaning set forth in Section 12.03.

“Economic Capital Account Balance” has the meaning set forth in Section 5.01(c).

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.

“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding; (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided, that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

“Excepted Holder Limit” has the meaning set forth in the Charter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning set forth in the first paragraph of this Agreement.

“General Partner Loan” means a loan extended by the General Partner to a Defaulting Limited Partner in the form of a payment on a Partnership Loan by the General Partner to the Partnership on behalf of the Defaulting Limited Partner.

“General Partner Interest” means the Partnership Interests held by the General Partner in its capacity as the general partner of the Partnership, which Partnership Interest is an interest as a general partner under the Act. The General Partner Interest may be expressed as a number of Partnership Units. A number of OP Units held by the General Partner equal to one-tenth of one percent (0.1%) of all outstanding Partnership Units shall be deemed to be the General Partner Interest. All other Partnership Units owned by the General Partner and any Partnership Units owned by any Affiliate or Subsidiary of the General Partner.

9

“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

(b)          if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

(i)          Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

(ii)         the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;

(iii)        the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv)        the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner by such Partner;

(c)          the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution; and

(d)          the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Section 5.01(d)(vi)); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.

“Indemnified Party” has the meaning set forth in Section 8.05(f).

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“Indemnifying Party” has the meaning set forth in Section 8.05(f).

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner or (B) a director, manager or member of the General Partner or an officer or employee of the Partnership or the General Partner, and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Independent Director” means a director of the General Partner who meets the NASDAQ requirements for an independent director as set forth from time to time.

“Initial Limited Partner” has the meaning set forth in the preamble.

“Liability Shortfall” has the meaning set forth in Section 5.01(f)(iv).

“Limited Partner” means any Person named as a Limited Partner on Exhibit A attached hereto, as it may be amended or restated from time to time, and any Person who becomes a Substitute Limited Partner or any additional Limited Partner, in such Person’s capacity as a limited partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest held by a Limited Partner at any particular time representing a fractional part of the Partnership Interest of all Limited Partners, and includes any and all benefits to which the holder of such a Limited Partnership Interest may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of the Act. Limited Partnership Interests may be expressed as a number of OP Units or other Partnership Units.

“Liquidation” means (a) a dissolution or winding up of the General Partner or the Partnership, whether voluntary or involuntary, (b) a consolidation or merger of the General Partner or the Partnership with and into one or more entities which are not affiliates of the General Partner or the Partnership which results in a Change in Control, or (c) a sale, transfer or other disposition (other than a deemed disposition pursuant to Section 708(b)(1)(B) of the Code and the Regulations thereunder) of all or substantially all of the General Partner’s or the Partnership’s assets or a related series of transactions that, taken together, result in the sale, transfer or other disposition of all or substantially all of the General Partner’s or the Partnership’s assets other than to an affiliate of the General Partner or the Partnership.

“Majority in Interest” means the Limited Partners holding more than fifty percent (50%) of the Percentage Interests of the Limited Partners.

“Manager’s REIT Share” means one share of manager’s stock, par value $0.01 per share, of the General Partner (or Successor Entity, as the case may be).

“Manager’s Unit” means a Partnership Unit which is designated by the General Partner as a Manager’s Unit of the Partnership.

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“NASDAQ” means The NASDAQ Capital Market.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a)          by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

(b)          by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

(c)          by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d)          by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e)          if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Section 5.01;

(f)          by excluding Net Property Gain and Net Property Loss; and

(g)          by not taking into account in computing Net Income or Net Loss items specially allocated to the Partners pursuant to Sections 5.01(c), 5.01(d) and 15.05(d).

“Net Investment” means the excess, if any, of the total amount of Capital Contributions over any proceeds or property used to redeem Partnership Interests.

“Net Liquidating Proceeds” means the net proceeds from a Liquidation, as determined by the General Partner.

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“Net Property Gain” or “Net Property Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s net taxable gain or loss for such year or period from the disposition of Property, including the net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment of the Gross Asset Value of any Property which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations. For these purposes, the Gross Asset Value of the Property shall reflect the market capitalization of the General Partner (increased by the amount of any Partnership liabilities).

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice of Redemption” means the Notice of Exercise of OP Unit Redemption Right substantially in the form attached as Exhibit B hereto.

“Offer” has the meaning set forth in Section 7.02(a) hereof.

“OP Unit” means a Partnership Unit which is designated by the General Partner as an OP Unit of the Partnership.

“OP Unit Economic Balance” has the meaning set forth in Section 5.01(c).

“OP Unit Redemption Amount” means either the Cash Amount or the REIT Shares Amount, as selected by the Partnership pursuant to Section 8.04(a) or the General Partner pursuant to Section 8.04(b) hereof.

“OP Unit Redemption Right” has the meaning provided in Section 8.04(a) hereof.

“OP Unit Transaction” shall mean a transaction to which the Partnership or the General Partner shall be a party, including, without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets (but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of such Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof.

“Partner” means the General Partner or any Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

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“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.

“Partnership” means ARC Properties Operating Partnership, L.P., a limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement and in the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and of the Act. A Partnership Interest may be expressed as a number of OP Units or other Partnership Units.

“Partnership Loan” means a loan from the Partnership to the Partner on the day the Partnership pays over the excess of the Withheld Amount over the Distributable Amount to a taxing authority.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.02 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, and includes OP Units and any other class or series of Partnership Units that may be established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests represented by such Partnership Units are set forth on Exhibit A hereto, as it may be amended or restated from time to time. The ownership of Partnership Units may be evidenced by a certificate in a form approved by the General Partner.

“Percentage Interest” means the percentage determined by dividing the number of Partnership Units of a Partner by the sum of the number of Partnership Units of all Partners.

“Person” means any individual or Entity.

“Precontribution Gain” has the meaning set forth in Section 5.01(f)(iii).

“Property” means any property or other investment in which the Partnership, directly or indirectly, holds an ownership interest.

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“Redemption Shares” has the meaning set forth in Section 8.05(a) hereof.

“Redeeming Limited Partner” has the meaning provided in Section 8.04(a).

“Registration Statement” has the meaning set forth in Section 8.05(a).

“Regulations” means the Federal Income Tax Regulations issued under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Expenses” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of the General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer or employee of the General Partner and reasonable expenses incurred to maintain the General Partner’s qualification as a REIT, (ii) costs and expenses relating to any public offering and registration, or private offering, of securities by the General Partner, and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (vi) costs and expenses associated with compensation of the employees of the General Partner (including, without limitation, health, vision, dental, disability and life insurance benefits), (vii) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (viii) costs and expenses incurred by the General Partner relating to any issuing or redemption of Partnership Interests and (ix) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.

“REIT Requirements” has the meaning set forth in Section 6.01(a)(xxiv).

“REIT Share” means one share of common stock, par value $0.01 per share, of the General Partner (or Successor Entity, as the case may be).

“REIT Shares Amount” means the number of REIT Shares equal to the product of (X) the number of OP Units offered for redemption by a Redeeming Limited Partner, multiplied by (Y) the Conversion Factor as adjusted to and including the Specified Redemption Date; provided, that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the holders of REIT Shares to subscribe for or purchase additional REIT Shares, or any other securities or property (collectively, the “Rights”), and such Rights have not expired at the Specified Redemption Date, then the REIT Shares Amount shall also include such Rights issuable to a holder of the REIT Shares Amount on the record date fixed for purposes of determining the holders of REIT Shares entitled to Rights.

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“Restriction Notice” has the meaning set forth in Section 8.04(f).

“Rights” has the meaning set forth in the definition of “REIT Shares Amount” contained herein.

“S-3 Eligible Date” has the meaning set forth in Section 8.05(a).

“Safe Harbor” has the meaning set forth in Section 10.05(e).

“Safe Harbor Election” has the meaning set forth in Section 10.05(e).

“Safe Harbor Interest” has the meaning set forth in Section 10.05(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Separate Registration Rights Agreement” has the meaning set forth in Section 8.05.

“Series A Articles Supplementary” means the Articles Supplementary classifying and designating the Series A Preferred Stock and fixing distribution and other preferences and rights of the Series A Preferred Stock as filed with the State Department of Assessments and Taxation of Maryland on May 10, 2012.

“Series A Distribution Payment Date” shall mean the last calendar day of each month; provided, however, that if any Series A Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Series A Distribution Payment Date shall be paid on the first Business Day immediately following such Series A Distribution Payment Date.

“Series A Distribution Period” means monthly distribution periods commencing on the first day of each month and ending on and including the day preceding the first day of the next succeeding Series A Distribution Period.

“Series A Junior Units” means Common Units and any class or series of Partnership Units hereafter issued and outstanding that are not Series A Senior Units, Series A Preferred Units or Series A Parity Units.

“Series A Liquidation Amount” means the greater of (a) the aggregate Series A Liquidation Preference plus the aggregate Series A Redemption Premium or (b) an amount per Series A Preferred Unit equal to the amount which would have been payable to a Series A Preferred Unit holder had each Series A Preferred Unit been converted into OP Units immediately prior to such Liquidation.

“Series A Liquidation Preference” means eleven dollars ($11.00) per Series A Preferred Unit.

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“Series A Parity Units” means the Series B Preferred Units and any class or series of Partnership Units hereafter issued and outstanding, whether or not the distribution rates thereof shall be different from those of the Series A Preferred Units, if the holders of such class or series and the Series A Preferred Units shall be entitled to (i) the receipt of distributions in proportion to their respective amounts of accrued and unpaid distributions per unit and (ii) amounts distributable upon Liquidation in proportion to their respective liquidation preferences, in each case without preference or priority one over the other.

“Series A Preferred Return” means, for each Series A Preferred Unit, a cumulative, non-compounded rate of return equal to $0.77 per annum; provided, that the amount payable for any Series A Distribution Period shall be computed by dividing the Series A Preferred Return by twelve, and the amount of distributions payable for any period shorter or longer than a full Series A Distribution Period shall be computed on the basis of twelve 30-day months and a 360-day year.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $.01 per share, of the General Partner.

“Series A Preferred Unit” means a Partnership Unit which is designated by the General Partner as a Series A Preferred Unit of the Partnership.

“Series A Redemption Date” has the meaning set forth in Section 13.05.

“Series A Redemption Premium” equals one percent (1%) of the Series A Liquidation Preference.

“Series A Senior Units” means any class or series of Partnership Units hereafter issued and outstanding, if the holders of such class or series shall be entitled to the receipt of distributions prior to a Liquidation or of amounts distributable upon any event of Liquidation, in preference or priority to the holders of Series A Preferred Units.

“Series B Articles Supplementary” means the Articles Supplementary classifying and designating the Series B Preferred Stock and fixing distribution and other preferences and rights of the Series B Preferred Stock dated July 24, 2012 and as filed with the State Department of Assessments and Taxation of Maryland on July 25, 2012.

“Series B Distribution Payment Date” means the last calendar day of each month; provided, however, that if any Series B Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Series B Distribution Payment Date shall be paid on the first Business Day immediately following such Series B Distribution Payment Date.

“Series B Distribution Period” means monthly distribution periods commencing on the first day of each month and ending on and including the day preceding the first day of the next succeeding Series B Distribution Period.

“Series B Junior Units” means Common Units and any class or series of Partnership Units hereafter issued and outstanding that are not Series B Senior Units, Series B Preferred Units or Series B Parity Units.

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“Series B Liquidation Amount” means the greater of (a) the aggregate Series B Liquidation Preference plus the aggregate Series B Redemption Premium or (b) an amount per Series B Preferred Unit equal to the amount which would have been payable to a Series B Preferred Unit holder had each Series B Preferred Unit been converted into OP Units immediately prior to such Liquidation.

“Series B Liquidation Preference” means ten dollars and sixty cents ($10.60) per Series B Preferred Unit.

“Series B Parity Units” means the Series A Preferred Units and any class or series of Partnership Units hereafter issued and outstanding, whether or not the distribution rates thereof shall be different from those of the Series B Preferred Units, if the holders of such class or series and the Series B Preferred Units shall be entitled to (i) the receipt of distributions in proportion to their respective amounts of accrued and unpaid distributions per unit and (ii) amounts distributable upon Liquidation in proportion to their respective liquidation preferences, in each case without preference or priority one over the other.

“Series B Preferred Return” means, for each Series B Preferred Unit, a cumulative, non-compounded rate of return equal to $0.74 per annum; provided, that the amount payable for any Series B Distribution Period shall be computed by dividing the Series B Preferred Return by twelve, and the amount of distributions payable for any period shorter or longer than a full Series B Distribution Period shall be computed on the basis of twelve 30-day months and a 360-day year.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $.01 per share, of the General Partner.

“Series B Preferred Unit” means a Partnership Unit which is designated by the General Partner as a Series B Preferred Unit of the Partnership.

“Series B Redemption Date” has the meaning set forth in Section 14.05.

“Series B Redemption Premium” shall equal one percent (1%) of the Series B Liquidation Preference.

“Series B Senior Units” shall mean any class or series of Partnership Units hereafter issued and outstanding, if the holders of such class or series shall be entitled to the receipt of distributions prior to a Liquidation or of amounts distributable upon any event of Liquidation, in preference or priority to the holders of Series B Preferred Units.

“Service” means the Internal Revenue Service.

“Specified Redemption Date” means the first business day of the month that is at least 60 calendar days after the receipt by the General Partner of a Notice of Redemption.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

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“Subsidiary Partnership” means any partnership or limited liability company in which the General Partner, the Partnership or a wholly owned subsidiary of the General Partner or the Partnership owns a partnership or limited liability company interest.

“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03 hereof.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” contained herein.

“Survivor” has the meaning set forth in Section 7.02(b).

“Tax Items” has the meaning set forth in Section 5.01(f)(i).

“Tax Matters Partner” has the meaning set forth within Section 6231(a)(7) of the Code.

“Tax Protection Agreement” means that tax protection agreement, dated September 6, 2011, by and among the Partnership, the General Partner and ARC Real Estate Partners, LLC.

“Trading Day” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transaction” has the meaning set forth in Section 7.02(a).

“Transfer” has the meaning set forth in Section 9.02(a).

“TRS” means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the General Partner.

“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation. The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on the NASDAQ or any national securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on the NASDAQ or any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if the security is not listed or admitted to trading on the NASDAQ or any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

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“Withheld Amount” means any amount required to be withheld by the Partnership with respect to a Partner and paid over to any taxing authority as a result of any allocation or distribution of income to a Partner or any other transaction.

ARTICLE II
FORMATION OF PARTNERSHIP

2.01         Formation of the Partnership. The Partnership was formed as a limited partnership pursuant to the provisions of the Act and the Original Agreement and continued upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

2.02         Name. The Name of the Partnership shall be “ARC Properties Operating Partnership, L.P.” and the Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP,” “L.P.” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication by the Partnership to the Partners. Notwithstanding any provision in this Agreement and without the consent of any Limited Partner or other Person, the General Partner may amend this Agreement and the Certificate of Limited Partnership of the Partnership to reflect any change in the name of the Partnership.

2.03         Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such address is the Corporation Service Company, a Delaware corporation. The General Partner may, from time to time, designate a new registered agent and/or registered office for the Partnership and, notwithstanding any provision in this Agreement, may amend this Agreement and the Certificate of Limited Partnership of the Partnership to reflect such designation without the consent of the Limited Partners or any other Person. The principal office of the Partnership is located at: c/o American Realty Capital Properties, Inc., 405 Park Avenue, New York, New York, 10022 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places as the General Partner deems necessary or desirable.

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2.04         Term and Dissolution.

(a)          The term of the Partnership shall continue in full force and effect until the Partnership is dissolved and its affairs are wound up upon the first to occur of any of the following events:

(i)          the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner or any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act unless (A) the business of the Partnership is continued pursuant to Section 7.04(b) hereof, or (B) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership;

(ii)         the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided, that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such installment obligations are paid in full);

(iii)        the redemption of all Limited Partnership Interests, unless the General Partner determines to continue the Partnership by the admission of one or more additional Limited Partners effective as of such redemption;

(iv)        the election in writing by the General Partner that the Partnership should be dissolved;

(v)         at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; or

(vi)        the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

(b)          Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.04(b) hereof), the General Partner (or, if dissolution of the Partnership should occur by reason of Section 2.04(a)(i) or the General Partner is unable to act as liquidator, a liquidating trustee of the Partnership or other representative designated by a Majority in Interest) shall proceed to wind up the affairs of the Partnership, liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.06 hereof. Notwithstanding the foregoing, the General Partner or the liquidating trustee, as the case may be, may, subject to the Act, either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

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(c)          The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this Agreement and (ii) the Certificate of Limited Partnership of the Partnership shall have been canceled in the manner required by the Act.

2.05         Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership any Certificate (including the Certificate of Limited Partnership of the Partnership) and any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.06         Certificates Describing Partnership Units. The Partnership Interests shall not be evidenced by certificates unless requested by a Partner. At the request of a Partner, the General Partner, at its option, may issue a certificate evidencing such Partner’s Partnership Interests, including the class or series and number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as determined by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:

THIS CERTIFICATE IS NOT NEGOTIABLE. THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT OF LIMITED PARTNERSHIP OF ARC Properties Operating Partnership, L.P., AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME.

Each certificate evidencing Partnership Interests shall be executed by manual or facsimile signature of the General Partner on behalf of the Partnership. The Partnership shall maintain books for the purpose of registering the transfer of Partnership Interests. In connection with a Partner’s transfer in accordance with this Agreement of any Partnership Interests, the certificate(s) evidencing the Partnership Interests, if any, shall be delivered to the Partnership for cancellation, and the Partnership shall thereupon issue a new certificate to the transferee evidencing the Partnership Interests that were transferred and, if applicable, the Partnership shall issue a new certificate to the transferor evidencing any Partnership Interests registered in the name of the transferor that were not transferred.

Each Partnership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

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ARTICLE III
BUSINESS OF THE PARTNERSHIP

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, (ii) to enter into any partnership, joint venture or other similar arrangement for the purpose of engaging in any of the foregoing or the ownership and disposition of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing; provided, however, that any business to be conducted by the Partnership shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to, or the Board of Directors determines that the General Partner shall no longer, qualify as a REIT. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner has elected REIT status and the General Partner’s continued qualification as a REIT and the avoidance of income and excise taxes on the General Partner inure to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Partners agree that the General Partner may terminate or revoke its status as a REIT under the Code at any time. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.01         Capital Contributions. The General Partner and each Limited Partner has made (or shall be deemed to have made) a Capital Contribution to the Partnership in exchange for the Partnership Units set forth opposite such Partner’s name on Exhibit A hereto, as it may be amended or restated from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s ownership of Partnership Units.

4.02         Additional Capital Contributions and Issuances of Additional Partnership Units. Except as provided in this Section 4.02 or in Section 4.03 hereof, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests, in the form of Partnership Units, in respect thereof, in the manner contemplated in this Section 4.02.

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(a)          Issuances of Additional Partnership Units.

(i)          General. As of the effective date of this Agreement, the Partnership shall have five classes of Partnership Units, entitled “Series A Preferred Units,” “Series B Preferred Units,” “OP Units,” “Class B Units” and “Manager’s Units” respectively. The Series A Preferred Units, Series B Preferred Units, Class B Units and Manager’s Units shall have the same rights, privileges and preferences as the OP Units, except as set forth in Articles XII, XIII, XIV and XV hereof. Notwithstanding any provision of this Agreement, the General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose at any time or from time to time to the Partners (including the General Partner and/or the Limited Partner) or to other Persons, and admit such Persons as additional general partners of the Partnership pursuant to Section 7.03 or additional Limited Partners pursuant to this Section 4.02, for such consideration, or in connection with the performance of past, present or future services to the Partnership, and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners or any other Person. Notwithstanding any provision of this Agreement, a Person shall be deemed admitted to the Partnership as an additional Limited Partner upon the written consent of the General Partner and the execution of a counterpart to this Agreement by such Person. The General Partner’s determination that consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the Partnership Units are validly issued and fully paid. Notwithstanding any provision of this Agreement, any additional Partnership Units issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, preferences and duties, including rights, powers, preferences and duties senior and superior to the then-outstanding Partnership Units held by the Limited Partners, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner or other Person, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Units; (ii) the right of each such class or series of Partnership Units to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Units upon dissolution and liquidation of the Partnership; and (iv) the right, if any, of the holder of each such class or series of Partnership Units to vote on Partnership matters; provided, however, that no additional Partnership Units shall be issued to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) unless:

(1)         (A) the additional Partnership Units are issued in connection with an issuance of REIT Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Units issued to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) by the Partnership in accordance with this Section 4.02 and (B) the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall make a Capital Contribution to the Partnership in an amount equal to the consideration received by the General Partner from the issuance of such REIT Shares or other interests in the General Partner;

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(2)         (A) the additional Partnership Units are issued in connection with an issuance of REIT Shares of or other interests in the General Partner pursuant to a taxable share dividend declared by the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Units issued to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) by the Partnership in accordance with this Section 4.02, (B) if the General Partner allows the holders of its REIT Shares to elect whether to receive such dividend in REIT Shares, other interests of the General Partner or cash, the Partnership will give the Limited Partners (excluding the General Partner or any direct or indirect Subsidiary of the General Partner) the same election to elect to receive (I) Partnership Units or cash or, (II) at the election of the General Partner, REIT Shares or cash, and (C) if the Partnership issues additional Partnership Units pursuant to this Section 4.02(a)(i)(2), then an amount of income equal to the value of the Partnership Units received will be allocated to those holders of OP Units that elect to receive additional Partnership Units;

(3)         the additional Partnership Units are issued in exchange for property owned by the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Units; or

(4)         the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests.

Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.

Notwithstanding any provision in this Agreement, the General Partner may amend this Agreement in any manner in connection with the creation, authorization and/or issuance of any additional Partnership Interests, all without the approval of the Limited Partners or any other Person.

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(ii)         Upon Issuance of Additional Securities. The General Partner shall not issue any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.04 hereof or a taxable share dividend as described in Section 4.02(a)(i)(2) hereof) or Rights (collectively, “Additional Securities”) other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) Partnership Units or Rights having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) contributes the proceeds from the issuance of such Additional Securities and from any exercise of Rights contained in such Additional Securities to the Partnership; provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of Property to be held directly by the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner), but if and only if, such direct acquisition and issuance of Additional Securities have been approved by a majority of the Independent Directors. Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and the General Partner is authorized to cause the Partnership to issue to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) corresponding Partnership Units, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the Partnership and (y) the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) contributes all proceeds from such issuance to the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of REIT Shares at a discount from fair market value or pursuant to share awards, including share options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and restricted or other share awards approved by the Board of Directors. For example, in the event the General Partner issues REIT Shares for a cash purchase price and the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) contributes all of the proceeds of such issuance to the Partnership as required hereunder, the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Shares issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor in effect on the date of such contribution.

(b)          Certain Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall make Capital Contributions to the Partnership of the proceeds therefrom, provided, that if the proceeds actually received and contributed by the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) are less than the gross proceeds of such issuance as a result of any underwriter’s discount, commissions, placement fees or other expenses paid or incurred in connection with such issuance, then the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall make a Capital Contribution to the Partnership constituting the sum of (i) such net proceeds and (ii) an intangible asset in an amount equal to the capitalized costs of the General Partner relating to such issuance of REIT Shares or other interests in the General Partner. Upon any such Capital Contribution by the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner), the Capital Account of the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall be increased by the amount of its Capital Contribution as described in the previous sentence.

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(c)          Repurchases of Shares. If the General Partner shall repurchase shares of any class of its shares of common stock, the purchase price thereof and all costs incurred in connection with such repurchase shall be reimbursed to the General Partner by the Partnership pursuant to Section 6.05 hereof and the General Partner shall cause the Partnership to redeem an equivalent number of Partnership Units of the appropriate class or series held by the General Partner (which, in the case of REIT Shares, shall be a number equal to the quotient of the number of such REIT Shares divided by the Conversion Factor) in the manner provided in Section 6.10 hereof.

4.03         Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.

4.04         Capital Accounts. A separate Capital Account shall be established and maintained for each Partner.

4.05         Percentage Interests. If the number of outstanding OP Units, Manager’s Units or other class or series of Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of OP Units, Manager’s Units or other class or series of Partnership Units held by such Partner divided by the aggregate number of OP Units, Manager’s Units or other class or series of Partnership Units, as applicable, outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.05, the Net Income and Net Loss for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the effective date of such adjustment and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Net Income and Net Loss for the taxable year in which the adjustment occurs. The allocation of Net Income and Net Loss for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Net Income and Net Loss for the later part shall be based on the adjusted Percentage Interests.

4.06         No Interest on Contributions. No Partner shall be entitled to interest on its Capital Contribution.

4.07         Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

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4.08         No Third-Party Beneficiary. No creditor or other third party (other than an Indemnitee) having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto, Indemnitees and their respective successors and assigns. To the fullest extent permitted by law, none of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall, to the fullest extent permitted by law, be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

ARTICLE V
NET INCOME AND NET LOSS; DISTRIBUTIONS

5.01         Allocations.

(a)          Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in Sections 5.01(c) and 5.01(d), Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership, without duplication, shall be allocated among the Partners as follows:

(i)          first, if the Partnership has Net Income for any taxable year or portion thereof, such Net Income shall be allocated to the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their relative number of Partnership Units to the extent of and until such Partners have received allocations of Net Income equal to the aggregate amount of distributions made to such Partners pursuant to Section 5.02(a)(i); and

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(ii)         thereafter, to the Partners holding OP Units, Manager’s Units and/or Class B Units pro rata and pari passu in accordance with each such Partner’s respective Percentage Interest with respect to such OP Units, Manager’s Units and/or Class B Units; provided, that for the avoidance of doubt, Net Loss, and to the extent necessary, individual items of loss or deductions shall be allocated (A) first to the Partners holding OP Units, Manager’s Units and/or Class B Units pro rata and pari passu in accordance with each such Partner’s respective Percentage Interest with respect to such OP Units, Manager’s Units and/or Class B Units until each such Partner’s Capital Accounts with respect to their OP Units, Manager’s Units and/or Class B Units has been reduced to zero, but not below zero (provided, further, that if the Capital Account of one or more such Partner, but not all such Partners, has been reduced to zero, any remaining Net Loss, and to the extent necessary, individual item of loss or deduction shall be allocated to the remaining Partners holding OP Units, Manager’s Units and/or Class B Units in the same manner as in this Section 5.01(a)(ii)(A) until the Capital Account of all such Partners with respect to such OP Units, Manager’s Units and/or Class B Units has been reduced to zero) (B) then to the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their relative number of Partnership Units until the Capital Accounts of such Partners with respect to their Series A Preferred Units and/or Series B Preferred Units has been reduced to zero, and (C) thereafter to the General Partner.

(b)          Allocations of Net Property Gain and Net Property Loss. Except as otherwise provided in this Agreement and subject to Section 5.01(c), after giving effect to the special allocations in Section 5.01(d), Net Property Gain, Net Property Loss and, to the extent necessary, individual items of gain or loss comprising Net Property Gain and Net Property Loss of the Partnership shall be allocated among the Partners as follows:

(i)          first, if the Partnership has Net Property Gain for any taxable year or portion thereof, such Net Property Gain shall be allocated to the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their relative number of Partnership Units until each such Partners’ Capital Accounts is equal to such Partner’s aggregate Series A Liquidation Amount and/or Series B Liquidation Amount;

(ii)         second, the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their relative number of Partnership Units to the extent of and until such Partners have received allocations of Net Property Gain equal to the aggregate amount of distributions made to such Partners pursuant to Sections 5.02(b)(i); and

(iii)        thereafter, to the Partners holding OP Units and/or Manager’s Units pro rata and pari passu in accordance with each such Partner’s respective Percentage Interest with respect to such OP Units and/or Manager’s Units; provided, that for the avoidance of doubt, Net Property Loss, and to the extent necessary, individual items of loss shall be allocated (A) first to the Partners holding OP Units and/or Manager’s Units pro rata and pari passu in accordance with each such Partner’s respective Percentage Interest with respect to such OP Units and/or Manager’s Units until the Capital Accounts of such Partners with respect to their OP Units and/or Manager’s Units has been reduced to zero, (B) then to the partners holding Class B Units, if any, until their Economic Capital Account Balances have been reduced to zero, (C) then to the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their relative number of Partnership Units until the Capital Accounts of such Partners with respect to their Series A Preferred Units and/or Series B Preferred Units has been reduced to zero, and (D) thereafter to the General Partner.

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(c)          Special Allocations Regarding Class B Units. After giving effect to the special allocations in Section 5.01(d) but prior to any allocations under subparagraphs 5.01(b)(iii), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, shall be allocated to the Partners holding Class B Units until their Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units; provided, that no such Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, will be allocated with respect to any particular Class B Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such Class B Unit was issued. The “Economic Capital Account Balances” of the Class B Unit holders will be equal to their Capital Account balances to the extent attributable to their ownership of Class B Units. The “OP Unit Economic Balance” shall mean (Y) the aggregate Capital Account balance attributable to the OP Units outstanding, plus the amount of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 5.01(c), divided by (Z) the number of OP Units outstanding. Any allocations made pursuant to the first sentence of this Section 5.01(c) shall be made among the holders of Class B Units in proportion to the amounts required to be allocated to each under this Section 5.01(c). The parties agree that the intent of this Section 5.01(c) is to make the Capital Account balance associated with each Class B Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-Unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this Section 5.01(c), has increased on a per-Unit basis since the issuance of the relevant Class B Unit. Any remaining Net Property Gain not allocated pursuant to this Section 5.01(c) shall be allocated pursuant to Section 5.01(b). To the extent Net Property Loss is allocated to Partners holding Class B Units pursuant to Section 5.01(b)(iii)(B), such Net Property Loss shall be allocated among the Partners holding Class B Units in a manner that reverses the allocation of Net Property Gain to such Partner pursuant to this Section 5.01(c).

(d)          Regulatory Allocations.

(i)          Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This Section 5.01(d)(i) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(d)(i) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

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(ii)         Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This Section 5.01(d)(ii) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(d)(ii) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(iii)        Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This Section 5.01(d)(iii) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(iv)        Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(v)         Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations)

(vi)        Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

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(vii)       Capital Account Deficits. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 5.01(d)(vii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been made as if Section 5.01(d)(iii) and this Section 5.01(d)(vii) were not in this Agreement.

(e)          Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner.

(f)          Tax Allocations.

(i)          Items of Income or Loss. Except as is otherwise provided in this Section 5.01, an allocation of Net Income, Net Loss, Net Property Gain or Net Property Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income, Net Loss, Net Property Gain or Net Property Loss.

(ii)         Section 1245/1250 Recapture. Subject to Section 5.01(f)(iii) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This Section 5.01(f)(ii) shall not alter the amount of Net Income or Net Property Gain (or items thereof) allocated among the Partners, but merely the character of such Net Income or Net Property Gain (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, Net Loss, Net Property Gain and Net Property Loss for such respective period.

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(iii)        Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this Section 5.01(f)(iii) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This Section 5.01(f)(iii) is to be interpreted consistently with such intent.

(iv)        Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income required to be allocated to such Partner pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to be able to allocate to each Partner nonrecourse liabilities equal to the Liability Shortfall, nonrecourse liabilities shall be allocated to each Partner in pro rata in accordance with each such Partner’s Liability Shortfall.

5.02         Distribution of Cash.

(a)          Cash Available for Distribution. Subject to the other provisions of this Article V and to the provisions of Sections 12.03, 13.03, 14.03 and 15.02(a), the General Partner shall cause the Partnership to distribute Cash Available for Distribution, at such times and in such amounts as are, subject to the terms and conditions of this Agreement, determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period), as follows:

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(i)          first, 100% to the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their relative number of Partnership Units until such Partners have received in the aggregate, pursuant to this Section 5.02(a)(i) and Section 5.02(b)(i), an amount such that the Series A Preferred Return has been reduced to zero with respect to each such Series A Preferred Unit and the Series B Preferred Return has been reduced to zero with respect to each such Series B Preferred Unit; and

(ii)         thereafter, 100% to the Partners holding OP Units, Manager’s Units and/or Class B Units pro rata and pari passu in proportion to each such Partner’s respective Percentage Interest with respect to such OP Units, Manager’s Units and/or Class B Units.

(b)          Net Liquidating Proceeds. Subject to the other provisions of this Article V and to the provisions of Sections 12.03, 13.03, 14.03 and 15.02(a), the General Partner shall cause the Partnership to distribute Net Liquidating Proceeds, at such times and in such amounts as are, subject to the terms and conditions of this Agreement, determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period), as follows:

(i)          first, 100% to the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their respective number of Partnership Units until such Partners have received in the aggregate, pursuant to this Section 5.02(b)(i) and Section 5.02(a)(i), an amount such that the Series A Preferred Return has been reduced to zero with respect to each such Series A Preferred Unit and the Series B Preferred Return has been reduced to zero with respect to each such Series B Preferred Unit;

(ii)         second, 100% to the Partners holding Series A Preferred Units and/or Series B Preferred Units pro rata and pari passu in proportion to their respective number of Partnership Units until such Partners have received in the aggregate, pursuant to this Section 5.1(b)(ii), an amount such that the Series A Liquidation Amount has been reduced to zero with respect to each such Series A Preferred Unit and the Series B Liquidation Amount has been reduced to zero with respect to each such Series B Preferred Unit; and

(iii)        thereafter, 100% among all Partners holding OP Units, Manager’s Units and/or Class B Units pro rata and pari passu in proportion to each such Partner’s respective Percentage Interest; provided, that to the extent the aggregate Economic Capital Account Balance of the Class B Units is less than the aggregate OP Unit Economic Balance attributable to all outstanding OP Units, the Percentage Interest of the Partner holding Class B Units shall be reduced for purposes of determining its proportionate share of distributions pursuant to this Section 5.02(b)(iii) to equal such Partner’s Percentage Interest multiplied by a fraction, the numerator of which is the aggregate Economic Capital Account Balance, and the denominator of which is the aggregate OP Unit Economic Balance attributable to all outstanding OP Units.

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(c)          If a new or existing Partner acquires additional Partnership Units in exchange for a Capital Contribution on any date other than a Partnership Record Date, the cash distribution attributable to such additional Partnership Units relating to the Partnership Record Date next following the issuance of such additional Partnership Units shall be reduced in the proportion to (i) the number of days that such additional Partnership Units are held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.

(d)          Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount with respect to a Partner, either (i) if the actual amount to be distributed to the Partner (the “Distributable Amount”) equals or exceeds the Withheld Amount, the entire Distributable Amount shall be treated as a distribution of cash to such Partner, or (ii) if the Distributable Amount is less than the Withheld Amount, the distributable amount shall be treated as a distribution of cash to such Partner and the excess of the Withheld Amount over the Distributable Amount shall be treated as a Partnership Loan from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partner shall repay a Partnership Loan upon the demand of the Partnership or, alternatively, through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a General Partner Loan to the Defaulting Limited Partner in the amount of the payment made by the General Partner and the General Partner shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.02(d) shall bear interest at the lesser of (i) 300 basis points above the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

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(e)          In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash dividend as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or is being redeemed.

5.03         REIT Distribution Requirements. The General Partner shall use commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to pay distributions to its stockholders that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code, other than to the extent the General Partner elects to retain and pay income tax on its net capital gain.

5.04         No Right to Distributions in Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.

5.05         Limitations on Distributions. Notwithstanding any of the provisions of this Agreement, no Partner shall have the right to receive, and the Partnership and the General Partner shall not have the right to make, a distribution that violates the Act or other applicable law.

5.06         Distributions Upon Liquidation.

(a)          Upon liquidation of the Partnership, after the satisfaction of all the debts and obligations of the Partnership, to the extent permitted by law, whether by payment or the making of reasonable provision for payment thereof, any remaining assets of the Partnership shall be distributed pursuant to Section 5.02(b). It is the intent of the Partners that distributions pursuant to the previous sentence reflect the distributions that would be made to the Partners if such distributions were made to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances; provided, that to the extent the distributions pursuant to the prior sentence would not be treated as made to Partners with positive Capital Accounts in accordance with their respective positive Capital Accounts, the General Partner, in its sole and absolute discretion, shall adjust the allocations to be made to the Partners in accordance with Section 5.01 so that distributions to be made pursuant to this Section 5.06(a) will be made to Partners with positive Capital Accounts in accordance with their respective positive Capital Accounts.

(b)          Any distributions pursuant to this Section 5.06 shall be made within a reasonable time as determined by the General Partner in its sole discretion. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to satisfy any contingent debts or obligations of the Partnership.

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(c)          If any Partner (other than a holder of Class B Units) has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. If a holder of Restricted Class B Units has a deficit balance in its Capital Account attributable to such Class B Units (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), such holder of Class B Units shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero, but not to exceed an amount equal to the excess of the cash distributions of Net Liquidating Proceeds made (if any) to such holder of Class B Units over the amount of Net Property Gain (including, to the extent necessary, individual items of income and gain comprising Net Property Gain) allocated to such holder of Class B Units in accordance with Section 5.01(c), in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations, which restoration and contribution shall be before the later to occur of (x) the end of the taxable year in which the Partnership is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership, which amount shall be paid to creditors of the Partnership or, if the amount contributed exceeds the amount due to creditors, shall be distributed to the Partners with positive Capital Account balances.

5.07         Substantial Economic Effect. It is the intent of the Partners that the allocations of Net Income, Net Loss, Net Property Gain and Net Property Loss under the Agreement have “substantial economic effect” (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article V and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

ARTICLE VI
RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

6.01         Management of the Partnership.

(a)          Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i)          to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to, notes and mortgages that the General Partner determines are necessary or appropriate in the business of the Partnership;

(ii)         to construct buildings and make other improvements on the properties owned or leased by the Partnership;

(iii)        to authorize, issue, sell, redeem or otherwise purchase any Partnership Units or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Units, or Rights relating to any class or series of Partnership Units) of the Partnership;

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(iv)        to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v)         to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi)        to guarantee or become a co-maker of indebtedness of any Subsidiary of the General Partner or the Partnership, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vii)       to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general and administrative expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(viii)      to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix)         to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;

(x)          to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership’s business;

(xi)         to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii)        to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

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(xiii)       to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv)      to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers and such other persons as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;

(xv)       to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi)      to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii)     to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii)    to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix)       to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx)        to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other valid Partnership purpose;

(xxi)       subject to Section 11.02, to merge, consolidate or combine the Partnership with or into another Person;

(xxii)      to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code;

(xxiii)     to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership and to possess and enjoy all of the rights and powers of a general partner as provided by the Act; and

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(xxiv)    to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate such that the General Partner shall continue to satisfy the requirements for qualification as a REIT under the Code and Regulations (“REIT Requirements”) and avoid any federal income or excise tax liability; provided, however, the General Partner shall not be bound to comply with this covenant to the extent any distributions required to be made in order to satisfy the REIT Requirements would violate the Act or other applicable law or contravene the terms of any notes, mortgages or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.

(b)          Except as otherwise provided herein or in the Act, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.02         Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.03         Indemnification and Exculpation of Indemnitees.

(a)          To the fullest extent permitted by law, the Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The parties hereto agree, that the termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.03(a). The parties hereto agree, that the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 6.03(a). Any indemnification pursuant to this Section 6.03 shall be made only out of the assets of the Partnership.

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(b)          The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.03 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)          The indemnification provided by this Section 6.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d)          The Partnership may purchase and maintain insurance, as an expense of the Partnership, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          For purposes of this Section 6.03, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.03; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Partnership.

(f)          In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)          The provisions of this Section 6.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

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(i)          Any amendment, modification or repeal of this Section 6.03 or any provision hereof shall be prospective only and shall not in any way affect the indemnification of an Indemnitee by the Partnership under this Section 6.03 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.04         Liability of the General Partner.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if any such party acted in good faith. Notwithstanding any provision of this Agreement or otherwise applicable provision of law or equity, the General Partner shall not be in breach of any duty (fiduciary or otherwise) that the General Partner may owe to the Limited Partners or the Partnership or any other Persons bound by this Agreement provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b)          Notwithstanding any provision of this Agreement or otherwise applicable provision of law or equity, the Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner’s stockholders collectively, and that, to the fullest extent permitted by law, the General Partner has no duty (fiduciary or otherwise) and is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of the stockholders of the General Partner on the one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the stockholders of the General Partner or the Limited Partners; provided, however, that for so long as the General Partner owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either the stockholders of the General Partner or the Limited Partners shall be resolved in favor of the stockholders of the General Partner. The General Partner shall not be liable to the Partners or the Partnership for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Limited Partners or the Partnership in connection with such decisions.

(c)          Subject to its obligations and duties as General Partner set forth in Section 6.01 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible or liable to the Limited Partners or the Partnership for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)          Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981 or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

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(e)          Any amendment, modification or repeal of this Section 6.04 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s or any of its officer’s, director’s, agent’s or employee’s liability to the Partnership and the Limited Partners under this Section 6.04 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.05         Partnership Obligations.

(a)          Except as provided in this Section 6.05 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)          All Administrative Expenses shall be obligations of the Partnership, and the General Partner shall be entitled to reimbursement by the Partnership for any expenditure (including Administrative Expenses) incurred on behalf of the Partnership that shall be made other than out of the funds of the Partnership.

6.06         Outside Activities. Subject to Section 6.08 hereof, the Charter and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or stockholders of the General Partner and the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to such business interest or activities. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities. None of the Limited Partners nor any other Person bound by this Agreement shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner, (i) shall have no duty or obligation (fiduciary or otherwise) pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character that, if presented to the Partnership or any Limited Partner, could be taken by such Person, and (ii) shall not be liable to the Partnership or to the Limited Partners for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that the General Partner pursues or acquires for, or directs such business ventures, interests or activities to another Person or does not communicate such opportunity or information to the Partnership.

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6.07         Employment or Retention of Affiliates.

(a)          Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price or other payment therefor that the General Partner determines to be fair and reasonable.

(b)          The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c)          The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.

6.08         General Partner Activities. The General Partner agrees that, generally, all business activities of the General Partner, including activities pertaining to the acquisition, development, ownership of or investment in single tenant freestanding commercial real estate and related assets, shall be conducted through the Partnership or one or more Subsidiary Partnerships; provided, however, that, subject to Section 4.02(a)(ii), the General Partner may make direct acquisitions or undertake business activities if such acquisitions or activities are made in connection with the issuance of Additional Securities by the General Partner or the business activity has been approved by a majority of the Independent Directors.

6.09         Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.10         Redemption of General Partner’s Partnership Units. In the event the General Partner redeems or repurchases any REIT Shares, then the General Partner shall cause the Partnership to purchase from the General Partner a number of Partnership Units as determined based on the application of the Conversion Factor on the same terms that the General Partner redeemed such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of Partnership Units held by the General Partner. In the event any REIT Shares are redeemed or repurchased by the General Partner pursuant to such offer, the Partnership shall redeem or repurchase an equivalent number of the General Partner’s Partnership Units for an equivalent purchase price based on the application of the Conversion Factor.

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ARTICLE VII
CHANGES IN GENERAL PARTNER

7.01         Transfer of the General Partner’s Partnership Interest.

(a)          The General Partner shall not transfer all or any portion of its General Partner Interests, and the General Partner shall not withdraw as General Partner, except as provided in or in connection with a transaction contemplated by Section 7.01(c) hereof.

(b)          The General Partner agrees that its General Partner Interest will at all times be in the aggregate at least 0.1% of the Partnership Interests.

(c)          Notwithstanding anything in this Section 7.01, the General Partner may transfer all or any portion of its General Partner Interest to any wholly owned Subsidiary of the General Partner that is (i) (A) either a state law corporation or is eligible to make, and has validly made, an election pursuant to Treas. Regs. Sec. 301.7701-3 to be treated as an association taxable as a corporation for U.S. federal income tax purposes and (B) a TRS, or (ii) an entity that is wholly owned by the General Partner and treated as disregarded for federal income tax purposes, and following a transfer of all of its General Partner Interest, may withdraw as General Partner. In the event that the General Partner transfers its entire General Partner Interest and the transferee is admitted to the Partnership as a substitute General Partner in accordance with this Agreement, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the transfer and such transferee shall continue the business of the Partnership without dissolution.

7.02         Merger of General Partner.

(a)          Except as otherwise provided in Section 7.02(b) or (c) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets (other than in connection with a change in the General Partner’s state of incorporation or organizational form), in each case which results in a Change of Control of the General Partner (a “Transaction”), unless at least one of the following conditions is met:

(i)          the consent of a Majority in Interest (other than the Percentage Interest held by the General Partner or any Subsidiary of the General Partner) is obtained;

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(ii)         as a result of such Transaction, all Limited Partners will receive, or have the right to receive, for each Partnership Unit held by such Limited Partners an amount of cash, securities or other property equal in value to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided, that if, in connection with such Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Partnership Units (other than the General Partner and any Subsidiary of the General Partner) shall be given the option to exchange its Partnership Units for the greatest amount of cash, securities or other property that such Limited Partner would have received had it (A) exercised its OP Unit Redemption Right pursuant to Section 8.04 hereof and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the OP Unit Redemption Right immediately prior to the expiration of the Offer; or

(iii)        the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities or other property in the Transaction or (B) all Limited Partners receive for each Partnership Unit held by such Limited Partners an amount of cash, securities or other property (expressed as an amount per REIT Share) that is no less in value than the product of the Conversion Factor and the greatest amount of cash, securities or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.

(b)          Notwithstanding Section 7.02(a) hereof, the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Survivor”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Survivor in good faith and (ii) the Survivor expressly agrees to assume all obligations of the General Partner hereunder. Notwithstanding any provision of this Agreement and without the consent of any other person, upon such contribution and assumption, (i) for all purposes of this Agreement, if the General Partner is not the Survivor, the Survivor, shall be deemed to be the “General Partner” hereunder and shall be deemed to be admitted as the general partner of the Partnership, upon its execution of a counterpart to this Agreement, effective simultaneously with the merger or consolidation, (ii) the Survivor shall continue the business of the Partnership without dissolution, and (iii) the Survivor shall have the right and duty to amend this Agreement as set forth in this Section 7.02(b) or in any other manner, if applicable, to reflect the change in the general partner of the Partnership. The Survivor shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and Conversion Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor. The Survivor also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.04 hereof so as to approximate the existing rights and obligations set forth in Section 8.04 hereof as closely as reasonably possible. The above provisions of this Section 7.02(b) shall similarly apply to successive mergers or consolidations permitted hereunder.

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Notwithstanding anything in this Section 7.02, the General Partner may engage in a transaction required by law or by the rules of any national securities exchange or over-the-counter interdealer quotation system on which the REIT Shares are listed or traded.

7.03         Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a)          the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof, and an amendment to the Certificate of Limited Partnership of the Partnership evidencing the admission of such Person as a General Partner shall have been filed with the office of the Secretary of State of the State of Delaware;

(b)          if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c)          counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.

7.04         Effect of Bankruptcy, Withdrawal, Death or Dissolution of General Partner.

(a)          Upon the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.05(a) hereof) or the withdrawal, removal or dissolution of the General Partner or any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, the Partnership shall be dissolved and its affairs wound up unless the business of the Partnership is continued pursuant to Section 7.04(b) hereof. Notwithstanding anything in this Agreement to the contrary, any successor to the General Partner by merger or consolidation in compliance with Section 7.02(b) shall, without further act of any Person, be the General Partner hereunder, and such merger or consolidation shall not constitute a transfer for purposes of this Agreement and the Partnership shall continue without dissolution.

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(b)          Following the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.05(a) hereof) or the withdrawal, removal or dissolution of the General Partner or any other event that resulting the General Partner ceasing to be a general partner of the Partnership under the Act, the Partnership shall not be dissolved or wound up if the Limited Partners, within 90 days after such occurrence, elect to continue the business of the Partnership for the balance of the term specified in Section 2.04 hereof by selecting effective as of such occurrence, subject to Section 7.03 hereof in writing or vote, a substitute General Partner by consent of a Majority in Interest. Any substitute General Partner selected by the Limited Partners in accordance with this Section 7.05(b) and admitted to the Partnership in accordance with Section 7.03, shall be deemed admitted to the Partnership effective simultaneously with the occurrence of the event that caused the General Partner to cease to be a general partner of the Partnership. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.05         Removal of General Partner.

(a)          Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, the General Partner, the General Partner shall be deemed to be removed automatically. To the fullest extent permitted by law, the Limited Partners may not remove the General Partner, with or without cause.

(b)          If the General Partner has been removed pursuant to this Section 7.05 and the Partnership is continued pursuant to Section 7.04 hereof, the General Partner shall promptly transfer and assign its General Partner Interest in the Partnership to the substitute General Partner approved by a Majority in Interest in accordance with Section 7.04(b) hereof and otherwise be admitted to the Partnership in accordance with Section 7.03 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partner Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a Majority in Interest within ten days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a Majority in Interest each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals closest in value.

(c)          The General Partner Interest of a removed General Partner, during the time after default until transfer under Section 7.05(b) hereof, shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.05(b) hereof.

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(d)          Notwithstanding any other provision of this Agreement, for so long as the General Partner is treated as a REIT for U.S. federal income tax purposes, to the fullest extent permitted by law, the General Partner shall not be removed unless (a) the General Partner’s economic interest in the Partnership shall be simultaneously transferred to another entity that is either (i) not an Affiliate of the General Partner or (ii) a TRS or (b) such removal would not otherwise result in the Partnership having only one partner for U.S. federal income tax purposes.

(e)          All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section 7.05.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

8.01         Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner. Notwithstanding anything to the contrary contained in this Agreement, none of the actions taken by any of the Limited Partners hereunder shall constitute participation in the control of the business of the Partnership within the meaning of the Act.

8.02         Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, including duly adapted amendments hereto, which power of attorney is coupled with an interest and shall survive and not be affected by the subsequent death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest. This power of attorney may be exercised by such attorney-in-fact for all Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument.

8.03         Limitation on Liability of Limited Partners. No Limited Partner, in its capacity as such, shall be liable for any debts, liabilities, contracts or obligations of the Partnership. Except as otherwise provided in this Agreement or under the Act, a Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act or as otherwise provided for herein, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

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8.04         OP Unit Redemption Right.

(a)          Subject to Sections 8.04(b), (c), (d), (e), (f) and (g) hereof and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to OP Units held by them, each Limited Partner, shall have the right (the “OP Unit Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the OP Units held by such Limited Partner at a redemption price equal to and in the form of the OP Unit Redemption Amount to be paid by the Partnership, provided, that such OP Units shall have been outstanding for at least one year (or such lesser time as determined by the General Partner in its sole and absolute discretion), which period shall include the period that Partnership Units that were converted into such OP Units were held, and subject to any restriction agreed to in writing between the Redeeming Limited Partner and the General Partner. The OP Unit Redemption Right shall be exercised pursuant to a Notice of Exercise of Redemption Right in substantially the form attached hereto as Exhibit B delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the OP Unit Redemption Right (the “Redeeming Limited Partner”); provided, however, that the Partnership shall, in its sole and absolute discretion, have the option to deliver either the Cash Amount or the REIT Shares Amount; provided, further, that the Partnership shall not be obligated to satisfy such OP Unit Redemption Right if the General Partner elects to purchase the OP Units subject to the Notice of Redemption; and provided, further, that no Limited Partner may deliver more than two Notices of Redemption during each calendar year. A Limited Partner may not exercise the OP Unit Redemption Right for less than one thousand (1,000) OP Units or, if such Limited Partner holds less than one thousand (1,000) OP Units, all of the OP Units held by such Limited Partner. The Redeeming Limited Partner shall have no right, with respect to any OP Units so redeemed, to receive any distribution paid with respect to OP Units if the record date for such distribution is on or after the Specified Redemption Date.

(b)          Notwithstanding the provisions of Section 8.04(a) hereof, a Limited Partner that exercises the OP Unit Redemption Right shall be deemed to have offered to sell the OP Units described in the Notice of Redemption to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such OP Units by paying to the Redeeming Limited Partner either the Cash Amount or the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Redemption Date, whereupon the General Partner shall acquire the OP Units offered for redemption by the Redeeming Limited Partner and shall be treated for all purposes of this Agreement as the owner of such OP Units. If the General Partner shall elect to exercise its right to purchase OP Units under this Section 8.04(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Limited Partner within five business days after the receipt by the General Partner of such Notice of Redemption.

In the event the General Partner shall exercise its right to purchase OP Units with respect to the exercise of a OP Unit Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Limited Partner with respect to such Redeeming Limited Partner’s exercise of such OP Unit Redemption Right, and each of the Redeeming Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Limited Partner for federal income tax purposes as a sale of the Redeeming Limited Partner’s OP Units to the General Partner. Each Redeeming Limited Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the OP Unit Redemption Right.

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(c)          Notwithstanding the provisions of Section 8.04(a) and 8.04(b) hereof, a Limited Partner shall not be entitled to exercise the OP Unit Redemption Right if the delivery of REIT Shares to such Limited Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.04(b) hereof (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.04(b) hereof) would (i) result in such Limited Partner or any other Person owning, directly or indirectly, REIT Shares in excess of the Aggregate Share Ownership Limit or any Excepted Holder Limit (each as defined in Charter) and calculated in accordance therewith, except as provided in the Charter, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the General Partner to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the General Partner’s, the Partnership’s or a Subsidiary Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause the General Partner to fail to qualify as a REIT under the Code, or (vi) cause the acquisition of REIT Shares by such Limited Partner to be “integrated” with any other distribution of REIT Shares or OP Units for purposes of complying with the registration provisions of the Securities Act. The General Partner, in its sole and absolute discretion and without the consent of any other Partner or Person, may waive the restriction on redemption set forth in this Section 8.04(c).

(d)          Any Cash Amount to be paid to a Redeeming Limited Partner pursuant to this Section 8.04 shall be paid on the Specified Redemption Date; provided, however, that the General Partner may elect to cause the Specified Redemption Date to be delayed for up to an additional 90 days to the extent required for the General Partner to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Any REIT Share Amount to be paid to a Redeeming Limited Partner pursuant to this Section 8.04 shall be paid on the Specified Redemption Date; provided, however, that the General Partner may elect to cause the Specified Redemption Date to be delayed for up to an additional 60 days to the extent required for the General Partner to cause additional REIT Shares to be issued. Notwithstanding the foregoing, the General Partner agrees to use its reasonable best efforts to cause the closing of the acquisition of redeemed OP Units hereunder to occur as quickly as reasonably possible.

(e)          Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Limited Partner’s exercise of the OP Unit Redemption Right. If a Redeeming Limited Partner believes that it is exempt from such withholding upon the exercise of the OP Unit Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2 and any other documentation reasonably requested by the General Partner. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Limited Partner’s exercise of the OP Unit Redemption Right and if the OP Unit Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in redemption of its OP Units. If, however, the OP Unit Redemption Amount is less than the Withheld Amount, the Redeeming Limited Partner shall not receive any portion of the OP Unit Redemption Amount, the OP Unit Redemption Amount shall be treated as an amount received by such Partner in redemption of its OP Units, and the Partner shall contribute the excess of the Withheld Amount over the OP Unit Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

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(f)          Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their OP Unit Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are desirable in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

8.05         Registration. Subject to the terms of any agreement between the General Partner and a Limited Partner with respect to OP Units held by such Limited Partner that includes provisions relating to registration rights (each a “Separate Registration Rights Agreement”):

(a)          Shelf Registration of the REIT Shares. Following the date on which the General Partner becomes eligible to use a registration statement on Form S-3 for the registration of securities under the Securities Act (the “S-3 Eligible Date”) and within the time period that may be agreed by the General Partner and a Limited Partner, the General Partner shall file with the Commission a shelf registration statement under Rule 415 of the Securities Act (a “Registration Statement”), or any similar rule that may be adopted by the Commission, covering (i) the issuance of REIT Shares issuable upon redemption of the OP Units held by such Limited Partner (“Redemption Shares”) and/or (ii) the resale by the holder of the Redemption Shares, with respect to OP Units issued prior to the S-3 Eligible Date; provided, however, that the General Partner shall be required to file only two such registrations in any 12-month period. In connection therewith, the General Partner will:

(1)         use its reasonable best efforts to have such Registration Statement declared effective;

(2)         furnish to each holder of Redemption Shares such number of copies of prospectuses, and supplements or amendments thereto, and such other documents as such holder reasonably requests;

(3)         register or qualify the Redemption Shares covered by the Registration Statement under the securities or blue sky laws of such jurisdictions within the United States as any holder of Redemption Shares shall reasonably request, and do such other reasonable acts and things as may be required of it to enable such holders to consummate the sale or other disposition in such jurisdictions of the Redemption Shares; provided, however, that the General Partner shall not be required to (i) qualify as a foreign corporation or consent to a general or unlimited service or process in any jurisdictions in which it would not otherwise be required to be qualified or so consent or (ii) qualify as a dealer in securities; and

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(4)         otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission.

The General Partner further agrees to supplement or make amendments to each Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by the General Partner or by the Securities Act or rules and regulations thereunder for such Registration Statement. Each Limited Partner agrees to furnish to the General Partner, upon request, such information with respect to the Limited Partner as may be required to complete and file the Registration Statement.

In connection with and as a condition to the General Partner’s obligations with respect to the filing of a Registration Statement pursuant to this Section 8.05, each Limited Partner agrees with the General Partner that:

(x)          it will not offer or sell its Redemption Shares until (A) such Redemption Shares have been included in a Registration Statement and (B) it has received copies of a prospectus, and any supplement or amendment thereto, as contemplated by Section 8.05(a) hereof, and receives notice that the Registration Statement covering such Redemption Shares, or any post-effective amendment thereto, has been declared effective by the Commission;

(y)          if the General Partner determines in its good faith judgment, after consultation with counsel, that the use of the Registration Statement, including any post effective amendment thereto, or the use of any prospectus contained in such Registration Statement would require the disclosure of important information that the General Partner has a bona fide business purpose for preserving as confidential or the disclosure of which would impede the General Partner’s ability to consummate a significant transaction, upon written notice of such determination by the General Partner, the rights of each Limited Partner to offer, sell or distribute its Redemption Shares pursuant to such Registration Statement or prospectus or to require the General Partner to take action with respect to the registration or sale of any Redemption Shares pursuant to a Registration Statement (including any action contemplated by this Section 8.05) will be suspended until the date upon which the General Partner notifies such Limited Partner in writing (which notice shall be deemed sufficient if given through the issuance of a press release) that suspension of such rights for the grounds set forth in this paragraph is no longer necessary; provided, however, that the General Partner may not suspend such rights for an aggregate period of more than 90 days in any 12-month period; and

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(z)          in the case of the registration of any underwritten equity offering proposed by the General Partner (other than any registration by the General Partner on Form S-8, or a successor or substantially similar form, of (A) an employee share option, share purchase or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a dividend reinvestment plan), each Limited Partner will agree, if requested in writing by the managing underwriter or underwriters administering such offering, not to effect any offer, sale or distribution of any REIT Shares or Redemption Shares (or any option or right to acquire REIT Shares or Redemption Shares) during the period commencing on the tenth day prior to the expected effective date (which date shall be stated in such notice) of the registration statement covering such underwritten primary equity offering or, if such offering shall be a “take-down” from an effective shelf registration statement, the tenth day prior to the expected commencement date (which date shall be stated in such notice) of such offering, and ending on the date specified by such managing underwriter in such written request to the Limited Partners; provided, however, that no Limited Partner shall be required to agree not to effect any offer, sale or distribution of its Redemption Shares for a period of time that is longer than the greater of 90 days or the period of time for which any senior executive of the General Partner is required so to agree in connection with such offering. Nothing in this paragraph shall be read to limit the ability of any Limited Partner to redeem its OP Units in accordance with the terms of this Agreement.

(b)          Listing on Securities Exchange. If the General Partner lists or maintains the listing of REIT Shares on any securities exchange or national market system, it shall, at its expense and as necessary to permit the registration and sale of the Redemption Shares hereunder, list thereon, maintain and, when necessary, increase such listing to include such Redemption Shares.

(c)          Registration Not Required. Notwithstanding the foregoing, the General Partner shall not be required to file or maintain the effectiveness of a registration statement relating to Redemption Shares after the first date upon which, in the opinion of counsel to the General Partner, all of the Redemption Shares covered thereby could be sold by the holders thereof pursuant to Rule 144 under the Securities Act, or any successor rule thereto.

(d)          Allocation of Expenses. The Partnership shall pay all expenses in connection with the Registration Statement, including without limitation (i) all expenses incident to filing with the Financial Industry Regulatory Authority, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, except to the extent holders of Redemption Shares elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by the General Partner or the Partnership, which fees and expenses for such accountants or attorneys shall be for the account of the holders of the Redemption Shares, (v) accounting expenses incident to or required by any such registration or qualification and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, neither the Partnership nor the General Partner shall be liable for (A) any discounts or commissions to any underwriter or broker attributable to the sale of Redemption Shares, or (B) any fees or expenses incurred by holders of Redemption Shares in connection with such registration that, according to the written instructions of any regulatory authority, the Partnership or the General Partner is not permitted to pay.

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(e)          Indemnification.

(i)          In connection with the Registration Statement, to the fullest extent permitted by law, the General Partner and the Partnership agree to indemnify holders of Redemption Shares within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in the Registration Statement, preliminary prospectus or prospectus (as amended or supplemented if the General Partner shall have furnished any amendments or supplements thereto) or caused by any omission or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement, alleged untrue statement, omission, or alleged omission based upon information furnished to the General Partner by the Limited Partner or the holder of Redemption Shares for use therein. The General Partner and each officer, director and controlling Person of the General Partner and the Partnership shall be indemnified by each Limited Partner or holder of Redemption Shares covered by the Registration Statement for all such losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement or any omission, or alleged omission, based upon information furnished to the General Partner or the Partnership by the Limited Partner or the holder for use therein.

(ii)         Promptly upon receipt by a party indemnified under this Section 8.05(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 8.05(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.05(e) unless such failure shall materially adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnified party shall have the right to separate counsel and the indemnifying party shall pay the reasonable fees and expenses of such separate counsel, provided, that the indemnifying party shall not be liable for more than one separate counsel). No indemnifying party shall be liable to any indemnified party for any settlement entered into without its consent.

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(f)          Contribution.

(i)          If for any reason the indemnification provisions contemplated by Section 8.05(e) hereof are either unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the party that would otherwise be required to provide indemnification or the indemnifying party (in either case, for purposes of this Section 8.05(f), the “Indemnifying Party”) in respect of such losses, claims, damages or liabilities, shall contribute to the amount paid or payable by the party that would otherwise be entitled to indemnification or the indemnified party (in either case, for purposes of this Section 8.05(f), the “Indemnified Party”) as a result of such losses, claims, damages, liabilities or expense, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party.

(ii)         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.05(f) were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person determined to have committed a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii)        The contribution provided for in this Section 8.05(f) shall survive the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

(g)          Conflict. With respect to any Limited Partner, in the event of a conflict between the provisions of this Section 8.05 and any Separate Registration Rights Agreement, the provisions of the Separate Registration Rights Agreement shall control.

ARTICLE IX
TRANSFERS OF PARTNERSHIP INTERESTS

9.01         Purchase for Investment.

(a)          Each Limited Partner, by its signature below or by its subsequent admission to the Partnership, hereby represents and warrants to the General Partner and to the Partnership that the acquisition of such Limited Partner’s Partnership Units is made for investment purposes only and not with a view to the resale or distribution of such Partnership Units.

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(b)          Subject to the provisions of Section 9.02 hereof, each Limited Partner agrees that such Limited Partner will not Transfer such Limited Partner’s Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.01(a) hereof.

9.02         Restrictions on Transfer of Partnership Units.

(a)          Subject to the provisions of Sections 9.02(b), (c) and (d) hereof, to the fullest extent permitted by law, no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of such Limited Partner’s Partnership Units, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b)          No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.05 hereof) of all of such Limited Partner’s Partnership Units pursuant to this Article IX or pursuant to a redemption of all of such Limited Partner’s OP Units pursuant to Section 8.04 hereof. Upon the permitted Transfer or redemption of all of a Limited Partner’s OP Units, such Limited Partner shall cease to be a Limited Partner.

(c)          Subject to Sections 9.02(d), (e) and (f) hereof, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of such Limited Partner’s Partnership Units to such Limited Partner’s (i) parent or parent’s spouse, (ii) spouse, (iii) natural or adopted descendant or descendants, (iv) spouse of such Limited Partner’s descendant, (v) brother or sister, (vi) trust created by such Limited Partner for the primary benefit of such Limited Partner and/or any such Person(s) described in (i) through (v) above, of which trust such Limited Partner or any such Person(s) or bank or other commercial entity in the business of acting as a fiduciary in its ordinary course of business and having an equity capitalization of at least $100,000,000 is a trustee, (vii) a corporation, partnership or limited liability company controlled by a Person or Persons named in (i) through (v) above, or (viii) if the Limited Partner is an entity, its beneficial owners.

(d)          No Limited Partner may effect a Transfer of its Partnership Units, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Partnership Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

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(e)          No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if the General Partner determines, in its commercially reasonable discretion, that (i) such Transfer would result in the Partnership being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857, Section 4981 or any other provision of the Code or (iii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; provided, that if the General Partner secures an opinion of qualified United States tax counsel that the Partnership would, if such Transfer were completed, satisfy one or more provisions under Section 7704 of the Code and the Regulations promulgated thereunder such that the Partnership would not be treated as a “publicly traded partnership” for U.S. federal income tax purposes, then such Transfer shall not be prohibited by this Section 9.02(e).

(f)          To the fullest extent permitted by law, any purported Transfer in contravention of any of the provisions of this Article IX shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner or the Partnership.

(g)          Prior to the consummation of any Transfer under this Article IX, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

(h)          Notwithstanding anything to the contrary contained in this Section 9.02, ARC Real Estate Partners, LLC may Transfer any of its OP Units to its Members (as defined in the limited liability company agreement of ARC Real Estate Partners, LLC, dated July 26, 2010, by and among the signatories thereto, as amended from time to time), without the consent of the General Partner.

9.03         Admission of Substitute Limited Partner.

(a)          Subject to the other provisions of this Article IX, an assignee of the Partnership Units of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Units) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion, and upon the satisfactory completion of the following:

(i)          The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.

(ii)         The assignee shall have delivered a letter containing the representation set forth in Section 9.01(a) hereof and the representations and warranties set forth in Section 9.01(b) hereof.

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(iii)        If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.

(iv)        The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.02 hereof.

(v)         The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.

(vi)        The assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b)          For the purpose of allocating Net Income and Net Loss and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Limited Partner on the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c)          The General Partner and the Substitute Limited Partner shall cooperate with each other by preparing the documentation required by this Section 9.03 and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article IX to the admission of such Person as a Limited Partner of the Partnership.

9.04         Rights of Assignees of Partnership Units.

(a)          Subject to the provisions of Sections 9.01 and 9.02 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Units until the Partnership has received notice thereof.

(b)          Any Person who is the assignee of all or any portion of a Limited Partner’s Partnership Units, but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Units, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Partnership Units.

9.05         Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. To the fullest extent permitted by law, the occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not, in and of itself, cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue, and such Limited Partner’s personal representative (as defined in the Act) shall have the rights of such Limited Partner for the purpose of settling or managing such Limited Partner’s estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of such Limited Partner’s Partnership Units and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

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9.06         Joint Ownership of Partnership Units. A Partnership Unit may be acquired by two individuals as joint tenants with right of survivorship, provided, that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Unit shall be required to constitute the action of the owners of such Partnership Unit; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Unit held in a joint tenancy with a right of survivorship, the Partnership Unit shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Unit until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Unit to be divided into two equal Partnership Units, which shall thereafter be owned separately by each of the former owners.

ARTICLE X
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

10.01         Books and Records. At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership of the Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Limited Partner or its duly authorized representative, for any purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

10.02         Custody of Partnership Funds; Bank Accounts.

(a)          All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b)          All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.02(b).

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10.03         Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year unless otherwise required by the Code.

10.04         Annual Tax Information and Report. Within 75 days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each Person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.

10.05         Tax Matters Partner; Tax Elections; Special Basis Adjustments.

(a)          The General Partner shall be the Tax Matters Partner of the Partnership. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.

(b)          All elections and determinations required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(c)          In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement unless an adjustment to Capital Accounts is permitted under the Regulations promulgated under Section 704 of the Code. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d)          In the event that the General Partner shall be removed or replaced pursuant to any provision of this Agreement, the successor to the General Partner shall assume the obligations of this Section 10.05.

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(e)          The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners. The Partnership and the Partners (including any Person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The Partnership is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation § 1.83-3, including amending this Agreement.

10.06         Reports to Limited Partners.

(a)          If the General Partner is required to furnish an annual report to its stockholders containing financial statements of the General Partner, the General Partner will, at the same time and in the same manner, furnish such annual report to each Limited Partner.

(b)          Any Partner shall further have the right to a private audit of the books and records of the Partnership, provided, that such audit is made for Partnership purposes, at the sole expense of the Partner desiring it and is made during normal business hours.

ARTICLE XI
AMENDMENT OF AGREEMENT; MERGER

11.01         Amendment of Agreement.

Except as otherwise provided herein, the General Partner’s written consent shall be required for any amendment to this Agreement. Except as otherwise provided herein, the General Partner, without the consent of the Limited Partners or any other Person, may amend this Agreement in any respect; provided, however, that the following amendments shall require the written consent of a Majority in Interest:

(a)          any amendment affecting the operation of the Conversion Factor or the OP Unit Redemption Right (except as otherwise provided herein) in a manner that adversely affects the Limited Partners in any material respect;

(b)          any amendment that would adversely affect the rights of the Limited Partners in any material respect to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;

(c)          any amendment that would alter the Partnership’s allocations of Net Income and Net Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;

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(d)          any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; or

(e)          any amendment to this Article XI.

11.02         Merger of Partnership.

Notwithstanding any provision of this Agreement, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership in a transaction pursuant to Section 7.02(a) or (b) hereof and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Article XI.

ARTICLE XII
MANAGER’S UNITS

12.01         Designation and Number. A series of Partnership Units in the Partnership, designated as the “Manager’s Units,” is hereby established. The number of Manager’s Units shall be 10,000,000. Except as set forth in this Article XII, Manager’s Units shall have the same rights, privileges and preferences as the OP Units.

12.02         Voting. Each Manager’s Unit shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Partnership Units.

12.03         Distributions. If and when any distributions are paid on OP Units, the holders of the outstanding Manager’s Units shall be entitled to receive a distribution on each outstanding Manager’s Unit in an amount equal to the product of (A) the per Unit amount of such distribution paid on the OP Units and (B) 0.01, and such distribution shall be paid when the distribution is paid on the OP Units (the “Concurrent Distribution”). At such time that the Partnership covers the payment of distributions on OP Units, that correspond with the General Partner’s cash dividends declared in respect of the REIT Shares, for the six immediately preceding months from the funds from operations (as defined by the National Association of Real Estate Investment Trusts from time to time), as determined for the General Partner, adjusted to exclude acquisition-related fees and expenses (the “Distribution Triggering Event”), to the extent any Manager’s Units remain outstanding, no distributions shall be authorized or paid or set apart for payment on the OP Units until the holders of the Manager’s Units then outstanding have received distributions equal to the amount per Manager’s Unit equal to the cash distributions that were paid on each OP Unit (not including the amount of Concurrent Distributions that were paid per Manager’s Unit), that were not paid on such Manager’s Unit prior to the Distribution Triggering Event, during the period in which such Manager’s Unit and the OP Units were outstanding.

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12.04         Automatic Unit Conversion.

(a)          At such times as there occurs a conversion of Manager’s REIT Shares for REIT Shares, a corresponding amount of Manager’s Units shall automatically convert into OP Units, on a one-to-one basis (subject to appropriate adjustment in the event of any dividend, split, combination or other similar recapitalization with respect to the OP Units); provided, however, to the extent any Manager’s Units remain subject to further vesting requirements, such vesting requirements shall apply to the OP Units into which such Manager’s Units were converted.

(b)          Each automatic conversion of Manager’s Units for OP Units shall be deemed to have been effected at such time as the concurrent conversion of the corresponding Manager’s REIT Shares for REIT Shares shall have been deemed effected in accordance with the Charter and Exhibit A hereto shall be amended by the General Partner to reflect such conversion; provided, however, that the holder of the certificates representing such Manager’s Units, if any, hereby agrees to surrender such certificates representing such Manager’s Units, if any, to the Partnership, and the Person or Persons in whose name or names any certificate or certificates for OP Units shall be issuable upon such automatic conversion shall be deemed to have become the holder or holders of record of the OP Units represented thereby at such time and on such date. As promptly as practicable after the surrender of such certificates, if any, representing the Manager’s Units, the Partnership shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates, if any, for the number of OP Units issuable upon the automatic conversion of such Manager’s Units in accordance with the provisions of this Section 12.04(b); provided, however, that the failure to surrender the certificates representing the Manager’s Units as provided in this Section 12.04(b) shall not preclude the automatic conversion of such Manager’s Units into OP Units.

12.05         Forfeiture of Manager’s Units. If any Manager’s REIT Shares are forfeited pursuant to an award agreement relating to such Manager’s REIT Shares, an equal number of Manager’s Units shall be forfeited by the holder(s) thereof (and the portion of the holder(s)’ Capital Account attributable to such forfeited Manager’s Units also shall be forfeited).

ARTICLE XIII
SERIES A PREFERRED UNITS

13.01         Number of Preferred Units and Designation. A series of preferred Partnership Units in the Partnership, designated as the “Series A Preferred Units,” is hereby established. The number of Series A Preferred Units shall be 545,454 units. Except as set forth in Article V and this Article XIII, and except where the context elsewhere in this Agreement otherwise requires, Series A Preferred Units shall have the same rights, privileges and preferences as the OP Units.

13.02         Ranking. The Series A Preferred Units shall, with respect to the payment of distributions and the right to receive the Series A Liquidation Preference upon a Liquidation, rank junior to all Series A Senior Units; rank senior to all Series A Junior Units, and rank in parity with all Series A Parity Units.

13.03         Distributions. Distributions with respect to Series A Preferred Units shall be cumulative from the day of issuance of any such Series A Preferred Units and shall be payable monthly, when, as and if declared by the General Partner, in arrears, on each Series A Distribution Payment Date. Each such distribution shall be payable to the holders of record of Series A Preferred Units as they appear in the records of the Partnership at the close of business on such record date, which shall not be more than 30 days preceding such Series A Distribution Payment Dates thereof, as shall be fixed by the General Partner.

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13.04         Conversion.

(a)          Unless such Series A Preferred Units have previously been redeemed pursuant to Section 13.05, at such time as there occurs a conversion of shares of Series A Preferred Stock for REIT Shares, a corresponding amount of Series A Preferred Units shall automatically convert into OP Units, on a one-to-one basis (subject to appropriate adjustment in the event of any dividend, split, combination or other similar recapitalization with respect to the OP Units) on terms substantially similar to the terms for conversion of shares of Series A Preferred Stock for REIT Shares contained in the Series A Articles Supplementary.

(b)          Each automatic conversion of Series A Preferred Units for OP Units shall be deemed to have been effected at such time as the concurrent conversion of the corresponding shares of Series A Preferred Stock for REIT Shares shall have been deemed effected in accordance with the Charter, and Exhibit A shall be amended by the General Partner to reflect such conversion.

13.05         Redemption. If the General Partner redeems or otherwise purchases any shares of Series A Preferred Stock, the Partnership shall redeem a corresponding number of Series A Preferred Units, on the date of redemption or other purchase of shares of Series A Preferred Stock by the General Partner (“Series A Redemption Date”), at a redemption price per Series A Preferred Unit equal to the sum of (a) the Series A Liquidation Preference plus (b) the accrued but unpaid Series A Preferred Return plus (c) the Series A Redemption Premium, and the redemption price shall be payable in cash. Any redemption of Series A Preferred Units shall be deemed to occur on the Series A Redemption Date immediately prior to the related redemption or other purchase of Shares of Series A Preferred Stock.

13.06         Voting.

(a)          Other than as expressly provided in below in this Section 13.06, the Series A Preferred Units shall not have any voting rights or powers, and the consent of the holders thereof, shall not be required for the taking of any Partnership action.

(b)          As long as any of the Series A Preferred Units shall remain outstanding, the Partnership shall not, and the General Partner shall not have the authority to cause the Partnership to, take any of the following actions without the prior written consent of holders owning at least sixty-six and two-thirds percent (66 and 2/3%) of the Series A Preferred Units then issued and outstanding, voting as a single class, in person or by proxy:

(i)          Effectuate amendments to the Agreement that would materially adversely affect the terms and conditions of, or the voting powers, rights, privileges or preferences of the holders of the Series A Preferred Units; provided, however, that amendments to the Agreement to authorize or create or to increase the number of authorized units of any Series A Senior Units, Series A Parity Units or Series A Junior Units shall not be deemed to materially adversely affect the voting powers, rights or preferences of the Series A Preferred Units.

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13.07         Transfers. Subject to the provisions of Section 9.02(b), (c) and (d), no Limited Partner may Transfer such Limited Partner’s Series A Preferred Unit without the prior written consent of the General Partner, which may be withheld or denied by the General Partner it is sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, any Transfer in contravention of this Section 13.07 shall be void and ineffectual and shall not be binding upon, or recognized by the Partnership.

13.08         Miscellaneous.

(a)          Series A Preferred Units will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein and as may be provided under applicable law.

(b)          The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Series A Preferred Units may be waived, and any of such provisions of the Series A Preferred Units may be amended, with the approval of holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the issued outstanding Series A Preferred Units, voting as a single class in person or by proxy.

ARTICLE XIV
SERIES B PREFERRED UNITS

14.01         Number of Preferred Units and Designation. A series of preferred Partnership Units in the Partnership, designated as the “Series B Preferred Units,” is hereby established. The number of Series B Preferred Units shall be 283,018 units. Except as set forth in Article V and this Article XIV, and except where the context elsewhere in this Agreement otherwise requires, Series B Preferred Units shall have the same rights, privileges and preferences as the OP Units.

14.02         Ranking. The Series B Preferred Units shall, with respect to the payment of distributions and the right to receive the Series B Liquidation Preference upon a Liquidation, rank junior to all Series B Senior Units; rank senior to all Series B Junior Units, and rank in parity with all Series B Parity Units.

14.03         Distributions. Distributions with respect to Series B Preferred Units shall be cumulative from the day of issuance of any such Series B Preferred Units and shall be payable monthly, when, as and if declared by the General Partner, in arrears, on each Series B Distribution Payment Date. Each such distribution shall be payable to the holders of record of Series B Preferred Units as they appear in the records of the Partnership at the close of business on such record date, which shall not be more than 30 days preceding such Series B Distribution Payment Dates thereof, as shall be fixed by the General Partner.

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14.04         Conversion.

(a)          Unless such Series B Preferred Units have previously been redeemed pursuant to Section 14.05, at such time as there occurs a conversion of shares of Series B Preferred Stock for REIT Shares, a corresponding amount of Series B Preferred Units shall automatically convert into OP Units, on a one-to-one basis (subject to appropriate adjustment in the event of any dividend, split, combination or other similar recapitalization with respect to the OP Units) on terms substantially similar to the terms for conversion of shares of Series B Preferred Stock for REIT Shares contained in the Series B Articles Supplementary.

(b)          Each automatic conversion of Series B Preferred Units for OP Units shall be deemed to have been effected at such time as the concurrent conversion of the corresponding shares of Series B Preferred Stock for REIT Shares shall have been deemed effected in accordance with the Charter, and Exhibit A shall be amended by the General Partner to reflect such conversion.

14.05         Redemption. If the General Partner redeems or otherwise purchases any shares of Series B Preferred Stock, the Partnership shall redeem a corresponding number of Series B Preferred Units, on the date of redemption or other purchase of shares of Series B Preferred Stock by the General Partner (“Series B Redemption Date”), at a redemption price per Series B Preferred Unit equal to the sum of (a) the Series B Liquidation Preference plus (b) the accrued but unpaid Series B Preferred Return plus (c) the Series B Redemption Premium, and the redemption price shall be payable in cash. Any redemption of Series B Preferred Units shall be deemed to occur on the Redemption Date immediately prior to the related redemption or other purchase of Shares of Series B Preferred Stock.

14.06         Voting.

(a)          Other than as expressly provided in below in this Section 14.06, the Series B Preferred Units shall not have any voting rights or powers, and the consent of the holders thereof, shall not be required for the taking of any Partnership action.

(b)          As long as any of the Series B Preferred Units shall remain outstanding, the Partnership shall not, and the General Partner shall not have the authority to cause the Partnership to, take any of the following actions without the prior written consent of holders owning at least sixty-six and two-thirds percent (66 and 2/3%) of the Series B Preferred Units then issued and outstanding, voting as a single class, in person or by proxy:

(i)          Effectuate amendments to the Partnership Agreement that would materially adversely affect the terms and conditions of, or the voting powers, rights, privileges or preferences of the holders of the Series B Preferred Units; provided, however, that amendments to the Agreement to authorize or create or to increase the number of authorized units of any Series B Senior Units, Series B Parity Units or Series B Junior Units shall not be deemed to materially adversely affect the voting powers, rights or preferences of the Series B Preferred Units.

14.07         Transfers. Subject to the provisions of Section 9.02(b), (c) and (d), no Limited Partner may Transfer such Limited Partner’s Series B Preferred Unit without the prior written consent of the General Partner, which may be withheld or denied by the General Partner it is sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, any Transfer in contravention of this Section 14.07 shall be void and ineffectual and shall not be binding upon, or recognized by the Partnership.

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14.08         Miscellaneous.

(a)          Series B Preferred Units will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein and as may be provided under applicable law.

(b)          The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Series B Preferred Units may be waived, and any of such provisions of the Series B Preferred Units may be amended, with the approval of holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the issued outstanding Series B Preferred Units, voting as a single class in person or by proxy.

ARTICLE XV
CLASS B UNITS

15.01         Designation and Number.

(a)          A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 15, Class B Units shall have the same rights, privileges and preferences as the OP Units. The number of Class B Units shall be [●] units Subject to the provisions of this Article XV and the special provisions of Section 5.01(c), Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto.

(b)          It is intended that the Partnership shall maintain at all times a one-to-one correspondence between Class B Units and OP Units for conversion and other purposes. If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the Class B Units to maintain a one-for-one conversion and economic equivalence ratio between OP Units and Class B Units. The following shall be “Adjustment Events:” (A) the Partnership makes a distribution on all outstanding OP Units in Partnership Units, (B) the Partnership subdivides the outstanding OP Units into a greater number of units or combines the outstanding OP Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding OP Units by way of a reclassification or recapitalization of its OP Units. If more than one Adjustment Event occurs, the adjustment to the Class B Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following events shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units in respect of a capital contribution to the Partnership, including a contribution by the General Partner of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the OP Units other than actions specifically described above as Adjustment Events and, in the opinion of the General Partner such action would require an adjustment to the Class B Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the Class B Units, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the Class B Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Partnership shall mail a notice to each holder of Class B Units setting forth the adjustment to his, her or its Class B Units and the effective date of such adjustment.

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15.02         Special Provisions. Class B Units shall be subject to the following special provisions:

(a)          Distributions. The holders of Class B Units shall be entitled to (i) current distributions of Cash Available for Distribution pursuant to Section 5.02(a)(ii), (ii) distributions, if any, of Net Liquidating Proceeds pursuant to Section 5.02(b)(iii), and (iii) distributions in liquidation of the Partnership pursuant to Section 5.06.

(b)          Allocations. Holders of Class B Units shall be entitled to certain special allocations of Net Property Gain under Section 5.01(c).

(c)          Redemption. The OP Unit Redemption Right provided to Limited Partners under Section 8.04 hereof shall not apply with respect to Class B Units unless and until the Class B Units are converted to OP Units as provided in Section 15.04.

15.03         Voting.

(a)          Holders of Class B Units shall (x) have the same voting rights as the Limited Partners, with the Class B Units voting as a single class with the OP Units and having one vote per Class B Unit; and (y) have the additional voting rights that are expressly set forth below. So long as any Class B Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Class B Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to Class B Units so as to materially and adversely affect any right, privilege or voting power of the Class B Units or the holders of Class B Units as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Limited Partners; but subject, in any event, to the following provisions:

(i)          With respect to any OP Unit Transaction, so long as the Class B Units are treated in accordance with Section 15.04(d) hereof, the consummation of such OP Unit Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such; and

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(ii)         Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including additional OP Units or Class B Units whether ranking senior to, junior to, or on a parity with the Class B Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such.

(b)          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding Class B Units shall have been converted into OP Units.

15.04         Conversion of Class B Units.

(a)          Conversion. At such time as the Economic Capital Account Balance attributable to a Class B Unit is equal to the OP Unit Economic Balance, each such balance determined on a per unit basis as of the effective date of conversion (the “Conversion Date”), such Class B Unit shall automatically convert into one fully paid and non-assessable OP Unit, giving effect to all adjustments (if any) made pursuant to Section 15.01 hereof; provided, that a Class B Unit shall not be convertible into OP Units if the Economic Capital Account Balance attributable to such Class B Unit is negative. Each holder of Class B Units covenants and agrees with the Partnership that all Class B Units to be converted pursuant to this Section 15.04 shall be free and clear of all liens. The conversion of Class B Units shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of Class B Units, as of which time such holder of Class B Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion. For purposes of determining the Economic Capital Account Balance attributable to a Class B Unit, allocations pursuant to Section 5.01(c) shall be made in such a manner so as to allow the greatest number of Class B Units to convert pursuant to this Section 15.04 at any time.

(b)          Adjustment to Gross Asset Value.

(i)          The General Partner shall provide the holders of Class B Units the opportunity but not the obligation to make Capital Contributions to the Partnership in exchange for OP Units in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(i) of the definition of Gross Asset Value up to two (2) times each fiscal year including if the Partnership or the General Partner shall be a party to any OP Unit Transaction; provided, that the General Partner shall give each holder of Class B Units written notice of such OP Unit Transaction at least thirty (30) days prior to entering into any definitive agreement pursuant to which the OP Unit Transaction would be consummated;

(ii)         For purposes of clause (i) of this Section 15.04(b), the value of each OP Unit issued in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets shall be an amount equal to the product of (y) the Value of one REIT Share as of the date the holder of Class B Units makes a Capital Contribution to the Partnership multiplied by (z) the Conversion Factor.

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(iii)        For the avoidance of doubt, the issuance of Class B Units shall be treated as an event allowing for an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(iv) of the definition of Gross Asset Value.

(c)          Impact of Conversion for Purposes of Section 5.01(c). For purposes of making future allocations under Section 5.01(c), the portion of the Economic Capital Account Balance of the applicable holder of Class B Units that is treated as attributable to his, her or its Class B Units shall be reduced, as of the date of conversion, by the product of the number of Class B Units converted and the OP Unit Economic Balance.

(d)          OP Unit Transactions. Immediately prior to or concurrent with an OP Unit Transaction the maximum number of Class B Units then eligible for conversion (in accordance with the provisions of Section 15.04(a)) shall automatically be converted into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 15.01 hereof, taking into account any allocations that occur in connection with the OP Unit Transaction or that would occur in connection with the OP Unit Transaction if the assets of the Partnership were sold at the OP Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the OP Unit Transaction (in which case the Conversion Date shall be the effective date of the OP Unit Transaction). In anticipation of such OP Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of Class B Units to be afforded the right to receive in connection with such OP Unit Transaction in consideration for the OP Units into which his, her or its Class B Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such OP Unit Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the OP Unit Transaction, prior to such OP Unit Transaction the General Partner shall give prompt written notice to each holder of Class B Units of such election, and shall use commercially reasonable efforts to afford the holders of Class B Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Class B Unit held by such holder into OP Units in connection with such OP Unit Transaction. If a holder of Class B Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Class B Unit held by him, her or it (or by any of his, her or its transferees) the same kind and amount of consideration that a holder of an OP Unit would receive if such OP Unit holder failed to make such an election. The Partnership shall use commercially reasonable effort to cause the terms of any OP Unit Transaction to be consistent with the provisions of this Section 15.04(d) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of Class B Units whose Class B Units will not be converted into OP Units in connection with the OP Unit Transaction that will (i) contain provisions enabling the holders of Class B Units that remain outstanding after such OP Unit Transaction to convert their Class B Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the holders of Class B Units.

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15.05         Profits Interests.

(a)          Class B Units are intended to qualify as a “profits interest” in the Partnership issued to a new or existing Partner in a partner capacity for services performed or to be performed to or for the benefit of the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191, the Code, the Regulations, and other future guidance provided by the IRS with respect thereto, and the allocations under Section 5.01(c) shall be interpreted in a manner that is consistent therewith.

(b)          The Partners agree that the General Partner may make a Safe Harbor Election, on behalf of itself and of all Partners, to have the Safe Harbor apply irrevocably with respect to Class B Units transferred in connection with the performance of services by a Partner in a partner capacity. The Safe Harbor Election shall be effective as of the date of issuance of such Class B Units. If such election is made, (i) the Partnership and each Partner agree to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services by a Partner in a partner capacity, whether such Partner was admitted as a Partner or as the transferee of a previous Partner, and (ii) the General Partner shall cause the Partnership to comply with all record-keeping requirements and other administrative requirements with respect to the Safe Harbor as shall be required by proposed or final regulations relating thereto.

(c)          The Partners agree that if a Safe Harbor Election is made by the General Partner, (A) each Class B Unit issued hereunder is a Safe Harbor Interest, (B) each Class B Unit represents a profits interest received for services rendered or to be rendered to or for the benefit of the Partnership by such holder of Class B Units in his, her or its capacity as a Partner or in anticipation of becoming a Partner, and (C) the fair market value of each Class B Unit issued by the Partnership upon receipt by such holder of Class B Units as of the date of issuance is zero (plus the amount, if any, of any Capital Contributions made to the Partnership by such holder of Class B Units in connection with the issuance of such Class B Unit), representing the liquidation value of such interest upon receipt (with such valuation being consented to and hereby approved by all Partners).

(d)          Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees (A) to comply with all requirements of any Safe Harbor Election made by the General Partner with respect to each holder of Class B Units’ Safe Harbor Interest, (B) that each holder of Class B Units shall take into account of all items of income, gain, loss, deduction and credit associated with its Class B Units as if they were fully vested in computing its federal income tax liability for the entire period during which it holds the Class B Units, (C) that neither the Partnership nor any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Class B Units issued to a holder of such Class B Units, either at the time of grant of the Class B Units or at the time the Class B Units becomes substantially vested, and (D) that to the extent that such profits interest is forfeited after the date hereof, the Partnership shall make special forfeiture allocations of gross items of income, deduction or loss (including, as may be permitted by or under Regulations (or other rules promulgated) to be adopted, notional items of income, deduction or loss) in accordance with the Regulations to be adopted under Sections 704(b) and 83 of the Code.

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(e)          The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required, as reasonably determined by the General Partner, to perfect and maintain any Safe Harbor Election made by the General Partner with respect to granting of each holder of Class B Units’ Safe Harbor Interest.

(f)          The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement to the extent necessary or helpful in accordance with the advice of Partnership tax counsel or accountants to sustain the Partnership’s position that (A) it has complied with the Safe Harbor requirements in order to provide for a Safe Harbor Election and it has ability to maintain the same, or (B) the issuance of the Class B Units is not a taxable event with respect to the holders of Class B Units, and the General Partner shall have the authority to execute any such amendment by and on behalf of each Partner pursuant to the power of attorney granted by this Agreement. Any undertaking by any Partner necessary or desirable to (A) enable or preserve a Safe Harbor Election or (B) otherwise to prevent the issuance of Class B Units from being a taxable event with respect to the holders of Class B Units may be reflected in such amendments and, to the extent so reflected, shall be binding on each Partner.

(g)          Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner, at the expense of the Partnership.

(h)          No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer, the assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of Section 10.05(e) and this Section 15.05, in a form reasonably satisfactory to the General Partner.

(i)          The provisions of this Section 15.05 shall apply regardless of whether or not a holder of Class B Units files an election pursuant to Section 83(b) of the Code.

(j)          The General Partner may amend this Section 15.05 as it deems necessary or appropriate to maximize the tax benefit of the issuance of Class B Units to any holder of Class B Units if there are changes in the law or Regulations concerning the issuance of partnership interests for services.

ARTICLE XVI
GENERAL PROVISIONS

16.01         Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto, as it may be amended or restated from time to time; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the General Partner and the Partnership shall be delivered at or mailed to the Partnership’s office address set forth in Section 2.03 hereof. The General Partner and the Partnership may specify a different address by notifying the Limited Partners in writing of such different address.

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16.02         Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

16.03         Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

16.04         Severability. If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

16.05         Entire Agreement. Except for the Contribution Agreement and the Tax Protection Agreement, this Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. In furtherance of the foregoing, the Partners acknowledge that the Amended Agreement is hereby superseded in its entirety and this Agreement amends and restates any prior agreement of limited partnership of the Partnership.

16.06         Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

16.07         Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

16.08         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

16.09         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Amended and Restated Agreement of Limited Partnership, all as of the [●] day of [●], 2013.

GENERAL PARTNER:

American Realty Capital Properties, Inc.

By:
Name:
Title:

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LIMITED PARTNER:

ARC Real Estate Partners, LLC

By:
Name:
Title:

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EXHIBIT A

(As of [●], 2013)

Partner	Type of Interest		Type of Units	Number of Partnership Units	Capital Contribution	Percentage Interest

TOTALS	$	[_____]		[_______]	[______]	100%

* Such percentage shall not be less than 0.1%.

† Agreed Value of non-cash Capital Contribution.

Exhibit 1

EXHIBIT B
NOTICE OF EXERCISE OF OP UNIT REDEMPTION RIGHT

In accordance with Section 8.04 of the Amended and Restated Agreement of Limited Partnership (as amended, the “Agreement”) of ARC Properties Operating Partnership, L.P., the undersigned hereby irrevocably (i) presents for redemption ___________ OP Units in ARC Properties Operating Partnership, L.P. in accordance with the terms of the Agreement and the OP Unit Redemption Right referred to in Section 8.04 thereof, (ii) surrenders such OP Units and all right, title and interest therein and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the Partnership deliverable upon exercise of the OP Unit Redemption Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated: __________ ___, ___
Name of Limited Partner:

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:
Please insert social security or identifying number:
Name:

Exhibit 1

EXHIBIT C-1
CERTIFICATION OF NON-FOREIGN STATUS
(FOR REDEEMING LIMITED PARTNERS THAT ARE ENTITIES)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition. To inform American Realty Capital Properties, Inc. (the “General Partner”) and ARC Properties Operating Partnership, L.P. (the “Partnership”) that no withholding is required with respect to the redemption by ___________ (“Partner”) of its OP Units in the Partnership, the undersigned hereby certifies the following on behalf of Partner:

1.	Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Treasury regulations thereunder.

2.	Partner is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

3.	The U.S. employer identification number of Partner is ____________.

4.	The principal business address of Partner is: ___________________, ____________ and Partner’s place of incorporation is ___________.

5.	Partner agrees to inform the General Partner if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.

6.	Partner understands that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

PARTNER:

By:
Name:
Title:

Exhibit C-1-1

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Partner.

Date:

Name:

Title:

Exhibit C-1-2

EXHIBIT C-2
CERTIFICATION OF NON-FOREIGN STATUS
(FOR REDEEMING LIMITED PARTNERS THAT ARE INDIVIDUALS)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition. To inform American Realty Capital Properties, Inc. (the “General Partner”) and ARC Properties Operating Partnership, L.P. (the “Partnership”) that no withholding is required with respect to my redemption of my OP Units in the Partnership, I, ____________, hereby certify the following:

1.	I am not a nonresident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (social security number) is _____________.

3.	My home address is: _______________________________________.

4.	I agree to inform the General Partner promptly if I become a nonresident alien at any time during the three-year period immediately following the date of this notice.

5.	I understand that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

Name:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete.

Date:

Name:

Title:

Exhibit C-2-1

EXHIBIT B

AMERICAN REALTY CAPITAL TRUST III, INC.

OFFICER CERTIFICATE

The undersigned officer of American Realty Capital Trust III, Inc., a Maryland corporation (the “Company”), in connection with the opinions as to certain tax matters to be delivered by Weil, Gotshal & Manges LLP and Duane Morris LLP in connection with the merger (the “Merger”) and related transactions contemplated by, and pursuant to Sections 7.3(f) and 7.2(f), respectively, of, the Agreement and Plan of Merger (the “Merger Agreement”)1 dated as of December 14, 2012, by and among the Company, American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), Tiger Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and certain other parties and recognizing that said counsel will rely on this Officer’s Certificate in delivering their opinions, hereby certifies and represents that (i) the facts that relate to the Merger and related transactions, including the plans or intentions of Parent, as described in the Merger Agreement and the Form S-4 filed in connection with the Merger, including the Joint Proxy Statement contained therein, each as amended or supplemented through the date hereof are true, correct, and complete in all material respects, and (ii) the following statements and representations stated herein are true, correct, and complete:

1.           The Merger will be consummated in compliance with the terms and conditions of the Merger Agreement and in accordance with applicable state corporation and limited liability company laws. The Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of the Company with respect to the Merger and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement. None of the terms and conditions contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 have been or will be waived or modified and each of the representations relating to the Merger and contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 is true, correct and complete in all material respects. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the result of arm’s length negotiations. The Company has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Parent and the Company.

2.           The fair market value of the Stock Consideration and the Cash Consideration (together with any cash paid in lieu of fractional shares, the “Merger Consideration”) received by each Company shareholder will be approximately equal to the fair market value of Company Common Stock surrendered by such Company shareholder in the Merger. No Company shareholder will retain any rights in Company Common Stock cancelled pursuant to the Merger.

1 Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations. Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement. Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended, and all “Treasury Regulation Section” references are to the Treasury regulations promulgated thereunder.

3.           Commencing with its taxable year ended December 31, 2011, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Section 856 for all taxable periods ending before the Merger. The Company intends to continue to so qualify for its taxable year that will end with the Merger.

4.           Pursuant to the Merger, no holder of Company Common Stock will receive in exchange for Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration. To the best knowledge of the Company, neither Parent nor a person related to Parent as defined in Treasury Regulation Section 1.368-1(e)(4) (a “Parent Related Person”) or any person acting as agent or intermediary for any of them has acquired or will acquire Company Common Stock with consideration other than the Merger Consideration issued in connection with the Merger. Neither the Company nor any person related (as defined in Treasury Regulation Section 1.368-1(e)(4) but without regard to Treasury Regulation Section 1.368-1(e)(4)(i)(A)) to the Company or any person acting as agent or intermediary for any of them has acquired Company Common Stock prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part. Prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part, no dividend or other distribution has been or will be made with respect to Company Common Stock, either directly or through any transaction, agreement or arrangement with any other person, other than (i) normal, regular, dividend distributions made pursuant to the historic dividend paying practice of the Company to all holders of Company Common Stock on the relevant record date with respect to such dividends or distributions or (ii) distributions described in Section 857 as required for the Company’s continued treatment as a REIT (and in order to avoid any income or excise tax imposed on the Company). For purposes of this representation, “acquire” will include any acquisition, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which has the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

5.           To the knowledge of the Company, Parent has no plan or intention to, after the Merger, make a dividend or other distribution with respect to Parent Common Stock to holders of Parent Common Stock who are former stockholders of the Company other than (i) normal, regular, dividend distributions made pursuant to the historic dividend paying practice of Parent to all holders of Parent Common Stock on the relevant record date with respect to such dividends or distributions or (ii) distributions described in Section 857 as required for Parent’s continued treatment as a REIT (and in order to avoid any income or excise tax imposed on Parent).

6.           To the knowledge of the Company, neither Parent nor Merger Sub has any plan or intention to sell or otherwise dispose of the assets of the Company except for dispositions made in the ordinary course of business or transfers and successive transfers permitted under Treasury Regulation Section 1.368-2(k)(1).

7.           To the knowledge of the Company, Merger Sub was formed by Parent for the sole purpose of participating in the Merger, and prior to the Merger, Merger Sub did not own any material assets, have any liabilities or assets subject to any liabilities, or conduct any business activities. To the knowledge of the Company, Merger Sub will be, at all times from the date of its formation until and including the Effective Time, disregarded as an entity separate from Parent for United States federal income tax purposes. To the knowledge of the Company, there is no plan for Merger Sub to issue additional interests of its equity to any person other than Parent or for Parent to sell the equity interests of Merger Sub that it currently holds.

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8.           To the knowledge of the Company, neither Parent nor any Parent Related Person has any plan or intention to redeem or otherwise acquire (or cause to be redeemed or acquired) any Parent Common Stock issued in the Merger (except for possible purchases of such shares that may be made by Parent on the open market as part of a repurchase program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701) and, after the Merger, no Company stockholder will cause a redemption or acquisition of any Parent Common Stock issued in the Merger. For purposes of this representation, the term “redeem” or “acquire” includes any redemption or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which has the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

9.           No equity interests, or other rights or interests that could be treated as equity interests for U.S. federal income tax purposes, in the Company are outstanding except for Company Common Stock.

10.         The liabilities of the Company assumed by Merger Sub (as determined under Section 357(d)) and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

11.         The Company conducts a “historic business” for purposes of Treasury Regulation Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing such “historic business” or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger (as such terms are used in Treasury Regulation Section 1.368-1(d)). To the knowledge of the Company, Parent is in the same line of business as the Company for purposes of Treasury Regulation Section 1.368-1(d)(2). To the knowledge of the Company, following the Merger, Parent, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the “historic business” of the Company or use a “significant portion” of the Company’s “historic business assets” in a business, as such terms are defined in Treasury Regulation Section 1.368-1(d).

12.         Except for certain fees for printing, filing and distribution services relating to the Form S-4 and Joint Proxy Statement, which Parent and the Company have agreed to share equally, Parent, Merger Sub, the Company, and the shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement and no liabilities of the shareholders of the Company will be assumed by Merger Sub or Parent in the Merger.

13.         There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Merger Sub), on the one hand, and the Company (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

3

14.         The Company is not under the jurisdiction of a court in a “title 11 or similar case” within the meaning of Section 368(a)(3)(A).

15.         To the knowledge of the Company, prior to the Merger, neither Parent nor any corporation affiliated with Parent owned, directly or indirectly, nor had Parent or any such affiliated corporation owned, directly or indirectly, during the five years preceding the Effective Time, any shares of stock of the Company or securities, options, warrants or instruments giving the holder thereof the right to acquire Company stock or other securities issued by the Company.

16.         Immediately prior to the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

17.         The payment of cash, if any, in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company shareholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder, with the possible exception of shareholders whose holdings are in multiple accounts, held under separate names, held jointly or held with multiple brokers, will receive cash with respect to fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock.

18.         None of the payments received (or to be received) by any shareholder-employee or shareholder-independent contractor of the Company that are designated as compensation have been or will be separate consideration for, or allocable to, any Company Common Stock held by such shareholder-employee or shareholder-independent contractor; none of the Merger Consideration received by any shareholder-employees or shareholder-independent contractor was (or will be) separate consideration for, or allocable to, any employment, consulting or similar arrangement or agreement; and the compensation paid (or to be paid) to any shareholder-employees or shareholder-independent contractor was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s length for similar services. No portion of the Merger Consideration will be received by a Company shareholder as a creditor, employee, or in any other capacity other than as a Company shareholder and no Company shareholder acted as an agent for Parent in connection with the Merger or approval thereof.

19.         To the knowledge of the Company, Parent will satisfy the information reporting requirements of Treasury Regulation Section 1.368-3 with respect to the Merger.

20.         The Company is an “investment company” as defined in Section 368(a)(2)(F)(iii); however, the Company meets the requirements of Section 368(a)(2)(F)(i) because it is a REIT.

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21.         The Merger will be effected pursuant to Maryland and Delaware statutes as a result of the operation of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of the Company become the assets and liabilities of the Surviving Entity (other than any liabilities satisfied or discharged in the transaction) and (ii) the Company’s separate legal existence ceases for all purposes.

22.         The Company has not and will not take or fail to take any action that, by such action or failure, would cause the Merger to fail to qualify as a reorganization under Section 368(a) and the Treasury Regulations promulgated thereunder and the Company will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and the Treasury Regulations promulgated thereunder.

23.         The undersigned is authorized to make all of the representations set forth herein on behalf of the Company.

[Signature Page Follows]

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The Company understands that Weil, Gotshal & Manges LLP, as special counsel to the Company, and Duane Morris LLP, as special counsel to Parent, will rely, without further inquiry, on this Officer’s Certificate in rendering their opinions concerning the treatment of the Merger as a reorganization within the meaning of Section 368(a), and hereby commits to inform said counsel if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time. The Company also recognizes that the opinions delivered by Weil, Gotshal & Manges LLP and Duane Morris LLP will not address any tax consequences of the Merger or any action in connection therewith except as expressly set forth in the letters containing such opinions

IN WITNESS WHEREOF, I have, on behalf of the Company, caused this Officer’s Certificate to be executed on this _____ day of ___________, 20[•].

AMERICAN REALTY CAPITAL TRUST III, INC.

By:

Name:

Title:

6

EXHIBIT C

AMERICAN REALTY CAPITAL PROPERTIES, INC.

TIGER ACQUISITION, LLC

OFFICER CERTIFICATE

The undersigned officer of American Realty Capital Properties, Inc., a Maryland corporation (“Parent”) and Tiger Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), in connection with the opinions as to certain tax matters to be delivered by Weil, Gotshal & Manges LLP and Duane Morris LLP in connection with the merger (the “Merger”) and related transactions contemplated by, and pursuant to Sections 7.3(f) and 7.2(f), respectively, of, the Agreement and Plan of Merger (the “Merger Agreement”)1 dated as of December 14, 2012, by and among American Realty Capital Trust III, Inc., a Maryland corporation (the “Company”), Parent, Merger Sub, and certain other parties and recognizing that said counsel will rely on this Officer’s Certificate in delivering their opinions, hereby certifies and represents that (i) the facts that relate to the Merger and related transactions, including the plans or intentions of Parent, as described in the Merger Agreement and the Form S-4 filed in connection with the Merger, including the Joint Proxy Statement contained therein, each as amended or supplemented through the date hereof are true, correct, and complete in all material respects, and (ii) the following statements and representations stated herein are true, correct, and complete:

1.         The Merger will be consummated in compliance with the terms and conditions of the Merger Agreement and in accordance with applicable state corporation and limited liability company laws. The Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of Parent with respect to the Merger and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement. None of the terms and conditions contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 have been or will be waived or modified and each of the representations relating to the Merger and contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 is true, correct and complete in all material respects. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the result of arm’s length negotiations. Parent has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Parent and the Company.

2.         The fair market value of the Stock Consideration and the Cash Consideration (together with any cash paid in lieu of fractional shares, the “Merger Consideration”) received by each Company shareholder will be approximately equal to the fair market value of Company Common Stock surrendered by such Company shareholder in the Merger. No Company shareholder will retain any rights in Company Common Stock cancelled pursuant to the Merger.

1 Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations. Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement. Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended, and all “Treasury Regulation Section” references are to the Treasury regulations promulgated thereunder.

3.         Commencing with its taxable year ended December 31, 2011, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 for all taxable periods ending before the Merger. Parent intends to continue to so qualify for the taxable period which includes the Merger.

4.         Pursuant to the Merger, no holder of Company Common Stock will receive in exchange for Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration. Neither Parent nor a person related to Parent as defined in Treasury Regulation Section 1.368-1(e)(4) (a “Parent Related Person”) or any person acting as agent or intermediary for any of them has acquired or will acquire Company Common Stock for consideration other than the Merger Consideration issued in connection with the Merger. To the knowledge of Parent, neither the Company nor any person related (as defined in Treasury Regulation Section 1.368-1(e)(4) but without regard to Treasury Regulation Section 1.368-1(e)(4)(i)(A)) to the Company or any person acting as agent or intermediary for any of them has acquired Company Common Stock prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part. To the knowledge of Parent, prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part, no dividend or other distribution has been or will be made with respect to Company Common Stock, either directly or through any transaction, agreement or arrangement with any other person, other than (i) normal, regular, dividend distributions made pursuant to the historic dividend paying practice of the Company to all holders of Company Common Stock on the relevant record date with respect to such dividends or distributions or (ii) distributions described in Section 857 as required for the Company’s continued treatment as a REIT (and in order to avoid any income or excise tax imposed on the Company). For purposes of this representation, “acquire” will include any acquisition, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which has the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

5.         Parent has no plan or intention to, after the Merger, make a dividend or other distribution with respect to Parent Common Stock to holders of Parent Common Stock who are former stockholders of the Company other than (i) normal, regular, dividend distributions made pursuant to the historic dividend paying practice of Parent to all holders of Parent Common Stock on the relevant record date with respect to such dividends or distributions or (ii) distributions described in Section 857 as required for Parent’s continued treatment as a REIT (and in order to avoid any income or excise tax imposed on Parent).

6.         Neither Parent nor Merger Sub has any plan or intention to sell or otherwise dispose of the assets of the Company except for dispositions made in the ordinary course of business or transfers and successive transfers permitted under Treasury Regulation Section 1.368-2(k)(1).

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7.         Merger Sub was formed by Parent for the sole purpose of participating in the Merger, and prior to the Merger, Merger Sub did not own any material assets, have any liabilities or assets subject to any liabilities, or conduct any business activities. Merger Sub will be, at all times from the date of its formation until and including the Effective Time, disregarded as an entity separate from Parent for United States federal income tax purposes. There is no plan for Merger Sub to issue additional interests of its equity to any person other than Parent or for Parent to sell the equity interests of Merger Sub that it currently holds.

8.         Neither Parent nor any Parent Related Person has any plan or intention to redeem or otherwise acquire (or cause to be redeemed or acquired) any Parent Common Stock issued in the Merger (except for possible purchases of such shares that may be made by Parent on the open market as part of a repurchase program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701) and, after the Merger, to the knowledge of Parent, no Company stockholder will cause a redemption or acquisition of any Parent Common Stock issued in the Merger. For purposes of this representation, the term “redeem” or “acquire” includes any redemption or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which has the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

9.         To the knowledge of Parent, no equity interests, or other rights or interests that could be treated as equity interests for U.S. federal income tax purposes, in the Company are outstanding except for Company Common Stock.

10.       To the knowledge of Parent, the liabilities of the Company assumed by Merger Sub (as determined under Section 357(d)) and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

11.       To the knowledge of Parent, the Company conducts a “historic business” for purposes of Treasury Regulation Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing such “historic business” or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger (as such terms are used in Treasury Regulation Section 1.368-1(d)). To the knowledge of Parent, Parent is in the same line of business as the Company for purposes of Treasury Regulation Section 1.368-1(d)(2). Following the Merger, Parent, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the “historic business” of the Company or use a “significant portion” of the Company’s “historic business assets” in a business, as such terms are defined in Treasury Regulation Section 1.368-1(d).

12.       Except for certain fees for printing, filing and distribution services relating to the Form S-4 and Joint Proxy Statement, which Parent and the Company have agreed to share equally, Parent, Merger Sub, the Company, and the shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement and no liabilities of the shareholders of the Company will be assumed by Merger Sub or Parent in the Merger.

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13.       There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Merger Sub), on the one hand, and the Company (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

14.       Neither Parent nor Merger Sub is under the jurisdiction of a court in a “title 11 or similar case” within the meaning of Section 368(a)(3)(A).

15.        Prior to the Merger, neither Parent nor any corporation affiliated with Parent owned, directly or indirectly, nor had Parent or any such affiliated corporation owned, directly or indirectly, during the five years preceding the Effective Time, any shares of stock of the Company or securities, options, warrants or instruments giving the holder thereof the right to acquire Company stock or other securities issued by the Company.

16.       Immediately after the Effective Time, the fair market value of the assets of Parent will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

17.       The payment of cash, if any, in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company shareholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder, with the possible exception of shareholders whose holdings are in multiple accounts, held under separate names, held jointly or held with multiple brokers, will receive cash with respect to fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock.

18.       None of the payments received (or to be received) by any shareholder-employee or shareholder-independent contractor of the Company that are designated as compensation have been or will be separate consideration for, or allocable to, any Company Common Stock held by such shareholder-employee or shareholder-independent contractor; none of the Merger Consideration received by any shareholder-employees or shareholder-independent contractor was (or will be) separate consideration for, or allocable to, any employment, consulting or similar arrangement or agreement; and the compensation paid (or to be paid) to any shareholder-employees or shareholder-independent contractor was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s length for similar services. No portion of the Merger Consideration will be received by a Company shareholder as a creditor, employee, or in any other capacity other than as a Company shareholder and no Company shareholder acted as an agent for Parent in connection with the Merger or approval thereof.

19.       Parent will satisfy the information reporting requirements of Treasury Regulation Section 1.368-3 with respect to the Merger.

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20.       Parent is an “investment company” as defined in Section 368(a)(2)(F)(iii); however, Parent meets the requirements of Section 368(a)(2)(F)(i) because it is a REIT. Merger Sub is not an “investment company” as defined in Section 368(a)(2)(F)(iii).

21.       The Merger will be effected pursuant to Maryland and Delaware statutes as a result of the operation of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of the Company become the assets and liabilities of the Surviving Entity (other than any liabilities satisfied or discharged in the transaction) and (ii) the Company’s separate legal existence ceases for all purposes.

22.       Parent, Merger Sub, and the Surviving Entity have not and will not take or fail to take any action that, by such action or failure, would cause the Merger to fail to qualify as a reorganization under Section 368(a) and the Treasury Regulations promulgated thereunder and Parent and the Surviving Entity will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and the Treasury Regulations promulgated thereunder.

23.       The undersigned is authorized to make all of the representations set forth herein on behalf of Parent and Merger Sub.

[Signature Page Follows]

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Parent and Merger Sub understand that Weil, Gotshal & Manges LLP, as special counsel to the Company, and Duane Morris LLP, as special counsel to Parent, will rely, without further inquiry, on this Officer’s Certificate in rendering their opinions concerning the treatment of the Merger as a reorganization within the meaning of Section 368(a), and hereby commit to inform said counsel if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time. Parent and Merger Sub also recognize that the opinions delivered by Weil, Gotshal & Manges LLP and Duane Morris LLP will not address any tax consequences of the Merger or any action in connection therewith except as expressly set forth in the letters containing such opinions.

IN WITNESS WHEREOF, I have, on behalf of Parent, caused this Officer’s Certificate to be executed on this _____ day of ____________ 20[•].

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:

Name:

Title:

IN WITNESS WHEREOF, I have, on behalf of Merger Sub, caused this Officer’s Certificate to be executed on this _____ day of ____________ 20[•].

TIGER ACQUISITION, LLC

By: American Realty Capital Properties, Inc.
its Sole Member

By:
Name:
Title:

6

EXHIBIT D

[Date]

American Realty Capital Properties, Inc.

405 Park Avenue

12th Floor

New York, NY 10022

RE:	Agreement and Plan of Merger dated as of December 14, 2012

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of American Realty Capital Trust III, Inc., a Maryland corporation (the “Company”), with and into Tiger Acquisition, LLC, a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), with Merger Sub surviving, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2012, by and among Parent, Merger Sub, the Company, and certain other parties. Capitalized terms used but not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In acting as special counsel to Parent in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.2(f) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including the Merger Agreement, the Form S-4, the Joint Proxy Statement, and the other documents described in the Form S-4. In addition, this opinion relies upon certificates containing certain factual representations and covenants of an officer of the Company (the “Company Officer Certificate”) and an officer of Parent and Merger Sub (the “Parent Officer Certificate”).

For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Company Officer Certificate, the Parent Officer Certificate or in any other document. We have, consequently, assumed and relied on representations that the information presented in the Company Officer Certificate, the Parent Officer Certificate and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to materiality, knowledge or belief. In the course of our representation of Parent, we have not been made aware of any facts inconsistent with such statements, representations and covenants or our assumptions herein. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants and our assumptions herein. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Company Officer Certificate, the Parent Officer Certificate, or any other document may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the accuracy of the following assumptions: (i) the Company and Parent will each qualify as a REIT for the taxable period in which the Merger is consummated, (ii) there will be no changes in the applicable laws of the State of Maryland or the State of Delaware or of any other jurisdiction under the laws of which any of the Company, Parent or any of their subsidiaries have been formed or to which any of them are subject, in any such case, that would have the effect of altering the facts upon which the opinion set forth below is based, (iii) no action will be taken by the Company, Parent or any of their subsidiaries after the date hereof that would have the effect of altering facts upon which the opinion set forth below is based, (iv) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Merger will be effective under the laws of State of Maryland and the State of Delaware, (v) the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of the parties with respect to the Merger, and (vi) the parties will report the Merger in a manner consistent with the opinion below and all applicable reporting requirements pursuant to the Code and the Regulations (as defined below) will be satisfied.

In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and Regulations by the courts and the IRS, all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing could adversely affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

Based upon and subject to the foregoing, and subject to the qualifications stated herein, we are of the opinion that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the Merger, the Company, Parent or any investment therein or with respect to any other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality, other than as expressly stated above. This opinion is expressed as of the date hereof, and we are under no obligation to, and we do not intend to, supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion has been prepared for you and it may not be used or relied upon by anyone else other than Parent, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

Circular 230 Disclosure

To ensure compliance with requirements imposed by the Internal Revenue Service, we hereby disclose that (i) any discussion of federal tax issues contained or referred to in this opinion was not written, and cannot be used for the purpose of avoiding penalties that may be imposed under the Code and (ii) this opinion is not intended or written to be used, and cannot be used, for the purpose of promoting, marketing or recommending to another party any transaction or matter addressed herein.

Very truly yours,

EXHIBIT E

AMENDED AND RESTATED MANAGEMENT AGREEMENT

by and between

American Realty Capital Properties, Inc.

and

ARC Properties Advisors, LLC

Dated as of [_______], 2013

AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of [________], 2013, by and between American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), and ARC Properties Advisors, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, the Company is a corporation which has elected to be taxed as, and qualifies as, a real estate investment trust for federal income tax purposes within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of September 6, 2011 (the “Original Agreement”), pursuant to which the Manager administers the business activities and day-to-day operations of the Company and performs services for the Company in the manner and on the terms set forth therein;

WHEREAS, the Company, ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company, Tiger Acquisition, LLC, a Delaware limited liability company wholly-owned by the Company (“Merger Sub”), American Realty Capital Trust III, Inc., a Maryland corporation (“Target”) and American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership and the operating partnership of Target, are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2012 (the “Merger Agreement”), pursuant to which Target will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”);

WHEREAS, as a condition to entering into the Merger Agreement, Target requested that the Company obtain the Manager’s consent to reduce the base management fee payable pursuant to the Original Agreement for all assets held by the Company above an unadjusted book value of $3.0 billion from 0.50% per annum to 0.40% per annum, in each case of the unadjusted book value of such assets, in response to which the Manager agreed, pursuant to a letter agreement dated December 14, 2012, to modify the terms of the Original Agreement to reflect such base management fee reduction;

WHEREAS, the Merger has been consummated concurrently with the execution of this Agreement; and

WHEREAS, the Company and the Manager desire to amend and restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a)         The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such specified Person, (ii) any executive officer or general partner of such specified Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such specified Person, and (iv) any legal entity for which such specified Person acts as an executive officer or general partner. For purposes of this definition, the terms “controlling”, “controlled by”, or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Acquisition Expenses” means any and all expenses incurred by the Company, the Subsidiaries, the Manager or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, financing, making or development of any Real Estate Assets, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Agreement” means this Amended and Restated Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the fee payable to the Manager pursuant to Section 6(c).

“Board” means the board of directors of the Company.

“Board Investment Committee” means a committee consisting solely of members of the Board formed for the primary purpose of (1) periodically reviewing the Company’s investments and (2) pursuant to the Investment Guidelines, approving certain investments proposed to be made by the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(l) hereof.

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“Confidential Information” has the meaning set forth in Section 5(a) hereof.

“Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) acquisition fees, (iv) financing fees, (v) depreciation and amortization, (vi) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (vii) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

“Effective Termination Date” means the last day of the Initial Term or an Automatic Renewal Term, as the case may be, on which this Agreement is terminated.

“Equity Incentive Plans” means the equity incentive plans adopted by the Company to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including the Manager and Affiliates and personnel of the Manager and its Affiliates, and any joint venture affiliates of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement or limited liability company agreement in the case of a limited liability company, the declaration of trust or other comparable trust instrument in the case of a trust, or similar governing documents, in each case as the same may be amended from time to time.

“Incentive Compensation” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings of the Company for the previous 12- month period, and (ii) the product of (A) the weighted average of the issue price per share of the Common Stock of all of the Company’s public offerings of Common Stock multiplied by the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock and any shares of Common Stock underlying other awards granted under one or more of the Company’s Equity Incentive Plans) in the previous 12-month period, and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no Incentive Compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

For purposes of calculating the Incentive Compensation prior to the completion of a 12-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

If the Effective Termination Date does not correspond to the end of a calendar quarter, the Manager’s Incentive Compensation shall be calculated for the period beginning on the day after the end of the calendar quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Compensation shall be calculated using Core Earnings for the 12-month period ending on the Effective Termination Date.

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“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Instruments and the rules of NASDAQ or such other securities exchange on which the shares of Common Stock are listed.

“Initial Public Offering” means the Company’s sale of Common Stock to the public through dealer managers pursuant to the Registration Statement.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors) and the Manager Investment Committee.

“Joint Ventures” means the joint venture or partnership or other similar arrangements (other than between or among the Company and its Subsidiary or between or among two or more of the Company’s Subsidiaries) in which the Company or its Subsidiary is a co-venturer, member, partner or other equity holder, which are established to own investments.

“Last Appraiser” has the meaning set forth in Section 6(g) hereof.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Manager” has the meaning set forth in the Preamble and shall include any successor in interest thereto.

“Manager Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Manager’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Manager Change of Control shall not include (i) public offerings of the equity interests of the Manager, or (ii) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of employees of the Manager and its Affiliates and may change from time to time.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“NASDAQ” means The Nasdaq Capital Market.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.

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“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Real Estate Asset” means real property owned from time to time by the Company or any of its Subsidiaries, directly, through one or more subsidiaries or through a Joint Venture, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only, or (iv) such investments the Board or the Manager designates as Real Estate Asset to the extent such investments could be classified as Real Estate Asset.

“Registration Statement” means the Company’s Registration Statement on Form S-11 (No. 333-172205), as amended from time to time, pursuant to which the Company is conducting or has conducted the Initial Public Offering.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means (i) any subsidiary of the Company, (ii) any partnership the general partner of which is the Company or any subsidiary of the Company, and (iii) any limited liability company the managing member of which is the Company or any subsidiary of the Company.

“Target Assets” means the types of assets described under “Business— Overview” in the prospectus included in the Registration Statement, subject to, and including any changes to the Company’s Investment Guidelines that may be approved by the Manager and the Company from time to time.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

“Valuation Notice” has the meaning set forth in Section 6(g) hereof.

(b)         As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)         The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

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Section 2. Appointment and Duties of the Manager.

(a)         The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b)         The Manager, in its capacity as manager of the investments and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision and direction of the Board, will act in a manner that is compliant with the provisions of the Governing Instruments of the Company and each of its Subsidiaries and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are approved and adopted by the Board. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board, of the Investment Guidelines, including, but not limited to the Company’s investment strategy with respect to the Target Assets. The Company and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets may only be recommended by the Manager and shall require the approval of the Board and the Manager.

(c)          The Manager will be responsible for the day-to-day operations of the Company (which, for purposes of the Manager’s responsibilities in this Agreement, includes its Subsidiaries) and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:

(i)          forming the Manager Investment Committee, which will have the following responsibilities: (A) proposing modifications to the Investment Guidelines to the Board, (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines on a quarterly basis, (C) reviewing the diversification of the Company’s investment portfolio and the Company’s hedging and financing strategies on a quarterly basis, and (D) conducting or overseeing the provision of the services set forth in this Section 2;

(ii)         serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

(iii)        investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the Investment Guidelines;

(iv)        with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on the Company’s behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

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(v)         with respect to prospective lease transactions, conducting negotiations on the Company’s behalf with current and prospective tenants;

(vi)        analyzing prospective opportunities to reposition properties for alternative uses or make capital improvements or in order to retain existing tenants or attract new tenants at the Real Estate Assets;

(vii)       serving as the Company’s consultant with respect to decisions regarding any of its financings or borrowings undertaken by it, including (1) sourcing financing alternatives, (2) assisting it in developing criteria for debt and equity financing that is specifically tailored to its investment objectives, and (3) advising it with respect to obtaining appropriate financing for the Real Estate Assets;

(viii)      engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations or investments (or potential investments);

(ix)        coordinating and managing operations of any Joint Venture or co-investment interests held by the Company and conducting all matters with the Joint Venture or co-investment partners;

(x)         providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(xi)        administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xii)       communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xiii)      counseling the Company in connection with policy decisions to be made by our the Board;

(xiv)      counseling the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xv)       furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager;

(xvi)      monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

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(xvii)     investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to the Company’s capital structure and capital raising;

(xviii)    causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xix)       assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)        assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by NASDAQ;

(xxi)       assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxii)      handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxiii)     using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxiv)     advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of Real Estate Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxv)      providing the Company with portfolio management;

(xxvi)     arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxvii)    performing such other services as may be required from time to time for management and other activities relating to the Company’s properties and business, as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

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(xxviii)  using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(d)          The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the Persons referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(e)          The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the applicable Governing Instruments. If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(f)          The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, NASDAQ’s Rules Manual, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(g)          As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(i)          The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(ii)         The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

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(h)          Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their respective Governing Instruments, by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer and President or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(i)          The Manager, at its sole cost and expense, shall provide personnel for service on the Manager Investment Committee.

(j)          The Manager, at its sole cost and expense, shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement, naming the Company as an additional insured.

(k)          The Manager, at its sole cost and expense, shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of NASDAQ and as otherwise reasonably requested by the Company or its Board from time to time.

(l)          The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics (the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

(m)         The Manager, at its sole cost and expense, shall maintain any required registration of the Manager or any Affiliate with the SEC under the Investment Advisers Act of 1940, as amended, or with any state securities authority in any state in which the Manager or its Affiliate is required to be registered as an investment advisor under applicable state securities laws.

Section 3. Additional Activities of the Manager; Non-Solicitation; Restrictions.

(a)          Except as provided in Section 3(b) and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates or any of their respective officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the investment objectives or policies of any such other Person are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates or any of their respective officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting.

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(b)          While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(c)          In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for a period of two (2) years from and after the date of such termination of this Agreement, the Company shall not (and shall cause each of its Subsidiaries to not), without the consent of the Manager, employ or otherwise retain (directly or indirectly by any of the Company’s Subsidiaries) any employee of the Manager or any of its Affiliates on the date of such termination or any Person who shall have been employed by the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such Person commences employment with or is otherwise retained by the Company or its Subsidiary. The Company acknowledges and agrees that, in addition to any damages, the Manager shall be entitled to equitable relief for any violation of this Section 3(c) by the Company or its Subsidiaries, including, without limitation, injunctive relief.

Section 4. Bank Accounts. At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such policies, terms and conditions as the Company may establish and the Board may approve. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, shall provide information regarding such accountings to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality.

(a)          The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company, or filings with NASDAQ or other applicable securities exchanges or markets, or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof.

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(b)          Nothing herein shall prevent any Manager Permitted Disclosure Party from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager Permitted Disclosure Party compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager Permitted Disclosure Party is required to disclose Confidential Information, the Manager Permitted Disclosure Party may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager Permitted Disclosure Party agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(c)          Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6. Compensation.

(a)          For the services rendered under this Agreement, the Company shall pay the Base Management Fee and the Incentive Compensation to the Manager. The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

(b)          The parties acknowledge that the Base Management Fee is intended to compensate the Manager for certain expenses not otherwise reimbursable under Section 7 below in order for the Manager to provide the Company the investment advisory services and general management services rendered under this Agreement.

(c)          The Company shall pay a monthly Base Management Fee to the Manager or its permitted assignees as compensation for services rendered in connection with this Agreement.  The Base Management Fee shall be payable monthly, in advance, in cash or shares of Common Stock, at the option of the Manager, in an amount calculated as follows: with respect to the sum of the average unadjusted book value (before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP) of all Real Estate Assets held by the Company as of the last day of the immediately preceding month, (i) one twelfth of 0.50% of the lesser of such sum or $3.0 billion and (ii) one twelfth of 0.40% of the excess of such sum over $3.0 billion, if any.  The Base Management Fee will be pro rated for any partial month. The Manager shall calculate each monthly installment of the Base Management Fee, and deliver such calculation to the Company, within ten (10) days following the last day of each calendar month for which a Base Management Fee is payable. The Company shall pay the Manager each installment of the Base Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.

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(d)          The Incentive Compensation shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. The Manager shall compute each quarterly installment of the Incentive Compensation within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations.

(e)          Each installment of the Incentive Compensation shall be payable as follows:

(i)          fifty percent (50%) of the Incentive Compensation will be payable in shares of Common Stock; provided, however, the percentage of the Incentive Compensation payable in shares of Common Stock is subject to the following: (1) the ownership of such shares by the Manager does not violate the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board may grant to the Manager in the future and (2) the Company’s issuance of such shares to the Manager complies with all applicable restrictions under U.S. federal securities laws and the rules of NASDAQ; and

(ii)         the remainder will be payable in cash.

(f)          The number of shares of Common Stock payable as the Incentive Compensation to be issued to the Manager will be equal to the dollar amount of the portion of the quarterly installment of the Incentive Compensation payable in shares of Common Stock divided by a value determined as follows:

(i)          if the Common Stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange on the five (5) Business Days prior to the date on which the quarterly installment of the Incentive Compensation is paid;

(ii)         if the Common Stock is not traded on a securities exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five (5) Business Days prior to the date on which the quarterly installment of the Incentive Compensation is paid; and

(iii)        if the Common Stock is neither traded on a securities exchange nor actively traded over-the-counter, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board (including a majority of the Independent Directors) of the Company.

(g)          If at any time the Manager shall, in connection with a determination of the value of the Common Stock made by the Board pursuant to Section 6(f)(iii) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) Business Days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) Business Days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board and the Manager and shall be delivered to the Manager and the Board within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the independent appraisers.

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Section 7. Expenses of the Company.

(a)          The Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Manager or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

(b)          The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i)          Acquisition Expenses; provided, however, that Acquisition Expenses paid pursuant to this Agreement shall be without duplication with any “Acquisition Expenses” paid pursuant to that certain Acquisition and Capital Services Agreement, dated as of September 6, 2011, by and between the Company and AR Capital, LLC (formerly known as American Realty Capital II, LLC);

(ii)         expenses in connection with the issuance of securities of the Company and transaction costs incident to the acquisition, disposition and financing of the investments of the Company and its Subsidiaries;

(iii)        costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iv)        the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(v)         costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

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(vi)        expenses connected with communications to holders of the Company’s securities or of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii)       costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company;

(viii)      expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;

(ix)        costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(x)          compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi)        the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)       all taxes and license fees;

(xiii)       all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiv)       costs and expenses incurred in contracting with third parties;

(xv)       all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xvi)      expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company and its Subsidiaries separate from the office or offices of the Manager;

(xvii)     expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities or of the Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

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(xviii)    any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

(xix)       all other expenses actually incurred by the Manager (except as otherwise specified herein) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(c)          Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility.

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and the directors, officers, employees, partners, members, stockholders, other equity holders, agents and representatives of the Manager and its Affiliates (each, a “Manager Indemnified Party”), will not be liable to the Company, any Subsidiary, the Board, the Company’s stockholders or any Subsidiary’s stockholders, partners or members for any acts or omissions by any Manager Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties under this Agreement on the part of such Manager Indemnified Party. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless each Manager Indemnified Party, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties on the part of such Manager Indemnified Party under this Agreement. In addition, (i) the Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process or in the trade process and (ii) the Company shall advance funds to a Manager Indemnified Party for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought, provided that such Manager Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such Manager Indemnified Party is found pursuant to a final and non-appealable order or judgment to not be entitled to indemnification.

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(b)          The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “ Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c)          In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8(c), also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8(c) to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8(c).

(d)          The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

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Section 10. Term; Renewal; Termination Without Cause.

(a)          This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the tenth anniversary of the Closing Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b)          Notwithstanding any other provision of this Agreement to the contrary, upon written notice provided to the Manager no later than 180 days prior to the expiration of the Initial Term or any Automatic Renewal Term (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds of the Independent Directors that includes a finding by such two-thirds of the Independent Directors that either (1) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Base Management Fee and Incentive Compensation payable to the Manager are not fair, subject to Section 10(c) below. The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after providing a Termination Notice.

(c)          Notwithstanding the provisions of Section 10(b), if the reason for nonrenewal specified in the Termination Notice is that two-thirds of the Independent Directors have determined that the Base Management Fee or the Incentive Compensation payable to the Manager is unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two-thirds of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Base Management Fee and/or the Incentive Compensation, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or the Incentive Compensation. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or the Incentive Compensation in good faith. Provided that the Company and the Manager agree to a revised Base Management Fee, Incentive Compensation or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, the Incentive Compensation or other compensation structure shall be the revised Base Management Fee, Incentive Compensation or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee, Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Base Management Fee, Incentive Compensation, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date.

(d)          No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.

(e)          Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(c), Section 5, Section 7, Section 8 and Section 14 of this Agreement.

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(f)          The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11. Assignments.

(a)          Assignments by the Manager. This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Manager and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b)          Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 12. Termination for Cause.

(a)          The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager if (i) the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control which a majority of the Independent Directors determines is materially detrimental to the Company and its Subsidiaries taken as a whole, (iv) the dissolution of the Manager, or (v) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 12(a)(v).

(b)          The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

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(c)          The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event.

Section 13. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon any such termination, the Manager shall forthwith:

(a)          after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)          deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and

(c)          deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section 14, shall be deemed to include any and all of its Subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15. Representations and Warranties.

(a)          The Company hereby represents and warrants to the Manager as follows:

(i)          The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

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(ii)         The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)          The Manager hereby represents and warrants to the Company as follows:

(i)          The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii)         The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

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(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16. The American Realty Capital Name.

The Manager and its Affiliates have or may have a proprietary interest in the names “American Realty Capital,” “ARC” and “AR Capital.”  The Manager hereby grants to the Company, to the extent of any proprietary interest the Manager may have in any of the names “American Realty Capital,” “ARC” and “AR Capital,” a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the names “American Realty Capital,” “ARC” and “AR Capital” during the term of this Agreement. The Company agrees that the Manager and its Affiliates will have the right to approve of any use by the Company of the names “American Realty Capital,” “ARC” and “AR Capital,” such approval not to be unreasonably withheld, conditioned or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Manager or one of its Affiliates to perform management services for the Company, the Company will, promptly after receipt of written request from the Manager, cease to conduct business under or use the names “American Realty Capital,” “ARC” and “AR Capital” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the names “American Realty Capital,” “ARC” and “AR Capital” or any other word or words that might, in the reasonable discretion of the Manager, be susceptible of indication of some form of relationship between the Company and the Manager or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the words “American Realty Capital,” “ARC” and “AR Capital.” Consistent with the foregoing, it is specifically recognized that the Manager or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having any of the names “American Realty Capital,” “ARC” and “AR Capital” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.  Neither the Manager nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “American Realty Capital,” “ARC” and “AR Capital” licensed hereunder or the use thereof (including without limitation as to whether the use of the names “American Realty Capital,” “ARC” and “AR Capital” will be free from infringement of the intellectual property rights of third parties.  Notwithstanding the preceding, the Manager represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “American Realty Capital,” “ARC” and “AR Capital.”

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Section 17. Miscellaneous.

(a)          Notices. All notices, requests, communications and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 17):

The Company:	American Realty Capital Properties, Inc.
405 Park Avenue 15th Floor
New York, New York 10022
Facsimile No.: (212) 421-5799
Attention: Nicholas S. Schorsch

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile No.: (212) 969-2900
Attention: Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.

The Manager:	ARC Properties Advisors, LLC
405 Park Avenue 15th Floor
New York, New York 10022
Facsimile No.: (212) 421-5799
Attention: Nicholas S. Schorsch

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile No.: (212) 969-2900
Attention: Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.

(b)          Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns as provided herein. Except as provided in this Agreement with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)          Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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(d)          Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)          WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)          Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)          Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto. If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

(j)          Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)          Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of separate counterparts, and all of which taken together shall be deemed to constitute one and the same instrument.

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(l)          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amended and Restated Management Agreement as of the date first written above.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:
Name:
Title:

ARC PROPERTIES ADVISORS, LLC

By:
Name:
Title:

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Exhibit A

Investment Guidelines

1.          No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

2.          No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.

3.          The Company’s investments shall be in the Target Assets.

4.          Until appropriate investments in the Target Assets are identified, the Manager may invest the proceeds of the Initial Public Offering and any future offerings of the Company’s securities for cash in interest-bearing, short-term investments and money market accounts and/or funds, subject to the requirements for the Company’s qualification as a REIT under the Code.

5.          Before issuing any final form of commitment to acquire a Real Estate Asset, the transaction must be approved by the Manager Investment Committee.

6.          Any proposed investment in a Real Estate Asset must be approved by a majority of the Independent Directors (or a committee established by the Independent Directors for this purpose). If a proposed investment in a Real Estate Asset is for less than $10 million, such approval may be sought via electronic board meetings, which entails emailing of the applicable materials to the Independent Directors (or the members of the committee established by the Independent Directors for this purpose) and any questions to be addressed in advance of voting on the proposed investment in a Real Estate Asset and requesting a response for approval, and whereby the Independent Directors (or the members of the committee established by the Independent Directors for this purpose) cast their votes in favor or against a proposed acquisition via email.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.

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EXHIBIT F

[Date]

American Realty Capital Trust III, Inc.

405 Park Avenue

14th Floor

New York, NY 10022

Re:	Agreement and Plan of Merger dated as of December 14, 2012

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of American Realty Capital Trust III, Inc., a Maryland corporation (the “Company”), with and into Tiger Acquisition, LLC a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), with Merger Sub surviving, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2012, by and among Parent, Merger Sub, the Company, and certain other parties. Capitalized terms used but not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In acting as counsel to the Company in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.3(f) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including the Merger Agreement, the Form S-4, the Joint Proxy Statement, and the other documents described in the Form S-4. In addition, this opinion relies upon certificates containing certain factual representations and covenants of an officer of the Company (the “Company Officer Certificate”) and an officer of Parent and Merger Sub (the “Parent Officer Certificate”).

For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Company Officer Certificate, the Parent Officer Certificate or in any other document. We have, consequently, assumed and relied on representations that the information presented in the Company Officer Certificate, the Parent Officer Certificate and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to materiality, knowledge or belief. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such statements, representations and covenants or our assumptions herein. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants and our assumptions herein. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Company Officer Certificate, the Parent Officer Certificate, or any other document may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the accuracy of the following assumptions: (i) the Company and Parent will each qualify as a REIT for the taxable period in which the Merger is consummated, (ii) there will be no changes in the applicable laws of the State of Maryland or the State of Delaware or of any other jurisdiction under the laws of which any of the Company, Parent or any of their subsidiaries have been formed or to which any of them are subject, in any such case, that would have the effect of altering the facts upon which the opinion set forth below is based, (iii) no action will be taken by the Company, Parent or any of their subsidiaries after the date hereof that would have the effect of altering facts upon which the opinion set forth below is based, (iv) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Merger will be effective under the laws of State of Maryland and the State of Delaware, (v) the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of the parties with respect to the Merger, and (vi) the parties will report the Merger in a manner consistent with the opinion below and all applicable reporting requirements pursuant to the Code and the Regulations (as defined below) will be satisfied.

In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and Regulations by the courts and the IRS, all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing could adversely affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

Based upon and subject to the foregoing, and subject to the qualifications stated herein, we are of the opinion that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the Merger, the Company, Parent or any investment therein or with respect to any other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality, other than as expressly stated above. This opinion is expressed as of the date hereof, and we are under no obligation to, and we do not intend to, supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion has been prepared for you and it may not be used or relied upon by anyone else other than the Company, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

Circular 230 Disclosure

To ensure compliance with requirements imposed by the Internal Revenue Service, we hereby disclose that (i) any discussion of federal tax issues contained or referred to in this opinion was not written, and cannot be used for the purpose of avoiding penalties that may be imposed under the Code and (ii) this opinion is not intended or written to be used, and cannot be used, for the purpose of promoting, marketing or recommending to another party any transaction or matter addressed herein.

Very truly yours,